AMENDED AND RESTATED

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

dated as of

January 25, 2013

by and among

CHEMTURA CORPORATION,

SK BLUE HOLDINGS, LTD.

and

ADDIVANT USA HOLDINGS CORP.

EXHIBIT A	Assignment and Assumption Agreement
EXHIBIT B	Calculation Principles
EXHIBIT C	Form of Data Transfer Agreement
EXHIBIT D	French Assignment and Assumption Agreement

EXHIBIT E	French Offer Letter
EXHIBIT F	French Real Estate Transfer Agreement
EXHIBIT G	German Asset Sale Agreement
EXHIBIT H	German Assignment and Assumption Agreement
EXHIBIT I	German Real Estate Transfer Agreement
EXHIBIT J	Form of Guarantee
EXHIBIT K	License Agreement
EXHIBIT L	Promissory Notes
EXHIBIT M	Patent Assignment Agreement
EXHIBIT N	Preferred Stock Terms
EXHIBIT O	Product Supply Agreement
EXHIBIT P	Site Sharing and Supply Agreement
EXHIBIT Q	Trademark Assignment Agreement
EXHIBIT R	Transition Services Agreement
EXHIBIT S	Seller Disclosure Letter

AMENDED AND RESTATED ASSET PURCHASE AND CONTRIBUTION AGREEMENT

AMENDED AND RESTATED ASSET PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) dated as of January 24, 2013 by and among Chemtura Corporation, a Delaware corporation (“Seller”), SK Blue Holdings, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Buyer”), and Addivant USA Holdings Corp., a Delaware corporation (“Addivant Holdings”).

WITNESSETH:

WHEREAS, Seller indirectly owns (i) 65,553 shares (the “Asia JV Shares”) of capital stock, par value 100,000 South Korean won per share (the “Asia JV Stock”), of Asia Stabilizers Co., Ltd, a Korean company (“Asia JV”) and (ii) 26,950,000 shares (the “GSI JV Shares”, and together with the Asia JV Shares, the “JV Shares”) of the share capital, 1 Saudi Arabian Riyal per share (the “GSI JV Stock”), of Gulf Stabilizers Industries, Ltd., a limited liability organized and existing under the laws of the Kingdom of Saudi Arabia (“GSI JV” and, together with Asia JV, the “JVs”);

WHEREAS, Seller desires to sell the JV Shares and the Non-U.S. Purchased Assets (as defined below) and transfer the Non-U.S. Assumed Liabilities (as defined below) to Buyer, and Buyer desires to purchase all of the JV Shares and the Non-U.S. Purchased Assets and assume the Non-U.S. Assumed Liabilities from Seller upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Seller desires to contribute the U.S. Contributed Assets (as defined below) and transfer the U.S. Assumed Liabilities (as defined below) to Addivant Holdings or its wholly owned subsidiary Addivant USA, LLC, a Delaware limited liability company (which is treated as a disregarded entity for U.S. federal income tax purposes) (Addivant USA, LLC and its successors, “Addivant USA”), and Addivant Holdings desires to acquire, or to cause Addivant USA to acquire, all of the U.S. Contributed Assets and assume all of the U.S. Assumed Liabilities from Seller upon the terms and subject to the conditions set forth herein;

WHEREAS, it is intended that Seller’s contribution of the U.S. Contributed Assets and transfer of the U.S. Assumed Liabilities to Addivant Holdings or Addivant USA in exchange for the U.S. Purchase Price (including the issuance of the Preferred Stock) and Buyer’s acquisition of shares of common stock of Addivant Holdings from Addivant Holdings will, together, qualify as an exchange pursuant to Section 351 of the Code;

WHEREAS, Buyer and Seller have previously entered into that certain Asset Purchase Agreement dated as of November 9, 2012 and certain amendments thereto (collectively, the “Original APA”) which provided for the purchase all of the JV Shares and Purchased Assets and the assumption of the Assumed Liabilities from Seller upon the terms and subject to the conditions set forth therein;

WHEREAS, Buyer and Seller wish to amend and restate the Original APA such that the Original APA shall be of no further effect and shall be replaced in its entirety by the agreements set forth herein.

NOW THEREFORE,

the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01         Definitions. (a) As used herein, the following terms have the following meanings:

“Acquired Facilities” means the Business facilities located in (i) Morgantown, West Virginia, (ii) Bay Minette, Alabama, (iii) Waldkraiburg, Germany and (iv) Catenoy, France.

“Acquired Facilities Capex Budget” means the portion of the Capex Budget attributable to the Acquired Facilities and Asia JV.

“Accrued Liability” shall mean the aggregate present value, as of the applicable date of determination, of the accrued benefit of each Transferred Pension Plan Participant in the Seller Pension Plan, determined in accordance with Treasury Regulation Section 1.414(l)-1(b)(9) using the interest factors and other assumptions specified by the PBGC plan termination assumptions under Section 4044 of ERISA as in effect as of the applicable date of determination for an immediate or deferred annuity as appropriate for each Transferred Pension Plan Participant.

“Action” means any claim, action, suit, arbitration, charge, grievance, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral board or body.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided that none of the JVs shall be considered an Affiliate of Seller or any of its Affiliates.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Damages, the amount of such Damages shall be determined by taking into account (i) any Tax benefit actually realized by the Indemnified Party by way of a reduction in the amount of Taxes payable by such Indemnified Party as the result of sustaining such Damages and (ii) any Tax cost attributable to the payment or receipt of any indemnity payment with respect to such Damages.

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“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, writ, stipulation, determination, award, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A.

“Assumed Plans” means the Employee Plans set forth on Schedule 1.01(a).

“Base Closing Working Capital” means (i) with respect to the U.S. Dollar-Denominated Portion of the Business, an amount equal to $10,239,000, (ii) with respect to the U.S. Portion of the Business, an amount equal to $54,756,000 and (iii) with respect to the Euro-Denominated Portion of the Business, an amount equal to €47,765,000.

“Business” means the manufacturing, importing, using, offering for sale, and otherwise exploiting goods in, and providing services in connection with, additives used in monomers, polymers, plastics and rubbers for the purpose of providing anti-oxidant, UV stabilization, light stabilization, and polymer modification benefits, including but not limited to the following areas (but excluding (1) products whose primary purpose is promoting fire resistance, suppression or retardation; and (2) (a) additives used in any Seller Functional Fluids, (b) additives used in any fuels derived from petrochemicals, synthesis gas, microorganisms, microbes, plants, animals, or refining petroleum, and/or (c) additives used in any battery electrolytes including polycyclic amine derivatives, alkylated diphenylamines, alkylated phenylene diamines, and alkylated phenyl naphthylamines):

(i)          polymerization inhibitors and polymerization retarders (excluding material frequently referred to as inhibitors in fuels and lubricants);

(ii)         UV stabilizers and light stabilizers (including absorbers, excited state quenchers and radical scavengers) (excluding the use of UV stabilizers or light stabilizers as additives for Seller Retained Business) for materials;

(iii)        antioxidants, including both primary and secondary, used to maintain the structural integrity of (A) polymers, (B) plasticizers, (C) plastic parts, (D) coatings, (E) inks, (F) adhesives, (G) sealants, (H) rubber (excluding rubber used as a viscosity index improver in lubricants), (I) elastomers, and (J) other applications for which, during the preceding 24 months, the AO/UV business of Seller sold product;

(iv)        metal deactivators (excluding metal deactivators that are soluble in products included within Seller Retained Business and that are not produced using metal deactivator composition used by the AO/UV business of Seller within the 24 months preceding the date hereof);

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(v)         antioxidants, antiozonants, and shortstops used in the production of polymers and rubber;

(vi)        antioxidants used to maintain the structural integrity of rubber (excluding rubber used as a viscosity index improver in lubricants) and latex goods by protecting such materials from degradation caused by exposure to oxidants including air, nitrogen oxides, stress fatigue and thermal exposure; applications include but are not restricted to tires, automotive parts, industrial rubber goods, sponge rubber, and consumer goods;

(vii)       antiozonants used to maintain the structural integrity of rubber goods by protecting such materials from degradation caused by ozone;

(viii)      grafted polymers and all polyolefins and elastomers grafted with reactive olefinic species used as coupling agents, compatiblizers, impact modifiers, and surface modifiers (excluding coupling agents comprising silane-containing materials, coupling agents comprising organometallic materials, and products whose primary purpose is promoting fire resistance, suppression, or retardation);

(ix)         rubber additives (excluding additives used in conjunction with rubber used as a viscosity index improver in lubricants), including, but not limited to:

(A)         vulcanization accelerators used to modify the rate of crosslinking in the manufacture of rubber and latex goods;

(B)         agents that promote the bonding of rubber to tire cord; and

(C)         vulcanization retarders used to prevent the premature crosslinking of rubber during the manufacture of rubber goods; and

(D)         chemical foaming agents used in the manufacture of sponge and foam;

(x)          aqueous polyacrylic acid based material, and variants thereof, in all applications;

(xi)         alkylated phenols (for sale to third parties), cresols, and xylenols (made via phenols, cresols, and xylenols plus alkylating agent);

(xii)        phosphite-based products (except products whose primary purpose is promoting fire resistance, suppression, or retardation, products used for agricultural purposes, organometallic compounds, and Naugalube® TPP as permitted by the Cross License Agreement);

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(xiii)       blends of one or more additives used for (A) polymers, (B) plasticizers, (C) plastic parts, (D) coatings, (E) inks, (F) adhesives, (G) sealants, (H) rubber (excluding rubber used as a viscosity index improver in lubricants), (I) elastomers, and (J) other applications for which, during the 24 months preceding the date hereof, the AO/UV business of Seller sold products;

(xiv)      dispersions and emulsions of any of the products listed in items (i) to (xiii) above for use in (A) polymers, (B) plasticizers, (C) plastic parts, (D) coatings, (E) inks, (F) adhesives, (G) sealants, (H) rubber (excluding rubber used as a viscosity index improver in lubricants), (I) elastomers, and (J) other applications for which, during the past 24 months, the AO/UV business of Seller sold products;

provided that for purposes of Article 2, the businesses of the JVs shall not be considered part of the Business, but for all other purposes hereunder the businesses of the JV shall be considered part of the Business.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business IP Contract” means any Contract under which Intellectual Property Rights (including Business Intellectual Property Rights) or Software are licensed to or by Seller or any of its Affiliates or relating to the development of Intellectual Property Rights or Software, in each case, that is used or held for use primarily in the Business.

“Business Intellectual Property Rights” means all Intellectual Property Rights owned or co-owned by Seller or any of its Affiliates that is used or held for use primarily in the conduct of the Business by Seller or any of its Affiliates, including the Registered Intellectual Property set forth on Schedule 1.01(a), but excluding the Common Molecule IPR.

“Buyer Indemnifying Party” means, collectively, Buyer and any successor entity that acquires all or substantially all of the assets of the Business.

“Calculation Principles” means the accounting principles, methods and practices set forth on Exhibit B hereto.

“Capex Budget” means the Capital Expenditure Budget of the Business set forth on Schedule 1.01(a).

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“Cash Equivalents” means all cash equivalents, restricted cash, bank deposits (including deposited but uncleared deposits) and liquid investments, in each case of Seller and its Affiliates, whether restricted or unrestricted.

“Chemtura Corporation” means, for purposes of the GE Agreement and the GE Environmental Indemnity, Crompton Corporation or Chemtura Corporation.

“Closing Date” means the date of the Closing.

“Closing MRO” means MRO located at the Acquired Facilities, as of the close of business on the Closing Date, calculated in accordance with the Calculation Principles.

“Closing Working Capital” means, as of the close of business on the Closing Date, Trade Accounts Receivable (other than Trade Accounts Receivable from Seller or any of its Subsidiaries or Affiliates, but including Trade Accounts Receivable of the Business payable by any JV) plus Inventories, in each case calculated in accordance with the Calculation Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Molecule IPR” means all Intellectual Property Rights in existence as of the date hereof and as of the Closing Date that are required for the use, manufacture, sale, importation or other commercialization of solely the products set forth on Schedule A of the License Agreement.

“Common Stock” means 100,000 shares of common stock, par value $0.01 per share of Addivant Holdings.

“Confidentiality Agreement” means the letter agreement dated July 3, 2012 between Seller and SKCP Fund Management LLC.

“Contracts” means all binding contracts, subcontracts, agreements, leases, licenses, notes, mortgages, indentures, deeds of trust, sales and purchase orders and other commitments of any kind (whether written or oral).

“Damages” means all losses, damages, costs, expenses, Liabilities (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) or diminution in value. The joint and several liability pursuant to sec. 75 German Tax Act (Abgabenordnung) shall be considered “Damages” solely if and to the extent the notice of liability determining such secondary Tax Liability has become final and non-appealable.

“Data Transfer Agreement” means the Data Transfer Agreement between Buyer and the Affiliates of Seller set forth in Annex C thereto attached hereto as Exhibit C.

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“December Financials” means (i) the unaudited pro forma statement of net assets and liabilities of the Business as at December 31, 2011 and (ii) the unaudited pro forma consolidated statements of income of the Business for the twelve months ended December 31, 2011.

“Dedicated Assets” means the assets of the Business which are located at Retained Facilities and which are listed on Schedule 1.01(a) hereto.

“Disclosure Schedules” means the disclosure schedules dated as of the date hereof delivered by Seller to Buyer which form a part of this Agreement.

“Employee Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or other plan, program, policy, arrangement or agreement, whether written or oral, providing for present or future compensation or benefits to any Seller Business Employee (i) that is maintained, sponsored or contributed to by Seller, any of its Subsidiaries or any of their respective ERISA Affiliates or (ii) with respect to which Seller or any of its Subsidiaries could have any liability, including any change-in-control, severance, bonus, pension, profit-sharing, equity, equity-based compensation, incentive, deferred compensation, medical, dental, vision, prescription, disability, life insurance, vacation, fringe benefit or early retirement plan, program, policy, arrangement or agreement; provided, however, that the Transferred Pension Plan shall not be treated as an “Employee Plan” for purposes of this Agreement.

“Environmental Laws” means any Applicable Law concerning: (i) the environment, including with respect to pollution, contamination, cleanup, preservation, protection, and reclamation of the environment; (ii) any Release or threatened Release of any Hazardous Material, including any Remedial Action to address such Release or threatened Release; (iii) any human exposure to Hazardous Materials; and (iv) the effect of chemicals on human health and the environment, including without limitation REACH and TSCA.

“Environmental Liabilities” means all Liabilities (including the costs of any Remedial Action), whether existing or occurring prior to, on or after the Closing Date, that arise in connection with or in any way relate to the Business (as currently or previously conducted), the Purchased Assets or the Real Property (including the activities and operations conducted thereon and offsite disposal therefrom), whether known or unknown, accrued, absolute, contingent or otherwise, that in each case arise under or relate to any Environmental Law or any spill, release, emission, discharge, disposal or recycling of, or exposure to, any Hazardous Material, including all matters disclosed on Schedule 3.24.

“Equity Interest” of any Person means (i) shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, including, with respect to JVs and the JV Shares, respectively, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, and (iv) equity equivalents, interests in the ownership of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would at the relevant time be treated as a single employer under Section 414 of the Code.

“Euro”, “euro” “€” and “EUR” each means the lawful currency of the participating member states of the European Union adopted in accordance with the Treaty establishing the European Communities, as amended by the Treaty on European Union.

“Euro-Denominated Portion of the Business” means, (i) with respect to Working Capital, Base Closing Working Capital, Estimated Closing Working Capital and Closing Working Capital, all elements of Estimated Closing Working Capital and Closing Working Capital (calculated in accordance with the Calculation Principles) which relate to those Affiliates of Seller which are engaged in the Business and are organized under the laws of Switzerland or any country in continental Europe, (ii) with respect to Trade Accounts Payable, those Trade Accounts Payable which are payable by those Affiliates of Seller which are engaged in the Business and are organized under the laws of Switzerland or any country in continental Europe and (iii) with respect to Closing MRO, MRO which is held by those Affiliates of Seller which are engaged in the Business and are organized under the laws of Switzerland or any country in continental Europe.

“Financing Sources” means any entities that commit to providing or arranging or otherwise entering into agreements in connection with the Financing, the Financing Commitments or other financings in connection with the transactions contemplated hereby and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“French Assignment and Assumption Agreement” means the agreement (acte de cession de fonds de commerce) to be entered into by Chemtura France SAS, Chemtura Sales France SAS and an Affiliate of Buyer in connection with the transfer of the French Assets and the French Liabilities to Buyer in accordance with Article L. 141 et seq of the French Commercial Code and substantially in the form attached hereto as Exhibit D.

“French Offer Letter” means the Offer Letter dated November 9, 2012 from Buyer to Seller attached hereto as Exhibit E. For the avoidance of doubt, references to the “Asset Purchase Agreement” in the French Offer Letter shall mean references to this Agreement, and the French Assignment and Assumption Agreement substantially in the form attached as schedule 2 to the French Offer Letter shall be replaced by the amended version of such document in the form attached as Exhibit D.

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“French Real Estate” means the real property located at Chemin du Trou Bleuet Catenoy, 60600 France together with all buildings, integral parts and, to the extent owned by Chemtura France SAS, fixtures thereon.

“French Real Estate Transfer Agreement” means the agreement between Chemtura France SAS and an Affiliate of Buyer in the form attached as Exhibit F hereto.

“Fundamental Representations” means, (i) with respect to Seller, the representations and warranties contained in Sections 3.02, 3.08, 3.09, 3.15, 3.21, 3.24(b) and 3.25(e) through (j), and (ii) with respect to Buyer, the representations and warranties contained in Sections 4.02, 4.08, 4.10 and 4.11.

“GAAP” means generally accepted accounting principles in the United States.

“GE” means General Electric Company.

“GE Agreement” means the Purchase and Exchange Agreement by and between Crompton Corporation and General Electric Company dated as of April 24, 2003.

“GE Environmental Indemnity” means the obligations of GE pursuant to the GE Agreement to indemnify, defend and hold harmless Chemtura Corporation against any Losses (as that term is defined in the GE Agreement) and other responsibilities in respect of environmental matters pertaining to the Business facility located in Morgantown, West Virginia, including without limitation as set forth in Section 2.9 (Excluded GE Liabilities), Section 5B (Remediation of SC Environmental Conditions), and Section 9.3 (General Agreement to Indemnify) of the GE Agreement.

“German Asset Sale Agreement” means the agreement by and among German Seller and German Buyer relating to the purchase and sale of certain Purchased Assets as well as the assumption of certain Assumed Liabilities, executed and delivered in front of a German notary public on November 10, 2012 and included as Exhibit G hereto.

“German Assignment and Assumption Agreement” means the German Assignment and Assumption Agreement executed and delivered in front of a German notary public substantially in the form attached hereto as Exhibit H.

“German Buyer” means Blitz 12-273 GmbH (SK Blue Bavaria GmbH in future).

“German Purchase Price” means the aggregate purchase price to be paid by German Buyer to German Seller under the German Asset Sale Agreement and the German Real Estate Transfer Agreement in the amount of $15,051,272.

“German Real Estate” means the real property, registered in the Land Register (Grundbuch) of Waldkraiburg kept at the Local Court (Amtsgericht) of Mühldorf a. Inn, under vol. 140, folio 4293, plots 492/1, 458/83, 458/84 and 458/85, as well as under vol. 108, folio 3285, plots 493/2, 493/3, 16/2, 495 and 494, in each case together with all buildings and integral parts.

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“German Real Estate Transfer Agreement” means the agreement, by and among German Seller and German Buyer, relating to the purchase and sale as well as the conveyance of title of the German Real Estate, executed and delivered in front of a German notary public on November 10, 2012 and included as Exhibit I hereto.

“German Seller” means Chemtura Manufacturing Germany GmbH.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GSI JV Articles of Association” means the Articles of Association of the GSI JV as amended from time to time.

“GSI JV Amendment” means the amendment to the GSI JV Articles of Association reflecting the transfer of the GSI JV Shares to Buyer in the form reasonably agreed to by the parties.

“GSIS JV” means Gulf Stabilizers Industries Sales FZCO, a free zone company organized and existing under the laws of the United Arab Emirates.

“GSIS Receivable” means Seller’s indirect portion of the receivable from GSI JV to GSIS JV, which portion was equal to approximately $332,000 as of June 30, 2012.

“Guarantee” means the Guarantee by Addivant USA, each other ABL Borrower and ABL Guarantor (in each case as defined in the Notes in the form attached hereto as Exhibit J) in favor of Seller in its capacity as “Payee” under the Notes in the form attached hereto as Exhibit J.

“Hazardous Materials” means any waste, chemical, substance, product, pollutant or material, whether solid, liquid or gaseous, in each case, that (i) is or contains asbestos, polychlorinated biphenyls, radioactive material, oil or petroleum or any fraction thereof, (ii) requires removal, remediation or reporting under any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any applicable Governmental Authority under any applicable Environmental Law.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, at any time and with respect to any Person, (i) all indebtedness of such Person for borrowed money; (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including inventory, and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business); (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business); (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all obligations of such Person under capitalized leases; (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities and all obligations of such Person in respect of (x) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and (y) interest rate swap, cap or collar agreements and interest rate future or option contracts; and (vii) all Indebtedness referred to in clauses (i) through (vi) above guaranteed directly or indirectly by such Person.

“Intellectual Property Right” means all U.S. and foreign rights (and related priority rights) in, arising out of, or associated with: (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) trade secrets and all other confidential or proprietary information, know-how, inventions, processes (including manufacturing processes), formulae and formulations, models, and methodologies (excluding, for the avoidance of doubt, Patents) (“Trade Secrets”) and (v) all applications and registrations for the foregoing and any other type of proprietary intellectual property right, including the right to sue at law or in equity for all claims or causes of action arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and Damages therefrom.

“Inventories” means, as of a particular time, all raw materials, work-in-process materials, finished goods inventory, goods-in-transit and packaging materials used or held for use by the Business (excluding the JVs) including those on consignment where the Business (excluding the JVs) is the consignor or held in the possession of any third party, but excluding raw materials and work-in-process materials held at the Retained Facilities (other than any Retained Facility which is a warehouse) other than raw materials and work-in-process materials held at the Pedrengo Facility which are attributable to the Business, provided that, for the avoidance of doubt, MRO shall not be considered Inventory.

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“IT Applications” means the technology set forth on Schedule 7.17.

“JV Debt Guarantees” means the guarantee agreements identified on Schedule 1.01(a).

“JV Documents” means the documents identified on Schedule 1.01(a).

“JV Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or other plan, program, policy, arrangement or agreement, whether written or oral, providing for present or future compensation or benefits to any employee of any JV or any of its Subsidiaries (i) that is maintained, sponsored or contributed to by any JV, any of its Subsidiaries or any of their respective ERISA Affiliates or (ii) with respect to which any JV or any of its Subsidiaries could have any liability, including any change-in-control, severance, bonus, pension, profit-sharing, equity, equity-based compensation, incentive, deferred compensation, medical, dental, vision, prescription, disability, life insurance, vacation or fringe benefit plan, program, policy, arrangement or agreement.

“knowledge of Seller,” “Seller’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge (after due inquiry) of Peter Smith, Kevin Maher, Alan Schutzman, Anne Noonan, Steven Schmedlin, Michael McCloskey, Don Culhane, Maurizio Polla (only with respect to matters regarding the Pedrengo Facility and the portion of the Business with respect thereto), Kirstin Etela (only with respect to environmental regulatory matters), Raman Iyer (only with respect to environmental matters), Mohammed Badawi Mahgoub (only with respect to matters relating to GSI JV), Wangoo Cho (only with respect to matters related to Asia JV) and George Romanik (only with respect to intellectual property matters).

“Liabilities” of a Person means any debt, liability, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, determined, determinable or otherwise, or due or to become due) of every kind and description and including all costs and expenses related thereto, whether or not required by GAAP to be accrued on the financial statements of such Person.

“License Agreement” means the Cross-License Agreement dated as of the Closing Date in the form attached hereto as Exhibit K.

“Licensed Intellectual Property” means Intellectual Property Rights licensed by Seller or its Affiliates from third parties and used or held for use by Seller or its Affiliates in the Business (other than Business Intellectual Property Rights).

“Licenses” means all of the licenses, permits, registrations, certifications, approvals and other governmental authorizations required for the ownership, leasing or operation of the Business, the Purchased Assets and the Real Property as conducted as of the Original APA Date.

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“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, preference, priority, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, order, option, warrant, right of first refusal, title retention agreement, easement, profit, judgment, servitude, right of way or covenant.

“LRP” means the Long Range Plan of the Business provided to Buyer prior to the date hereof.

“LTM Average Trade Accounts Payable” means (i) the sum of Trade Accounts Payable as of the close of business on the last day of each month during the 12-month period ended September 30, 2012 as calculated in accordance with the Calculation Principles divided by (ii) 12.

“Major Countries” means (i) the United States, (ii) Canada, (iii) Mexico, (iv) China, (v) Japan and (vi) each European country in which, as of the date hereof, the Business (including the JVs) (A) manufactures products with aggregate sales of at least $2 million or (B) otherwise has revenues of at least $2 million, in the case of clauses (A) and (B) during the prior twelve (12) months.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Business, the JVs, the Purchased Assets and the Assumed Liabilities, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement, excluding, for purposes of clause (i) only, any effect resulting from (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Business or any JV operates, (B) changes in the financial or securities markets (including the banking or currency markets) or changes in the general economic or political conditions in the United States or abroad, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Business or any JV operates, (D) acts of war (whether or not declared), sabotage or terrorism or natural disasters or any escalation or worsening thereof, (E) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (F) any changes in interest rates generally or in a relevant market, (G) any failure of the Business, any JV, Seller or any Affiliate of Seller to meet any internal or published or third party budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (G) shall not prevent Buyer from asserting that any fact or circumstance that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect) or (H) any failure to obtain or delay in obtaining any regulatory approval necessary to market or commercialize Weston 705; provided, that any adverse effects referred to in clauses (A), (B), (C), (D) or (F) shall be excluded only to the extent that such matters do not have a disproportionate impact on the Business relative to other businesses which operate in the same industries and geographies as the Business.

“MRO” means maintenance, repair and operating supplies of the Business (excluding the JVs).

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“Non-U.S. Assumed Liabilities” mean all the Assumed Liabilities other than the U.S. Assumed Liabilities.

“Non-U.S. Purchased Assets” means all the Purchased Assets other than the U.S. Contributed Assets.

“Note” means each of (i) a promissory note, in the form attached hereto as Exhibit L, to be issued at the Closing by Addivant Switzerland GmbH and (ii) if issued pursuant to Section 9.12, a promissory note, in the form attached hereto as Exhibit L, to be issued by Addivant USA, in each case to Seller or an Affiliate of Seller.

“Original APA Date” means November 9, 2012.

“Patent Assignment Agreement” means the Patent Assignment Agreement dated as of the Closing Date in the form attached hereto as Exhibit M.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pedrengo Assets” means those assets set forth on Schedule 5.04(a).

“Pedrengo Facility” means the facility of Seller located in Pedrengo, Italy.

“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Preferred Stock” means 9,176.689 shares of Series A preferred stock of Addivant Holdings, the material terms of which are set forth on the term sheet attached as Exhibit N hereto.

“Product Supply Agreement” means the Product Supply Agreement dated as of the Closing Date in the form attached hereto as Exhibit O.

“R&D Assets” means all machinery, equipment, hardware, spare parts, tools, test equipment, furniture, fixtures, vehicles and other personal property related primarily to the Business and located in Seller’s research and development facilities in (i) Trafford Park, UK, (ii) Nanjing, China and (iii) Naugatuck, Connecticut, including such assets set forth on Schedule 1.01(a).

“REACH” means Regulation (EC) No. 1907/2006 of the European Parliament and of the Council of 18 December 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals, O.J. 2006 L 396/1, as amended from time to time.

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“Registered Intellectual Property” means all United States and foreign: (i) issued Patents and Patent applications; (ii) Trademark registrations and Trademark registration applications; (iii) Internet domain names; and (iv) Copyright registrations and Copyright registration applications.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration at, into or onto the environment, including movement through or in the environment, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Remedial Action” means any investigation, remediation, clean-up, abatement, removal or monitoring (or words of similar import) of Hazardous Materials.

“Representatives” means, when used with respect to a Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Person and its Subsidiaries.

“Retained Environmental Liabilities” means Environmental Liabilities to the extent relating to (i) any third party waste disposal site in relation to any transportation by or on behalf of Seller or its Affiliates, prior to the Closing Date, of Hazardous Materials from the Real Property to any other third-party facility for disposal; (ii) any real properties that were previously owned, leased or operated by Seller or its Affiliates in connection with the Business but which are not owned, leased or operated by Seller or its Affiliates as of the date hereof; (iii) any action, suit or proceeding by any third party to the extent alleging personal injury from human exposure to Hazardous Materials in any product of the Business but only to the extent such specific product was actually manufactured, assembled, distributed, supplied and sold by Seller or any predecessor or Affiliate of Seller prior to the Closing Date; (iv) all Damages for which GE is contractually obligated to indemnify Chemtura Corporation pursuant to the GE Environmental Indemnity but only to the extent of any such Damages that are paid or incurred by GE; and (v) any businesses of Seller other than the Business (as currently or previously conducted).

“Retained Facilities” means all facilities owned, leased or operated by Seller and its Affiliates (for the avoidance of doubt, excluding the JVs) other than the Acquired Facilities.

“Retained Plans” means, all Employee Plans other than (i) the Assumed Plans and (ii) the Transferred Pension Plan.

“SAR” means the lawful currency of the Kingdom of Saudi Arabia.

“Saudi Arabian Ministry of Commerce and Industry” means the Ministry of Commerce and Industry of the Kingdom of Saudi Arabia.

“Saudi Arabian General Investment Authority” means the General Investment Authority of the Kingdom of Saudi Arabia.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission from time to time thereunder (or under any successor statute).

“Seller Intellectual Property” means all Intellectual Property Rights owned, used or held for use by Seller and its Affiliates in connection with the Business, including the Business Intellectual Property Rights and Licensed Intellectual Property.

“Seller Functional Fluids” means any and all (i) lubricants, lubricating oils and greases, including for use in internal combustion engines, gears, turbines, compressors, transmissions or chains, (ii) metalworking fluids, including for use in grinding, sawing, drilling or forming, (iii) heat transfer fluids, (iv) cooling fluids, (v) hydraulic fluids and (vi) transformer fluids.

“Shared Asset” means any tangible personal property, other than Inventories, held by or located in any of the Retained Facilities; provided that the Shared Assets do not include the Pedrengo Assets, the Dedicated Assets or the R&D Assets.

“Site Sharing and Supply Agreement” means the Site Sharing and Supply Agreement dated as of the Closing Date in the form attached hereto as Exhibit P.

“SOCPA” means the Saudi Organization for Certified Public Accountants.

“Software” means (i) software, firmware, middleware and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, (ii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (iii) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“Stockholders’ Agreement” means a stockholders’ agreement of Addivant Holdings on the terms set forth on Exhibit N hereto, in form reasonably acceptable to Buyer and Seller, to be executed by Buyer, Seller and Addivant Holdings.

“Subsidiary” means, with respect to any entity, any other entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first entity or (ii) such first entity is a general partner or managing member; provided that none of the JVs nor GSIS JV shall be considered a Subsidiary of Seller or any of its Affiliates.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing whether as a primary obligor or arising as a result of being or having been a member of any consolidated, combined, unitary or other group, as transferee or successor.

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“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority including any attachments thereto and any amendment thereof.

“Trade Accounts Payable” means, as of a particular time, the accrued liabilities and the net trade accounts payable of the Business.

“Trade Accounts Receivable” means, as of a particular time, the net trade accounts receivable and notes receivable of the Business (including receivables from Seller, Seller’s Affiliates and the JVs).

“Trademark Assignment Agreement” means the Trademark Assignment Agreement dated as of the Closing Date in the form attached hereto as Exhibit Q.

“Transaction Documents” means each of (i) this Agreement, (ii) the Product Supply Agreement, (iii) the License Agreement, (iv) the Transition Services Agreement, (v) the Assignment and Assumption Agreement, (vi) the Patent Assignment Agreement, (vii) the Trademark Assignment Agreement, (viii) the French Offer Letter, (ix) the German Asset Sale Agreement, (x) the German Assignment and Assumption Agreement, (xi) the German Real Estate Transfer Agreement, (xii) the GSI JV Amendment, (xiii) the French Assignment and Assumption Agreement, (xiv) the French Real Estate Transfer Agreement, (xv) the Notes, (xvi) the Product Supply Agreement, (xvii) the Site Sharing and Supply Agreement, (xviii) the Data Transfer Agreement, (xix) the Stockholders’ Agreement, (xx) the Guarantee and (xxi) any bill of sale, stock power or similar instrument of transfer delivered pursuant hereto.

“Transferred Pension Plan PBO” means the aggregate projected benefit obligation for the Transferred Pension Plan Participants determined under GAAP, consistently applied, as of the Closing Date, using (i) Towers Watson’s proprietary RATE:Link software using the 40th-90th percentiles of available bonds as of the final day of the last complete calendar month that occurs prior to the Closing Date (or as of the Closing Date if the Closing Date occurs on the final day of a calendar month) in order to determine the interest rates for retirees, terminated vested and active participants, (ii) separate mortality rates for non-annuitants (based on RP-2000 “Employees” table without collar or amount adjustments, projected to 2028 using Scale AA) and annuitants (based on RP-2000 “Healthy Annuitants” table without collar or amount adjustments, projected to 2020 using Scale AA) and (iii) all other demographic assumptions used for the January 1, 2012 valuation of the Seller Pension Plan, which may be updated as agreed between Buyer’s actuary and Seller’s actuary

“Transition Services Agreement” means the Transition Services Agreement dated as of the Closing Date in the form attached hereto as Exhibit R.

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“TSCA” means the Toxic Substance Control Act of 1976, 15 U.S.C. §§2601-2692, as amended from time to time.

“U.S. Assumed Liabilities” means all Assumed Liabilities which, immediately prior to the Closing, are Liabilities of Seller, including, for the avoidance of doubt the Liabilities under, relating to or in respect of the Transferred Pension Plan, and such other Assumed Liabilities as Buyer and Seller may mutually agree pursuant to Section 2.09(c) not less than five (5) Business Days prior to the Closing Date.

“U.S. Contributed Assets” means all Purchased Assets which, immediately prior to the Closing, are held by Seller, the receivable relating to the shareholder loan to GSI, the Purchased Assets specified in Section 2.02(s) and such other Purchased Assets as Buyer and Seller may mutually agree pursuant to Section 2.09(c) not less than five (5) Business Days prior to the Closing Date.

"U.S. Dollar", "Dollar", "U.S.$", "$" and "USD" each means the lawful currency of the United States of America.

“U.S. Dollar-Denominated Portion of the Business” means, (i) with respect to Working Capital, Base Closing Working Capital, Estimated Closing Working Capital and Closing Working Capital, all elements of Estimated Closing Working Capital and Closing Working Capital (calculated in accordance with the Calculation Principles) which relate to those Affiliates of Seller which are engaged in the Business (other than the U.S. Portion of the Business) and which are organized in a country other than Switzerland or any country in continental Europe and (ii) with respect to Trade Accounts Payable, those Trade Accounts Payable which are payable by those Affiliates of Seller which are engaged in the Business and are organized under the laws of a country other than Switzerland or any country in continental Europe.

“U.S. Portion of the Business” means, (i) with respect to Working Capital, Base Closing Working Capital, Estimated Closing Working Capital and Closing Working Capital, all elements of Estimated Closing Working Capital and Closing Working Capital (calculated in accordance with the Calculation Principles) which relate to Seller and (ii) with respect to Closing MRO, MRO which is held by Seller.

“VAT” means value added tax.

“Working Capital” means, as of any given date, the Trade Accounts Receivable (other than Trade Accounts Receivable from Seller, or any of its Subsidiaries or Affiliates, but including Trade Accounts Receivable of the Business payable by any JV) plus Inventories as of such date, in each case calculated in accordance with the Calculation Principles; provided that Working Capital shall not include the “Other Current Assets” and “Other Non-Current Assets” in each case in the column entitled “Purchased Assets and Assumed Liabilities” on the statement of net assets and liabilities of the Business as at June 30, 2012 included in the Financial Information.

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(a)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
358(h)(1) Liabilities	8.03
358(h)(1) Schedule	8.03
Additional Pension Note	9.12(b)
Addivant Indemnitors	9.13(a)
Addivant Holdings	Preamble
Addivant USA	Recitals
Agreement	Preamble
Allocation Statement	2.07(a)
Anticipated Net Transferred Pension Liability	9.12(a)
Asia JV	Recitals
Asia JV Asset	5.04(a)
Asia JV Audited Financial Statements	3.05(a)
Asia JV Shares	Recitals
Asia JV Stock	Recitals
Assumed Employment Liabilities	2.04
Assumed Liabilities	2.04
Auditor	2.07(b)
Basket Amount	11.02(a)
Bonus	9.05
Bonus Eligible Employee	9.05
Bonus Year	9.05
Business Contracts	2.02(d)
Buyer	Preamble
Buyer Indemnified Parties	11.02(a)
Buyer Plans	9.01(a)
Cap	11.02(a)
Catenoy Asset	5.04(a)
Catenoy FA Requirements	7.04
Closing	2.08(a)
Closing MRO Schedule	7.14(a)
Closing Working Capital Schedule	2.10(a)
Company Products	3.16
Company Securities	3.08(b)
Compliant Offer	9.03
Consultation Process	2.01(c)
Continuing Employee	9.01(a)
Debt Financing	4.05
Debt Financing Commitment	4.05
De Minimis Amount	11.02(a)
DOL	9.13(a)

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Term	Section
Employee List	3.22(b)
Employee Plans	1.01(a)
Environmental Matters	11.06(b)
End Date	12.01(b)
Equity Financing	4.05
Equity Financing Commitment	4.05
Equity Investor	4.05
Estimated Closing Working Capital	2.08(b)
Excluded Assets	2.03
Excluded Liabilities	2.05
Excluded Records	2.03(o)
Existing Environmental Orders	7.10
FCPA	3.26(a)
Final Closing MRO	7.14(e)
Final Closing Working Capital	2.11(a)
Financing	4.05
Financing Alternative	7.13(d)
Financial Information	3.04(a)
Financing Commitments	4.05
French Assets	2.01(c)
French Going Concern Purchase Price	2.01(d)
French Liabilities	2.01(c)
French Purchase Price	2.01(d)
French Real Estate Price	2.01(d)
GE Claim	11.06(d)(i)
GE Reimbursement Amount	1.01
GSI Financial Information	3.06(a)
GSI JV	Recitals
GSI JV Audited Financial Statements	3.06(a)
GSI JV Shares	Recitals
GSI JV Stock	Recitals
GSI Reporting Package	3.06(a)
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Information Systems	3.19(i)
Initial Pension Note	9.12(a)
Initial Pension Transfer Amount	9.11(c)
Insurance Policy	7.04(b)
IRS	9.11(b)
JV Shares	Recitals
JVs	Recitals
Key Employee	5.01(a)(iv)
Korean GAAP	3.05(a)

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Term	Section
KTN Asset	5.04(a)
Leave Return Date	9.01(a)
Major Country Patents and Trademarks	5.05
Material Contracts	3.11(a)
Money Market Account	9.11(d)
Net Transferred Pension Liability	9.12
Non-Core Employee	3.22(b)
Non-Major Country Patents and Trademarks	5.05
Non-US Antitrust Laws	7.02(b)(ii)
Non-U.S. Purchase Price	2.07(a)
OFAC	3.26(d)
Offer	2.01(d)
Original APA	Recitals
Pedrengo Inventory Costs	5.04(b)
Pedrengo Transfer Costs	5.04(a)
Pension Transfer Amount	9.11(c)
Pension Transfer Liability	9.11(c)
Pension True-Up Amount	9.11(d)
Permits	3.14(a)
Permitted Liens	3.18(b)(v)
Post-Closing Tax Period	8.01(b)
Pro Rata Bonus	9.05
Purchase Price	2.07(a)
Purchased Assets	2.02
Real Property	3.18(a)
Related Persons	3.27
Required Financing Alternative	7.13(c)
Seller	Preamble
Seller Business Employee	3.22(b)
Seller Indemnified Parties	11.02(b)
Seller Pension Plan	9.11(a)
Seller’s Marks	2.03(d)
Specified Assets	2.09(b)
Surety Bond	7.04(b)(i)
Third Party Claim	11.03
Third Party Rights	2.06
Trafford Park Asset	5.04(a)
Transactions	7.02(c)(i)
Transfer Taxes	8.01(c)
Transferred Pension Indemnification Period	9.13(b)
Transferred Pension Plan	9.11(b)
Transferred Pension Plan Participant	9.11(a)
Unknown Pre-Closing Environmental Liabilities	11.02(a)(iii)

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Term	Section
U.S. Purchase Price	2.07(a)
USW	9.06
Waldkraiburg Asset	5.04(a)
WARN Act	7.08
Warranty Breach	11.02(a)(i)

Section 1.02         Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

Purchase and Sale

Section 2.01         Purchase and Sale of JV Shares and transfer of the French Assets and French Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, and to cause its Affiliates to sell, to Buyer or to Buyer’s designated Subsidiaries, and Buyer agrees to purchase, or to cause one of its Subsidiaries designated not less than two (2) Business Days prior to the Closing Date to purchase, from Seller and its Affiliates, the JV Shares, free and clear of all Liens, at the Closing.

(b)          Notwithstanding anything to the contrary contained herein, Sections 2.02 through 2.05 and Section 11.02(a)(iii) shall not apply to the assets and liabilities of the JVs and none of such assets or liabilities shall constitute Purchased Assets, Excluded Assets, Assumed Liabilities, Excluded Liabilities or Unknown Pre-Closing Environmental Liabilities; provided that the foregoing shall not limit any representation or warranty made by Seller with respect to any JV or any indemnification with respect to breaches or inaccuracies thereof.

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(c)          The parties acknowledge that, under the French labor code (code du travail), the competent employees’ representatives bodies of Chemtura France SAS must be informed and consulted (such process of informing and consulting, the “Consultation Process”) with respect to the sale of the assets of Chemtura France SAS of the type described in the definition of Purchased Assets (the “French Assets”) and the assumption of the liabilities of Chemtura France SAS of the type described in the definition of Assumed Liabilities (the “French Liabilities”) before Seller can commit to the sale of the French Assets and the French Liabilities.

(d)          On the terms and conditions set forth in the French Offer Letter (which was delivered pursuant to the Original APA), including the price specified therein for the transfer of the French Assets (excluding the French Real Estate) and the assumption of the French Liabilities (the “French Going Concern Purchase Price”) and the price specified therein for the transfer of the French Real Estate (the “French Real Estate Price” and, together with the French Going Concern Purchase Price, the “French Purchase Price”), Buyer has irrevocably offered to acquire the French Assets and assume the French Liabilities, subject to the provisions of Article 10 hereof (the “Offer”), and Seller hereby confirms that Chemtura France SAS has satisfied its obligations with respect to the Consultation Process and that Chemtura France SAS hereby accepts the Offer as set forth in the French Offer Letter (as amended, mutatis mutandis by this Agreement). The Parties hereby agree that, for purposes of this Agreement (i) the Purchased Assets shall include the French Assets, (ii) the Assumed Liabilities include the French Liabilities, (iii) the French Assets and the French Liabilities shall be considered part of the Business and (iv) the Non-U.S. Purchase Price to be paid on Closing by Buyer to Seller shall include the French Purchase Price. For the avoidance of doubt, the parties acknowledge and agree that acceptance of the Offer is effective without delivery of the Acceptance Notice which is attached as an exhibit to the French Offer Letter.

Section 2.02         Purchase and Sale of the Purchased Asset . Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase, or to cause one of its Subsidiaries designated not less than two (2) Business Days prior to the Closing Date to purchase, from Seller and its Affiliates and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer, or to Buyer’s designated Subsidiary, at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s and its Affiliates’ right, title and interest in, to and under all assets, properties and businesses, of every kind and description, owned, held or used primarily in the conduct of the Business by Seller and its Affiliates, in each case as the same shall exist on the Closing Date (collectively, the “Purchased Assets”), including all right, title and interest of Seller and its Affiliates in, to and under the following Purchased Assets:

(a)          the real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures and improvements erected thereon listed on Schedule 3.18(a);

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(b)          all machinery, equipment, hardware, spare parts, tools, test equipment, furniture, fixtures, vehicles and other personal property and interests therein, including the Dedicated Assets and the R&D Assets;

(c)          all information technology assets, including those listed on Schedule 2.02(c);

(d)          all Contracts to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound (the “Business Contracts”) and the Business IP Contracts, including the Material Contracts listed on Schedule 3.11 (it being understood that, notwithstanding anything in this Section 2.02 to the contrary, no Contracts related to any Intellectual Property Rights, Software or the development of technology shall be deemed to be included in the Purchased Assets other than the Business IP Contracts);

(e)          all Business Intellectual Property Rights (it being understood that, notwithstanding anything in this Section 2.02 to the contrary, no Intellectual Property Rights shall be deemed to be included in the Purchased Assets other than the Business Intellectual Property Rights);

(f)          all accounts, notes and other receivables, including all Trade Accounts Receivable and any other receivable due from GSI JV;

(g)          all credits, deferred charges, advanced payments, claims for refund, rebate or reimbursement and prepaid expenses, including leases and rentals;

(h)          all licenses, permits, franchises, qualifications, orders or other governmental authorizations, or waivers of any of the foregoing, including those set forth on Schedule 2.02(h);

(i)          all books, records, ledgers, documents, correspondence, lists, plans, specifications, plats, surveys, drawings, advertising and promotional materials, financial statements, internal audits or compliance reports, health and safety reports, files and papers, whether in hard copy or computer format, including any information relating to any Tax imposed on the Purchased Assets and personnel records for all Continuing Employees (excluding personnel records that cannot be transferred to Buyer in compliance with Applicable Law), including all pending, interim and final analytical data, physical and chemical properties data, toxicological and environmental data and exposure-related data;

(j)          all rights under or pursuant to warranties, representations or guarantees made by suppliers, manufacturers or contractors in connection with products or services provided with respect to the Business and all causes of action against third parties relating to the Business;

(k)          all goodwill associated with the Purchased Assets;

(l)          subject to Section 5.04, the Pedrengo Assets;

(m)          all Inventories and MRO other than MRO at the Retained Facilities, provided that MRO attributable to the Business at the Pedrengo Facility shall be Purchased Assets (for the avoidance of doubt, any raw materials or work in process materials held at Retained Facilities that are warehouses shall be Purchased Assets);

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(n)          the Trademarks and names set forth on Schedule 2.02(n) and all goodwill associated therewith;

(o)          all assets relating to the Assumed Plans, provided that, to the extent Buyer does not assume all Liabilities relating to a particular Assumed Plan, then Purchased Assets shall, with respect to such Assumed Plan, include only the portion of such Assets relating to such Liabilities assumed by Buyer, as determined using reasonable actuarial assumptions to the extent the portion of such Assets relating to such assumed Liabilities is not otherwise readily determinable;

(p)          all utility assurance deposits and deposits for customs bonds, including those set forth on Schedule 2.02(p);

(q)          any proceeds held in that certain trust fund established with Deutsche Bank AG by Chemtura Corporation as grantor for the benefit of the Alabama Department of Environmental Management related to that certain Deutsche Bank AG irrevocable standby letter of credit number DBS-16071 previously established for the benefit of the Alabama Department of Environmental Management by the applicant Chemtura Corporation, a statement of which account as of December 31, 2012 is attached as Schedule 2.02(q) hereto;

(r)          all Tax refunds with respect to any Tax for which Buyer is liable pursuant to this Agreement; and

(s)          the assets corresponding to the Pension Transfer Amount, as determined pursuant to Section 9.11.

Notwithstanding anything to the contrary in this Agreement, for all purposes under this Agreement (including the representations and warranties set forth in Article 3, the covenants set forth in Article 5 and Article 7 and any indemnification with respect to the foregoing) except this Section 2.02, the German Real Estate shall be deemed to be a Purchased Asset.

Section 2.03         Excluded Assets. Buyer expressly understands and agrees that all of the assets of Seller and its Affiliates other than the Purchased Assets shall remain the property of Seller and its Affiliates (collectively, the “Excluded Assets”). Notwithstanding anything to the contrary contained herein, including the definition of Purchased Assets, Excluded Assets shall include the following:

(a)          all of the cash on hand and in banks and Cash Equivalents of Seller and its Affiliates (other than the cash on hand and in banks and Cash Equivalents of the JVs), including those set forth on Schedule 5.10;

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(b)          all raw materials, MRO and work-in-process materials held at the Retained Facilities, other than raw materials, MRO and work-in-process materials held at the Pedrengo Facility attributable to the Business;

(c)          subject to Section 5.06, insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder;

(d)          the Trademarks and names set forth on Schedule 2.03(d) and all goodwill associated therewith (the “Seller’s Marks”);

(e)          the Common Molecule IPR;

(f)          all rights and interests of Seller and its Affiliates in and to information technology assets located in Naugatuck, Connecticut, Middlebury, Connecticut or West Lafayette, Indiana not listed on Schedule 2.02(c);

(g)          all Intellectual Property Rights owned by Seller or its Affiliates other than the Business Intellectual Property Rights;

(h)          all minute books and corporate records of Seller and its Affiliates to the extent not relating primarily to the Business;

(i)          all records relating to the current or former employees or consultants of the Business, other than such employee and consultant records relating to the Continuing Employees which can be transferred to Buyer in compliance with Applicable Law;

(j)          the Retained Facilities;

(k)          the Shared Assets;

(l)          the property, leases and other interests in real property other than those described on Schedule 3.18(a);

(m)          all rights of Seller and its Affiliates arising under this Agreement or the transactions contemplated hereby;

(n)          all of the rights and interests of Seller and its Affiliates in and to (i) all internal correspondence and correspondence with outside counsel in connection with the sale of the Business, (ii) the Confidentiality Agreement and the Transaction Documents, and (iii) all books, records, files and papers, whether in hard copy or computer format, that are primarily related to analysis of the Transaction Documents or the transactions contemplated thereby;

(o)          all of the rights and interests of Seller and its Affiliates in and to all information, files, records, data, plans, contracts and recorded knowledge to the extent that any of the foregoing are comprised of written materials that Seller or any of its Affiliates is required by Applicable Law to retain (collectively, the “Excluded Records”); provided that promptly after Closing, Seller shall provide (or caused to be provided) a copy of all such Excluded Records to Buyer to the extent permitted by Applicable Law;

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(p)          any legal or beneficial interest in the share capital of Seller or any of its Affiliates other than the JV Shares;

(q)          any licenses, permits, franchises, qualifications, orders or other governmental authorizations, or waivers of any of the foregoing listed on Schedule 2.03(q);

(r)          any amounts owed by Seller or any of its Affiliates (to the extent not engaged in the Business) to the Business (other than Trade Accounts Receivable);

(s)          all tax refunds with respect to any Tax for which Seller is liable pursuant to this Agreement;

(t)          all assets relating to any Retained Plan and, if Seller retains Liabilities relating to an Assumed Plan, a portion of the Assets relating to such Assumed Plan to the extent related to such retained Liabilities, as determined using reasonable actuarial assumptions to the extent the portion of such Assets relating to such retained Liabilities is not otherwise readily determinable;

(u)          the German Real Estate;

(v)         all Contracts related to Intellectual Property Rights, Software or the development of technology other than the Business IP Contracts;

(w)          any shares of capital stock of GSIS JV; and

(x)          all other assets set forth on Schedule 2.03.

Section 2.04         Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, effective at the time of the Closing, Buyer agrees to assume, or to cause one of its Subsidiaries designated not less than two (2) Business Days prior to the Closing Date to assume, the following Liabilities relating to or arising out of the Purchased Assets or the Business (the “Assumed Liabilities”):

(a)          all Liabilities of Seller or any of its Affiliates under any Business Contract or Business IP Contract, but only to the extent such Liabilities do not arise out of any act, conduct or failure to act in an ordinary and reasonable manner with respect to any such Contract prior to the Closing;

(b)          subject to Section 11.02(a), all Environmental Liabilities, but excluding the Retained Environmental Liabilities (which, for the avoidance of doubt, are Excluded Liabilities pursuant to Section 2.05(d));

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(c)          all Liabilities for Taxes with respect to the Business or the Purchased Assets with respect to the Post-Closing Tax Period; provided that Taxes described in Sections 8.01(b), 8.01(c), 8.01(e) and 8.01(f) shall be paid in the manner set forth in Section 8.01 hereof;

(d)          all Liabilities in respect of or relating to (i) the Assumed Plans, to the extent such Liabilities relate to Continuing Employees or any Seller Business Employee to whom Buyer is obligated under this Agreement to make an offer of employment who (x) does not receive such offer or (y) rejects such offer from Buyer or one of its Affiliates that is not a Compliant Offer, (ii) the employment (or separation therefrom) of any Continuing Employee with Buyer or its Affiliates on or after the Closing Date and (iii) Buyer’s obligations under Section 7.08 and Article 9 of this Agreement (collectively, the “Assumed Employment Liabilities”);

(e)          subject to Section 6.03, all Liabilities in respect of the JV Debt Guarantees, but only to the extent such Liabilities do not arise out of any act, conduct or failure to act in an ordinary and reasonable manner with respect to such JV Debt Guarantees prior to the Closing; and

(f)          all other Liabilities set forth on Schedule 2.04; and

(g)          all Liabilities under, in respect of or relating to the Transferred Pension Plan.

Section 2.05         Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer and its designated Subsidiaries are assuming only the Assumed Liabilities and are not assuming any other Liability of Seller or any of its Affiliates of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of Seller and its Affiliates (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities include:

(a)          all Liabilities for Taxes (i) with respect to the Business or the Purchased Assets with respect to any Pre-Closing Tax Period, (ii) of Seller or its Affiliates with respect to any taxable period, including any Liability for such Taxes that arise as a result of the transactions contemplated by this Agreement and including any joint or several Liability pursuant to sec. 75 German Tax Act (Abgabenordnung), Article 1684 of the French General Tax Code (Code général des impôts) and Treasury Regulation Section 1.1502-6 or similar provisions; provided that Taxes described in Sections 8.01(b), 8.01(c), 8.01(e) and 8.01(f) shall be paid in the manner set forth in Section 8.01 hereof and (iii) with respect to GSI JV with respect to a Pre-Closing Tax Period to the extent attributable to the removal, abatement, repeal or unavailability of a Tax holiday in the Kingdom of Saudi Arabia for the period (or portion of a period) ending on or prior to July 1, 2012;

(b)          the Indebtedness of Seller and its Affiliates (other than the JV Debt Guarantees);

(c)          any Trade Accounts Payable;

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(d)          the Retained Environmental Liabilities;

(e)          except as otherwise expressly provided in this Agreement, all Liabilities in respect of or relating to (i) the Retained Plans, (ii) the Assumed Plans, except to the extent such Liabilities relate to Continuing Employees or any Seller Business Employee to whom Buyer is obligated under this Agreement to make an offer of employment who (x) does not receive such offer or (y) rejects such offer from Buyer or one of its Affiliates that is not a Compliant Offer, or (iii) Seller’s or any Affiliate of Seller’s employment or other service relationship with any current or former employee or other service provider or the termination thereof, including all claims and causes of action, whether know or unknown, and all accrued payroll, benefits, banked overtime and vacation or paid time off relating thereto, other than Liabilities under, in respect of or relating to the Transferred Pension Plan (collectively, the “Retained Employment Liabilities”);

(f)          any costs or accrual to obtain (i) any REACH registrations, (ii) any approval of or registration with the FDA in respect of Weston 705 or (iii) any registration of the trademark described in Section 5.11, in either case to the extent incurred or accrued by the Business prior to the close of business on the Closing Date;

(g)          any Liability of the Business (including any Trade Accounts Payable) to Seller or any of its Affiliates (to the extent not engaged in the Business);

(h)          any Liability for commissions, royalties and accrued fees and expenses; and

(i)          any Liability relating to an Excluded Asset.

Section 2.06         Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach of any Business Contract or Business IP Contract or in any way adversely affect the rights of Buyer, Seller or any of their respective Affiliates thereunder. Seller will use its reasonable best efforts to obtain the consent of the other parties to any such Business Contract or Business IP Contract or any other Person in connection with the transfer of any other Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer. If, on the Closing Date, any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective, a violation of Applicable Law or, in Buyer’s reasonable determination, would adversely affect the rights of Buyer (as assignee of Seller) thereto or thereunder so that Buyer would not in fact receive all such rights, Seller will cooperate in an arrangement reasonably agreed upon by the parties under which Buyer or its designated Affiliate would, in compliance with Applicable Law, obtain the benefits and assume the obligations and bear the economic burdens associated with the Purchased Asset, claim, right or benefit, including by subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce, for the benefit of Buyer, and at the expense of Buyer, any and all of its rights against a third party thereto (including any Governmental Authority) associated with such Purchased Asset, claim, right or benefit (collectively, “Third Party Rights”), and Seller would promptly pay to Buyer when received all monies received by it under any Purchased Asset or any claim or right or any benefit arising thereunder. Upon obtaining the requisite third-party consent thereto, such Business Contract, Business IP Contract or right, if otherwise includable in the Purchased Assets or the transactions contemplated hereby, shall promptly be transferred and assigned to Buyer or its designee hereunder for no additional consideration. The provisions of this Section 2.06 shall in no way (i) limit any obligation of Seller pursuant to this Agreement to seek such consents prior to the Closing, (ii) excuse Seller from responsibility for any breach of any of its representations and warranties or covenants hereunder or (iii) impose upon Seller any obligation to incur out-of-pocket expenses in connection with obtaining consents unless Buyer agrees to advance such expenses to Seller.

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Section 2.07         Purchase Price; Allocation of Purchase Price; Contribution of U.S. Contributed Assets. (a) The purchase price for the JV Shares and the Non-U.S. Purchased Assets (including, for the avoidance of doubt, the French Purchase Price and the German Purchase Price) (the “Non-U.S. Purchase Price”) is $95,509,796 in cash, the issuance of the Note with principal amount of $823,311, the assumption of the Non-U.S. Assumed Liabilities and the payments under Section 7.12 and the purchase price for the U.S. Contributed Assets is $1,509,204 in cash, the issuance of the Preferred Stock and the assumption of the U.S. Assumed Liabilities (the “U.S. Purchase Price”; the U.S. Purchase Price and the Non-U.S. Purchase Price are referred to collectively as the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.08 and shall be subject to adjustment as provided in Sections 2.01(c), 2.09, and 2.11.

(b)          The parties agree to allocate the Non-U.S. Purchase Price (including Non-U.S. Assumed Liabilities and the amounts paid pursuant to Section 7.12) among the JV Shares and the Non-U.S. Purchased Assets in accordance with the amounts and the methodology set forth on Schedule 2.07(b). No later than 120 days after the Closing Date, Buyer shall, after good faith consultation with Seller, deliver to Seller a proposed allocation of such payment among the JV Shares and the Non-U.S. Purchased Assets, which allocation will be in accordance with the amounts and the methodology set forth on Schedule 2.07(b) (the “Allocation Statement”). If within 30 days after the delivery of the Allocation Statement, Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Seller and Buyer shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Seller and Buyer are unable to resolve such dispute within 20 days, a mutually acceptable independent accounting firm of national standing (the “Auditor”) shall be appointed to resolve such dispute in a manner consistent with Schedule 2.07(b), and the Allocation Statement shall be based on such determination. The cost of such independent accounting firm shall be paid one-half by Seller and one-half by Buyer. Seller and Buyer shall file all Tax Returns consistent with the Allocation Statement. If the Non-U.S Purchase Price is subsequently adjusted pursuant to Section 2.09, Section 2.11 or any other provision of this Agreement, the Allocation Statement shall be adjusted in a manner consistent with the procedures set forth in this Section 2.07(b).

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(c)          The parties acknowledge and agree that the allocation of the Non-U.S. Purchase Price among the Non-U.S. Purchased Assets as set forth in the Allocation Statement (or as finally determined as provided in Section 2.07(b) above) shall be binding upon the parties and the parties hereby waive, to fullest extent permitted by Applicable Law, any and all (i) rights to rescission of the sale of any of the Non-U.S. Purchased Assets or (ii) any claim for Damages, in each case arising out of or in connection with the allocation of the Non-U.S. Purchase Price among the Non-U.S. Purchased Assets as set forth in the Allocation Statement, whether in law or in equity and in all jurisdictions in which such rights may be exercised or such claims may be brought (including, for the avoidance of doubt, France).

(d)          Notwithstanding anything to the contrary in this Agreement, the U.S. Contributed Assets will be contributed to and acquired by Addivant Holdings or Addivant USA, the U.S. Purchase Price will be paid or issued by Addivant Holdings (and Addivant USA) and the U.S. Assumed Liabilities will be assumed by Addivant Holdings (or Addivant USA).

Section 2.08         Closing. (a) The closing (the “Closing”) of the purchase and sale of the JV Shares and the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, on (i) the date which is the later of (A) forty-five (45) days after the date hereof and (B) ten (10) Business Days after satisfaction or waiver (by the party or parties entitled to the benefit of such conditions) of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or (ii) at such other time or place as Buyer and Seller may agree.

(b)          No later than eight (8) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer good faith estimates of Closing Working Capital for the U.S. Portion of the Business, the U.S. Dollar-Denominated Portion of the Business and the Euro-Denominated Portion of the Business (the “Estimated Closing Working Capital”). The calculation of Estimated Closing Working Capital shall be prepared in accordance with the Calculation Principles.

(c)          At the Closing:

(i)          Buyer shall deliver (or cause to be delivered) to Seller an amount in cash equal to the cash portion of the Non-U.S. Purchase Price (less the German Purchase Price), in immediately available funds by wire transfer to an account or accounts of Seller with a bank in New York City designated by Seller, by notice to Buyer, not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amounts);

(ii)         Buyer shall cause the German Buyer to deliver an amount in cash equal to the German Purchase Price, in immediately available funds by wire transfer to an account or accounts of German Seller with a bank designated by German Seller, by notice to Buyer, not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of German Seller in such amounts);

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(iii)        Buyer shall cause Addivant Switzerland GmbH to issue a Note with principal amount $823,311 to Seller or its designee;

(iv)         Addivant Holdings shall deliver (or cause to be delivered) to Seller an amount in cash equal to the cash portion of the U.S. Purchase Price, in immediately available funds by wire transfer to an account or accounts of Seller with a bank in New York City designated by Seller, by notice to Buyer, not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amounts)

(v)         Addivant Holdings shall deliver to Seller certificates for the Preferred Stock, free and clear of all Liens;

(vi)        Seller and Buyer shall, and each shall cause their applicable Subsidiaries to, enter into the Assignment and Assumption Agreement, the German Assignment and Assumption Agreement (to be executed and delivered in front of a German notary), the French Assignment and Assumption Agreement, and, subject to the provisions hereof, Seller or its applicable Subsidiaries shall deliver or cause to be delivered to Buyer or its Subsidiary designated pursuant to the terms hereof, such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer or its Subsidiary designated pursuant to the terms hereof all right, title and interest in, to and under the Purchased Assets which the parties agree will include agreements or documentation customary in each jurisdiction in which Purchased Assets and/or Assumed Liabilities are currently held by Seller or its Affiliates or will be held by Buyer or its Affiliates after Closing. For the avoidance of doubt, in the event the French Purchase Price is included in the Purchase Price, notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, Buyer shall not have any obligation to pay the French Purchase Price more than once;

(vii)       Seller shall deliver to Buyer a certified copy of the resolution of the shareholders of the GSI JV authorizing the transfer of the GSI JV Shares to Buyer and the execution of the GSI JV Amendment;

(viii)      Seller and Buyer shall cause their duly authorized representatives to execute the GSI JV Amendment in the form approved by the Saudi Arabian Ministry of Commerce and Industry before a notary public in the Kingdom of Saudi Arabia (unless entered into prior to the Closing);

(ix)         Seller shall deliver to Buyer certificates for the Asia JV Shares, free and clear of all Liens, duly endorsed and in a form for transfer to Buyer or its designated Subsidiary, or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

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(x)          Seller shall deliver to Buyer a certified copy of the shareholders registry of Asia JV as of the Closing Date, reflecting Buyer’s ownership of the Asia JV Shares;

(xi)         Seller shall deliver to Buyer a certified copy of the resolution of the board of directors of Asia JV authorizing the transfer of the Asia JV Shares to Buyer or its designated Subsidiary;

(xii)        Seller shall deliver to Buyer a certified copy of the corporate registry of Asia JV reflecting (i) the resignation of the directors, joint representative director and statutory auditor appointed by Seller and (ii) the appointment of three new directors, joint representative director (who shall be one of the three newly appointed directors) and a statutory auditor nominated by Buyer;

(xiii)       Seller and Buyer shall cause their respective Affiliates to duly execute (in front of a French notary) and deliver the French Real Estate Transfer Agreement;

(xiv)      Seller and Buyer shall, and shall cause each of their applicable Affiliates to, enter into the other Transaction Documents (unless entered into prior to the Closing).

Section 2.09         Estimated Adjustments of Purchase Price. (a) At the Closing, the Purchase Price shall be adjusted as follows: (i) if Estimated Closing Working Capital exceeds Base Closing Working Capital, in each case for the U.S. Dollar-Denominated Portion of the Business, then the Non-U.S. Purchase Price shall be increased by the amount of such excess, (ii) if Base Closing Working Capital exceeds Estimated Closing Working Capital, in each case for the U.S. Dollar-Denominated Portion of the Business, then the Non-U.S. Purchase Price shall be decreased by the amount of such excess, (iii) if Estimated Closing Working Capital exceeds Base Closing Working Capital, in each case for the Euro-Denominated Portion of the Business, then the Non-U.S. Purchase Price shall be increased by the amount of such excess, (iv) if Base Closing Working Capital exceeds Estimated Closing Working Capital, in each case for the Euro-Denominated Portion of the Business, then the Non-U.S. Purchase Price shall be decreased by the amount of such excess, (v) if Estimated Closing Working Capital exceeds Base Closing Working Capital, in each case for the U.S. Portion of the Business, then the cash portion of the U.S. Purchase Price shall be increased by the amount of such excess and (vi) if Base Closing Working Capital exceeds Estimated Closing Working Capital, in each case for the U.S. Portion of the Business, then the cash portion of the U.S. Purchase Price shall be decreased by the amount of such excess. Any payment with respect to the U.S. Dollar-Denominated Portion of the Business or the U.S. Portion of the Business shall be made in U.S. dollars and with respect to the Euro-Denominated Portion of the Business shall be made in Euros. Such adjusted Purchase Price shall be delivered at Closing pursuant to Section 2.08 and shall be subject to further adjustment as provided in Section 2.11.

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(b)          In the event that the Base Working Capital for the U.S. Portion of the Business exceeds Estimated Closing Working Capital for the U.S. Portion of the Business by an amount equal to $1,509,204 or more, Seller shall, prior to the Closing, cause accounts, notes and other receivables of the Business held by Seller entities not incorporated in the United States of America agreed upon by the parties (such assets, the “Specified Assets”) with a value equal to the Deficit Amount to be transferred to Seller. Buyer and Seller shall each be responsible for half of the costs and expenses of any such transfer to the extent actually incurred in connection with such transfer during the year in which such transfer is made. The parties shall cooperate reasonably to determine the Specified Assets and such determination shall take into account any potential excess of Estimated Closing Working Capital for the U.S. Portion of the Business over Final Closing Working Capital for the U.S. Portion of the Business such that Specified Assets shall include accounts, notes and other receivables of the Business equal to any such potential excess. The Specified Assets shall be U.S. Contributed Assets and Estimated Closing Working Capital shall be revised to take into account any transfer of Specified Assets contemplated by the foregoing. For purposes hereof, the “Deficit Amount” shall mean an amount equal to (a) Base Working Capital for the U.S. Portion of the Business, less (b) Estimated Closing Working Capital for the U.S. Portion of the Business, less (c) $1,509,204.

(c)          Notwithstanding anything in this Agreement to the contrary, Seller will provide all information reasonably requested by Buyer regarding the ownership and value of any Purchased Asset held by a Seller entity organized outside of the United States and any other information reasonably necessary to evaluate the potential transfer of ownership of such Purchased Asset to Seller prior to Closing. In the event Buyer identifies any such Purchased Asset proposed to be so transferred, Seller shall provide Buyer with a calculation of the amount of any costs and expenses to be incurred by Seller in connection with any such transfer. Buyer and Seller shall cooperate in good faith to agree on the amount of any such costs and expenses. In the event Buyer and Seller mutually agree to any such transfer, Seller shall cause the Purchased Asset to be transferred to and held by Seller prior to the Closing and Buyer and Seller shall each be responsible for half of such agreed upon costs and expenses to the extent actually incurred in connection with the transfer during the year in which such transfer is made. Notwithstanding the foregoing, not later than ten (10) days prior to the anticipated Closing Date, Seller shall cause the receivable relating to the shareholder loan to GSI JV to be transferred to and held by Seller.

Section 2.10         Closing Working Capital Schedule. (a) As promptly as practicable, but in no event later than 90 days, after the Closing Date, Seller will cause to be prepared and delivered to Buyer a schedule setting forth Seller’s calculation of Closing Working Capital for the U.S. Portion of the Business, the U.S. Dollar-Denominated Portion of the Business and for the Euro-Denominated Portion of the Business (the “Closing Working Capital Schedule”). The Closing Working Capital Schedule shall be prepared in accordance with the Calculation Principles.

(b)          If Buyer disagrees with Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.10(a), Buyer may, within 45 days after delivery of the documents referred to in Section 2.10(a), deliver a notice to Seller disagreeing with such calculation and setting forth Buyer’s calculation of such amount and, in reasonable detail, Buyer’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Working Capital Schedule and the calculation of Closing Working Capital delivered pursuant to Section 2.10(a).

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(c)          If a notice of disagreement shall be delivered pursuant to Section 2.10(b), Buyer and Seller shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be greater than the amount thereof shown in Seller’s calculation delivered pursuant to Section 2.10(a) nor less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.10(b). If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, such independent accounting firm shall consider only those items or amounts in the Closing Working Capital Schedule or Seller’s calculation of Closing Working Capital as to which Buyer has disagreed. Such independent accounting firm shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne proportionately by Buyer and Seller in relation to the difference between Final Closing Working Capital and the calculation of Closing Working Capital delivered by each party pursuant to this Section 2.10. In making the determination set forth in the immediately preceding sentence, the Euro-Denominated Portion of each of Final Working Capital, Buyer’s calculation of Closing Working Capital and Seller’s calculation of Closing Working Capital shall be converted into U.S. dollars at the prevailing spot exchange rate at the close of business on the Business Day immediately preceding the date on which such report is delivered.

(d)          Buyer and Seller agree that they will, and agree to cause their respective Subsidiaries and independent accountants to, cooperate and assist in the preparation of the Closing Working Capital Schedule and the calculation of Closing Working Capital and in the conduct of the audits and reviews of any of the foregoing, including the making available of books, records, work papers and personnel.

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Section 2.11         Post-Closing Adjustments of Purchase Price. (a) If Estimated Closing Working Capital exceeds Final Closing Working Capital, in each case for the U.S. Dollar-Denominated Portion of the Business, Seller shall pay to Buyer, as an adjustment to the Non-U.S. Purchase Price, in the manner and with interest as provided in Section 2.11(b), the amount by which such Estimated Closing Working Capital exceeds such Final Closing Working Capital. If Final Closing Working Capital exceeds Estimated Closing Working Capital, in each case for the U.S. Dollar-Denominated Portion of the Business, Buyer shall pay to Seller, as an adjustment to the Non-U.S. Purchase Price, in the manner and with interest as provided in Section 2.11(b), the amount by which such Final Closing Working Capital exceeds such Estimated Closing Working Capital. If Estimated Closing Working Capital exceeds Final Closing Working Capital, in each case for the Euro-Denominated Portion of the Business, Seller shall pay to Buyer, as an adjustment to the Non-U.S. Purchase Price, in the manner and with interest as provided in Section 2.11(b), the amount by which such Estimated Closing Working Capital exceeds such Final Closing Working Capital. If Final Closing Working Capital exceeds Estimated Closing Working Capital, in each case for the Euro-Denominated Portion of the Business, Buyer shall pay to Seller, as an adjustment to the Non-U.S. Purchase Price, in the manner and with interest as provided in Section 2.11(b), the amount by which such Final Closing Working Capital exceeds such Estimated Closing Working Capital. If Estimated Closing Working Capital exceeds Final Closing Working Capital, in each case for the U.S. Portion of the Business, Seller shall pay to Addivant Holdings, as an adjustment to the U.S. Purchase Price, in the manner and with interest as provided in Section 2.11(b), the amount by which such Estimated Closing Working Capital exceeds such Final Closing Working Capital. If Final Closing Working Capital exceeds Estimated Closing Working Capital, in each case for the U.S. Portion of the Business, Addivant Holdings shall pay to Seller, as an adjustment to the U.S. Purchase Price, in the manner and with interest as provided in Section 2.11(b), the amount by which such Final Closing Working Capital exceeds such Estimated Closing Working Capital. “Final Closing Working Capital” means Closing Working Capital as shown in Seller’s calculation delivered pursuant to Section 2.10(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.10(b); or if such a notice of disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 2.10(c) or in the absence of such agreement, as shown in the independent accounting firm’s calculation delivered pursuant to Section 2.10(c); provided that in no event shall Final Closing Working Capital be less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.10(b) or greater than Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.10(a).

(b)          Any payments pursuant to Section 2.11(a) shall be made at a mutually convenient time and place within 10 days after Final Closing Working Capital has been determined by delivery by Buyer or Seller, as the case may be, by causing such payments to be credited to an account of the applicable party as may be designated by such party; provided that to the extent there are undisputed amounts owed pursuant to Section 2.11(a) that are not subject to potential repayment due to the resolution of disputed amounts, such undisputed amounts shall be paid promptly. Any payment with respect to the U.S. Portion of the Business or the U.S. Dollar-Denominated Portion of the Business shall be made in U.S. dollars and with respect to the Euro-Denominated Portion of the Business shall be made in Euros. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.12         Withholding. Notwithstanding any other provision of this Agreement, Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable in connection with the transactions contemplated by this Agreement, such amounts that Buyer or its Affiliates is required to deduct and withhold under the Code or any provision of federal, state, provincial, local, or non-U.S. Applicable Law. To the extent that amounts are so deducted and withheld by Buyer or its Affiliates, Buyer or its Affiliates, as applicable, shall disburse such amounts to the applicable Governmental Authority and such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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ARTICLE 3

Representations and Warranties of Seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that:

Section 3.01         Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Documents to which it is a party. Seller has the corporate power and authority to operate the Business, the JVs and the Purchased Assets as now conducted and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02         Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller and this Agreement has been validly executed and delivered by Seller. The execution, delivery and performance by Seller’s Affiliates of the Transaction Documents to which such Affiliates are a party and the consummation of the transactions contemplated by such Transaction Documents are within the corporate powers of the relevant Affiliates of Seller and have been, or at Closing will be, duly authorized by all necessary corporate action on the part of such Affiliates and such Transaction Documents have been, or at Closing will be, validly executed and delivered by such Affiliates.This Agreement constitutes a valid and binding agreement of Seller enforceable in accordance with its terms, and each Transaction Document, when executed and delivered by Seller or one of its Affiliates will be duly authorized and constitute valid and binding agreements of Seller or such Affiliate enforceable in accordance with their terms.

Section 3.03         Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no consent, approval, authorization, or other action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the competition, antitrust or premerger notification laws of Germany and the Republic of Korea (iii) the filing of a foreign divestment report as required under the Foreign Investment Promotion Act of the Republic of Korea, (iv) the Permits and (v) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have an effect that is adverse and material to Seller’s ability to consummate the transactions contemplated hereby.

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Section 3.04         Financial Information of the Business. (a) Seller has made available to Buyer (i) the unaudited pro forma statement of net assets and liabilities of the Business as at June 30, 2012, (ii) the unaudited pro forma consolidated statements of income of the Business for the six months ended June 30, 2012 and (iii) the December Financials (collectively, the “Financial Information”), in each case prepared in accordance with GAAP as set forth in Schedule 3.04(a). The Financial Information (other than the December Financials) was prepared based on Seller’s normal quarter-end closing procedures, which are quarter-end closing procedures are consistent in all material respects with normal year-end closing procedures, other than preparation of footnotes and the December Financials were prepared based on Seller’s normal year-end closing procedures. The Financial Information (i) was prepared in accordance with GAAP from the books and records of Seller and the Business and (ii) fairly presents, in all material respects, the financial condition and results of operations of the Business at their respective dates and for the periods covered by such statements, except as otherwise indicated in the Financial Information. Notwithstanding any reference in the Financial Information to the inclusion of certain assets to be sold and liabilities to be transferred, the only assets to be sold are the Purchased Assets and the Shares and the only the liabilities to be assumed by Buyer are the Assumed Liabilities.

(b)          Schedule 3.04(b) sets forth a complete and accurate list, for the years ended December 31, 2010 and December 31, 2011 and the six month periods ended June 30, 2011 and June 30, 2012, of the corporate allocated costs charged to the Business for general and administrative support services, information technology services, research and development, procurement, environmental, health and safety, other miscellaneous costs and employee bonuses.

(c)          Schedule 3.04(c) sets forth a complete and accurate list, for the twelve-month period ended June 30, 2012, of the aggregate shared plant conversion costs during such period.

(d)          The Business does not have any material Liabilities of a nature that would be Assumed Liabilities and that would be required to be disclosed, reflected or reserved on an audited balance sheet of the Business prepared in accordance with GAAP, other than (i) as set forth on or reserved for in the Financial Information, (ii) for Liabilities incurred in the ordinary course of business since June 30, 2012, (iii) for Excluded Liabilities or (iv) for future obligations arising under the Business Contracts or the Business IP Contracts.

(e)          As of September 30, 2012, Seller had made in all material respects the aggregate capital expenditures set forth under the “Actual” column in the Acquired Facilities Capex Budget.

(f)          As of the Original APA Date, Seller had made in all material respects the aggregate capital expenditures set forth in the “Actual” column in the Capex Budget.

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(g)          Set forth on Schedule 3.04(g) is a calculation of (i) the Working Capital of the Business (for the U.S. Portion of the Business, the U.S. Dollar-Denominated Portion of the Business and the Euro-Denominated Portion of the Business) as of the last day of each month for the twelve months ended September 30, 2012 and (ii) the average Working Capital of the Business (for the U.S. Portion of the Business, the U.S. Dollar-Denominated Portion of the Business and the Euro-Denominated Portion of the Business) over such 12-month period.

Section 3.05         Financial Statements of Asia JV. (a) Schedule 3.05 sets forth complete copies of the audited statement of financial position, statement of appropriation of retained earnings, statement of changes in equity and statement of cash flows of Asia JV at and for the periods ended December 31, 2010 and December 31, 2011 (the “Asia JV Audited Financial Statements”). The Asia JV Audited Financial Statements have been prepared based on the books and records of Asia JV and in accordance with the generally accepted accounting practices of the Republic of Korea (“Korean GAAP”), consistently applied, and present fairly, in all material respects, the financial position of Asia JV as of December 31, 2010 and December 31, 2011 and the results of its operations and the appropriation of its retained earnings, the changes in its equity and its cash flows for the years then ended in conformity with accounting standards for non-public entities in the Republic of Korea (except as disclosed in the notes thereto).

(b)          Asia JV does not have any material Liabilities that would be required to be disclosed, reflected or reserved on an audited balance sheet of the Asia JV prepared in accordance with Korean GAAP, other than (i) as set forth on or reserved for in the Asia JV Audited Financial Statements or (ii) for Liabilities incurred in the ordinary course of business since December 31, 2011.

(c)          As of September 30, 2012, the outstanding Indebtedness of Asia JV did not exceed $1.3 million and cash and Cash Equivalents held by Asia JV were not less than $1.4 million.

Section 3.06         Financial Statements of GSI JV. (a) Schedule 3.06 sets forth (i) complete copies of the audited balance sheet, statement of income, statement of cash flows and statement of changes in partners’ equity of GSI JV at and for the periods ended December 31, 2010 and December 31, 2011 (the “GSI JV Audited Financial Statements”) and (ii) the additional financial information attached as Schedule 3.06 hereto (the “GSI Reporting Package” and together with the GSI Audited Financial Statements, the “GSI Financial Information”). The GSI JV Audited Financial Statements have been prepared based on the books and records of GSI JV and in accordance with the provisions of Article 175 of the Regulations for Companies. The GSI JV Audited Financial Statements, taken as a whole, (i) present fairly, in all material respects, the financial position of GSI JV and the results of its operations and its cash flows for the years then ended in accordance with the accounting standards generally accepted in the Kingdom of Saudi Arabia (except as disclosed in the notes thereto) and (ii) comply with the requirements of the Regulations for Companies and GSI JV’s articles of association insofar as they affect the preparation and presentation of the financial statements.

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(b)         GSI JV does not have any material Liabilities of a nature that would be required to be disclosed, reflected or reserved on an audited balance sheet of the GSI JV prepared in accordance with the financial reporting standards adopted by SOCPA and Applicable Law, other than (i) as set forth on or reserved for in the GSI JV Audited Financial Statements, or (ii) for Liabilities incurred in the ordinary course of business since December 31, 2011.

(c)         As of September 30, 2012, the outstanding Indebtedness of GSI JV did not exceed $21.9 million and cash and Cash Equivalents held by GSI JV were not less than $4.2 million.

(d)         GSI JV has outstanding shareholder advances in an amount not greater than SAR 50,866,000. GSI JV has no obligation to repay such advances other than at such times as GSI JV has excess cash and such repayment is not prohibited by any outstanding Indebtedness of GSI JV. Such shareholder advances do not bear interest and GSI JV has no obligation with respect to such advances other than to repay the principal amount thereof.

Section 3.07         Noncontravention. Except as may result from any facts or circumstances relating to Buyer or its Affiliates, the execution, delivery and performance by Seller, each of its Affiliates and each JV that is a party to a Transaction Document of the Transaction Documents and the consummation by Seller, such Affiliates and such JVs of the transactions contemplated by the Transaction Documents do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws of Seller, such Affiliates or such JVs, (b) assuming compliance with the matters referred to in Section 3.03, conflict with or violate in any material respect any Applicable Law or Governmental Order applicable to Seller, such Affiliates, such JVs or the Purchased Assets or (c) result in any material breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, result in the creation of any Lien (other than a Permitted Lien) on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, Contract, permit, license, franchise or other instrument to which Seller (with respect to the Purchased Assets) is a party or by which any Purchased Asset is bound or affected.

Section 3.08         Capitalization. (a) The authorized share capital of (i) Asia JV consists of 182,000 shares of Asia JV Stock and (ii) GSI JV consists of 55,000,000 shares of GSI JV Stock. As of the Original APA Date, there were outstanding (A) 100,850 shares of Asia JV Stock and (B) 55,000,000 shares of GSI JV Stock.

(b)         All JV Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.08, there are no outstanding (i) shares of capital stock or voting securities of any JV, (ii) securities of any JV convertible into or exchangeable for shares of capital stock or voting securities of such JV or (iii) options or other rights to acquire from a JV, or other obligation of such JV to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such JV (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any JVs or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No shares of capital stock are held in treasury by any JV. There are no voting trusts, stockholder arrangements, proxies or other arrangements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other equity interests in any JV that are not reflected in the articles or bylaws of such entities.

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Section 3.09         Ownership of JV Shares; Subsidiaries. Seller is the indirect beneficial owner of the JV Shares, free and clear of any Lien (other than any Liens set forth in Schedule 3.09), and will transfer and deliver to Buyer at the Closing valid title to the JV Shares free and clear of any Lien. No JV holds any interest in any securities of any other Person.

Section 3.10         Absence of Certain Changes. (a) Since December 31, 2011 through the Original APA Date, the Business and the JVs have been conducted in the ordinary course and, since December 31, 2011, there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b)         Since March 31, 2012 through the Original APA Date, there has not been any action taken by Seller, any of its Affiliates or any JV that, if taken during the period from the Original APA Date through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.

Section 3.11         Material Contracts. (a) Schedule 3.11 sets forth, as of the Original APA Date, a true, complete and correct list of the following Contracts to which Seller or any of its Affiliates, to the extent primarily related to the conduct of the Business (other than the businesses of the JVs) by Seller and its Affiliates, or to which any JV is a party or bound (collectively “Material Contacts”):

(i)         any Contract or Business IP Contract that Seller is required to file as a material contract pursuant to Item 601(b)(10)(i) or (ii) of Regulation S-K under the Securities Act;

(ii)        any Contract (other than purchase orders in the ordinary course of business) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) payments by Seller or such Affiliate or JV of $500,000 or more in the 2012 calendar year or any year thereafter or (B) remaining aggregate payments by Seller or such Affiliate or JV of $1 million or more, in each case that cannot be terminated on not more than 90 days’ notice without payment by Seller or such Affiliate or JV of any material penalty;

(iii)        any Contract for the sale of materials, supplies, goods, services, equipment or other assets providing for either (A) payments to Seller or such Affiliate or JV of $500,000 or more in the 2012 calendar year or any year thereafter or (B) remaining aggregate payments to Seller or such Affiliate or JV of $1 million or more, in each case that cannot be terminated on not more than 90 days’ notice without payment by Seller or such Affiliate or JV of any material penalty;

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(iv)       any Contract with respect to which Seller or any of its Affiliates has any existing obligation relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration with an aggregate value of $500,000 or more;

(v)        any agreement with Seller or any of its Subsidiaries or Affiliates of such Persons (to the extent not engaged in the Business) or the JVs;

(vi)       any Contract that imposes a Lien (other than a Permitted Lien) on the Purchased Assets or the JV Shares or relating to Indebtedness of any JV or the borrowing of money by any JV;

(vii)      any Contract for the purchase or sale of real property;

(viii)     any Contract that materially limits the freedom of the Business or any JV to compete in any material line of business or with any Person or in any area;

(ix)        any Contract relating to joint ventures, partnerships or sharing of profits, in each case with unaffiliated third parties who are not employees of the Business or such Affiliate or JV;

(x)         any collective bargaining agreement of Seller or any of its Affiliates or any JV, or any Contract with any labor union, in either case, which covers Seller Business Employees;

(xi)        any material Business IP Contract (other than Contracts for commercial off the shelf Software that are generally available on nondiscriminatory pricing terms);

(xii)       any Contract under which the Business is lessor of or permits any third party to hold or operate any material real property owned or controlled by the Business, that cannot be terminated on not more than 60 days’ notice without payment of any material penalty by the Seller or any of its Subsidiaries;

(xiii)      any lease, rental or occupancy agreement, license, installment and conditional sale agreement or other Contract that (A) provides for the leasing of, title to or use of any real or personal property and (B) involves aggregate payments in excess of $500,000 in the 2012 calendar year or any year thereafter; or

(xiv)      any other Contract involving payments to or from any JV of $500,000 or more per year in the 2012 calendar year or $1 million in the aggregate after the Original APA Date.

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(b)         True, correct and complete copies of all Material Contracts (including all amendments thereto) have been made available to Buyer prior to the Original APA Date. Each Material Contract, and any Contract or Business IP Contract entered into after the Original APA Date and prior to Closing that would be a Material Contract if entered into prior to the Original APA Date, is a valid and binding agreement of Seller or the applicable Seller Affiliate or JV party thereto (subject to the effects of applicable bankruptcy, clarification, insolvency, fraudulent conveyance, moratorium, sponsorship or other Laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity) and is in full force and effect, and none of Seller nor the applicable Seller Affiliate or JV nor, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under (or, as of the Original APA Date, is alleged to be in default or breach in any material respect under) the terms of, or, as of the Original APA Date, has provided or received any notice of any intention to terminate, any such Material Contract or Business IP Contract. To the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default thereunder or result in a termination thereof or would cause or permit the acceleration of or other material changes of or to any right or obligation or the loss of any material benefit thereunder.

(c)         The terms “Material Contract,” “Contract” and “Business IP Contract” in Section 3.11(b) shall be deemed to include such Contracts with respect to the JVs.

Section 3.12        Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened in writing: (a) against Seller or any of its Affiliates or the JVs in respect of the Business, the JVs, the Purchased Assets or the Assumed Liabilities, nor, as of the Original APA Date, are there any such Actions pending in which Seller or any of its Affiliates or the JVs is a plaintiff or claimant, in either case that, if adversely determined, would (i) reasonably be expected to result in the imposition on Buyer or the Business of damages in an amount in excess of $100,000 individually or $250,000 in the aggregate and that would be an Assumed Liability or (ii) result in the imposition of any equitable relief that would be materially adverse to Buyer, the Business or the Purchased Assets or the Assumed Liabilities, or (b) as of the Original APA Date that question the validity of any of the Transaction Documents, or any action taken or to be taken by Seller in connection with the Transaction Documents. There is no material outstanding Governmental Order to which the Business, the JVs or any of the Purchased Assets is subject.

Section 3.13        Compliance with Laws and Court Orders. Seller and its Affiliates are, and since January 1, 2010 have been, in compliance in all material respects with all Applicable Law applicable to the conduct of the Business and the JVs and ownership and operation of the Purchased Assets. Since January 1, 2010 (a) no Action has been filed or commenced or, to Seller’s Knowledge, threatened, against Seller or any JV alleging any failure to so comply, and (b) neither Seller nor any JV has (i) through the Original APA Date, received any written or to Seller’s Knowledge oral notice or communication alleging any potential or actual non-compliance by, or liability of, the Seller or any of its Affiliates or any JV under any Applicable Law with respect to the Business, the JVs or the Purchased Assets or (ii) conducted any internal investigation in connection with which outside legal counsel was retained for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged failure to so comply, except for any of foregoing of this Section 3.13 that would not be an Assumed Liability or would not result in a material Liability to a JV.

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Section 3.14         Governmental Licenses and Permits. (a) Seller or one of its Affiliates or a JV holds, and is operating in material compliance with, all material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals, clearances, exemptions and authorizations issued by any Governmental Authority that are necessary for the operation of the Business and the JVs (collectively, the “Permits”). All Permits are in full force and effect. Schedule 3.14(a) contains a true, correct and complete list of the Permits as of the Original APA Date other than Permits necessary for the operation of the JVs.

(b)         Seller, its Affiliates and the JVs have fulfilled and performed all of their material obligations with respect to the Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Permit.

(c)         No Action is pending or, to Seller’s Knowledge, threatened to revoke, withdraw, suspend, cancel, terminate or materially modify or limit any Permit, and to Seller’s Knowledge, there are no facts or circumstances that are likely to give rise to any material adverse change in any Permit or any failure to materially comply with Applicable Laws or any term or requirement of a Permit. None of Seller, any of its Affiliates nor any JV has received, since January 1, 2010 through the Original APA Date, written (or, to Seller’s Knowledge, oral) notice from any Governmental Authority that any of the Permits will not be renewed, and there are no Actions pending or, to Seller’s Knowledge, threatened to revoke or withdraw any such Permit.

Section 3.15         Sufficiency of Assets; Title to the Purchased Assets. (a) The Purchased Assets, the assets of the JVs and the rights under the Transaction Documents (in each case, other than Intellectual Property Rights, which is the subject of Section 3.19) constitute all of the material assets, rights and properties necessary and sufficient to operate the Business (assuming receipt of all relevant consents, approvals and authorizations relating to the matters set forth in Schedule 3.07 or as contemplated by Section 3.03) conducted as of the Original APA Date with only such exceptions as would not, individually or in the aggregate, reasonably be expected to result in a material Liability. Nothing in this Section 3.15 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of Closing Working Capital or the availability of the same.

(b)         Seller has good title to or, in the case of leased or licensed assets, a valid leasehold interest or license in, all of the material Purchased Assets free and clear of all Liens, other than Permitted Liens, except where the failure to have such good title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to result in a material Liability. The material Purchased Assets and the material assets of the JVs that are tangible assets of any kind or description are in good operating condition and repair, ordinary wear and tear excepted, and suitable in all material respects for their current use.

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Section 3.16         Product Liability; Product Warranties. Since January 1, 2010, (i) there have not been any claims pending or, to Seller’s Knowledge, threatened against Seller, any of its Affiliates, the Business or any JV for any product returns, product liability or warranty obligations relating to any products or services of the Business or the JVs that are, or were during such period, marketed or sold by or for the Business or the JVs (such products and services, collectively the “Company Products”) from any particular customer or with respect to any particular Company Product of more than $100,000, (ii) the Company Products have complied in all material respects with Applicable Laws, (iii) there have not been any defects or deficiencies in any such Company Products that would reasonably be expected to result in a claim or claims against the Business or the JVs of greater than $100,000, and (iv) none of the Company Products designed, manufactured, packaged, labeled, shipped or sold by the Business or a JV has been subject to, or is subject to, any recall mandated by any Governmental Authority.

Section 3.17         Customers and Suppliers. Schedule 3.17 sets forth a list of the names of (i) the 10 largest customers and (ii) the five largest suppliers (measured by dollar volume of purchases or sales in each case) of the Business (excluding, for purposes of this Section 3.17, the JVs) during the years ended December 31, 2010 and December 31, 2011 and the six months ended June 30, 2012, and the aggregate sales to or purchases from the Business during such periods. From January 1, 2011 through the Original APA Date (A) neither Seller nor any of its Affiliates has engaged in any material dispute related to the Business with any such customer or supplier and (B) no customer or supplier required to be listed on Schedule 3.17 has notified Seller that it intends to terminate or materially alter its relationship with the Business or stop or materially decrease the rate of buying products and services from the Business or supplying materials, products or services to the Business.

Section 3.18         Properties. (a) Schedule 3.18(a) is a true, correct and complete list of all real property used or held for use primarily in the Business which Seller or any of its Affiliates owns, leases, operates or subleases as of the Original APA Date other than the Pedrengo Facility (together with any such property owned, leased, operated or subleased by a JV, the “Real Property”).

(b)         Seller or a Seller Affiliate or JV has good title to, or in the case of any leased Real Property or personal property has valid leasehold interests in, all such Purchased Assets, except for properties and assets sold since June 30, 2012 in the ordinary course of business or where the failure to have such good title or valid leasehold interests has not had and would not, individually or in the aggregate, reasonably be expected to result in a material Liability. No Purchased Asset is subject to any Lien, except:

(i)         Liens disclosed on Schedule 3.18(b);

(ii)         Liens for taxes, assessments and similar charges that are not yet delinquent;

(iii)        mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not delinquent or are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP;

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(iv)        non-exclusive licenses (including with respect to Intellectual Property Rights) granted in the ordinary course of business; or

(v)        other Liens which have not had and would not, individually or in the aggregate, reasonably be expected to result in a material Liability (clauses (i) - (v) of this Section 3.18(b) are, collectively, the “Permitted Liens”).

(c)         Except as disclosed on Schedule 3.18(c), there are no outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase any Real Property.

(d)         None of Seller or the applicable Seller Affiliate or a JV or, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any lease for Real Property.

(e)         The parcel of land subject to the repurchase right described in (c)(1) of Schedule 3.18 is unused forest of immaterial value and is not used in the operation of the Business.

Section 3.19         Intellectual Property. (a) Schedule 3.19(a) contains a true and complete list of all Registered Intellectual Property in existence as of the Original APA Date, including the name of Seller or its Affiliate holding record title (and separately setting forth actual title if held by a different entity) in and to each item of Registered Intellectual Property. Except as set forth on Schedule 3.19(a), as of the Original APA Date and at Closing, all Registered Intellectual Property is, in all material respects, in effect, subsisting and unabandoned, and all maintenance and prosecution fees relating thereto that are due as of the Original APA Date and the date of Closing have been paid. To Seller’s Knowledge, all Registered Intellectual Property is valid. Except as set forth on Schedule 3.19(a), all material Business Intellectual Property Rights are exclusively owned or controlled by Seller or its Affiliate, free and clear of any and all Liens, other than Permitted Liens; provided that, for purposes of this Section 3.19(a), any right of a third party to grant sublicenses to any Business Intellectual Property Rights shall not be deemed to be Permitted Liens. Neither Seller nor any of its Affiliates has granted any third party any outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase any Business Intellectual Property Rights.

(b)         Seller or its Affiliate either owns or has a valid and continuing right or license to use and commercially exploit all material Seller Intellectual Property. The Business Intellectual Property Rights and the Intellectual Property Rights licensed to Buyer or its designee under the License Agreement are the only material Intellectual Property Rights necessary and sufficient, in all material respects, to conduct the Business as currently conducted. None of the Intellectual Property Rights owned, used or held for use by the JVs are material to the conduct of the Business as currently conducted.

(c)         With respect to each item of Intellectual Property Rights that is to be licensed by Seller under the License Agreement, Seller or its Affiliates either owns or possesses sufficient rights in or to such item to grant the rights set forth in the License Agreement.

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(d)         Except as set forth on Schedule 3.19(d), (i) none of the Seller Intellectual Property is subject to any material outstanding judgment, injunction, order, decree, agreement or Contract (including any Business IP Contract) which materially restricts the use thereof by Seller, any of its Affiliates or any JV with respect to the Business or materially restricts the licensing thereof by Seller, any of its Affiliates or any JV or otherwise materially adversely affects the rights of Seller or such Affiliate or JV with respect thereto, and (ii) there is no material litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the knowledge of Seller, threatened in writing as of the Original APA Date concerning the ownership, validity, registrability or enforceability of any Business Intellectual Property Right or any material Seller Intellectual Property owned by Seller or any of its Affiliates.

(e)         To the knowledge of Seller, as of the Original APA Date, the conduct of the Business as then currently conducted did not infringe, misappropriate or otherwise violate, in any material respect, any Intellectual Property Right of any third party. Neither Seller nor any of its Affiliates has received (and to the knowledge of Seller, no JV has received) any written claim that the conduct of the Business as currently conducted infringes, misappropriates or otherwise violates any Intellectual Property Right of any third party.

(f)         To Seller’s Knowledge, as of the Original APA Date, no third party was infringing, misappropriating or otherwise violating, in any material respect, any Business Intellectual Property Rights.

(g)         No former or current shareholder, employee, director or officer of Seller, its Affiliates or to Seller’s knowledge, any JV has, directly or indirectly, any interest in the Business Intellectual Property Rights nor does any such Person have any rights to past or future royalty payments or license fees from Seller, any Affiliate of Seller or any JV deriving from any agreement, whether written or oral, in each case, with respect to any Business Intellectual Property Right that would reasonably be expected to result in a material Liability to the Business.

(h)         Seller and its Affiliates have taken reasonable measures to protect the confidentiality of all Trade Secrets included in the Seller Intellectual Property Rights from which Seller derives independent economic value by virtue of their not being generally known and, in each case, that are material to the conduct of the Business as currently conducted, and (ii) Seller, its Affiliates and the JVs have enforced, in all material respects, a policy of requiring each relevant employee, consultant and contractor to assign all of their right, title and interest in and to the Business Intellectual Property Rights that are developed by such employees, consultants and contractors to Seller, its Affiliates and the JVs, respectively.

(i)         To Seller’s Knowledge, the information technology systems owned, licensed, leased or otherwise held for use by Seller, its Affiliates and the JVs in the Business (other than the businesses of the JVs) (the “Information Systems”) have performed without material degradation and in conformity with the specifications and documentation for such Information Systems since January 1, 2011. Seller, its Affiliates and, to Seller’s Knowledge, the JVs have in place commercially reasonable measures, consistent with industry standards, to protect, in all material respects, the confidentiality, integrity and security of critical business data and the Information Systems (including all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.

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Section 3.20         Insurance Coverage. Seller has made available to Buyer a list of all material insurance policies and fidelity bonds relating to the business and operations of the Business (excluding the JVs) and its officers and employees in effect as of the Original APA Date. As of the Original APA Date, there are no material claims by Seller or any of its Affiliates pending under any of such policies or bonds (or any such policies or bonds applicable to the JVs) as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Seller has paid all premiums required to be paid under such policies and bonds.

Section 3.21         Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, any of its Affiliates or any JV who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 3.22         Labor Matters. (a) Except as set forth on Schedule 3.22(a), neither Seller nor any of its Affiliates is or has from January 1, 2010 through the Original APA Date been a party to any collective bargaining or other labor agreement with any labor or trade union, works council, labor organization or other authorized employee representative representing any Seller Business Employee.

(b)         Seller has provided to Buyer a list (the “Employee List”) that sets forth, as of three Business Days prior to the Original APA Date, the employee identification number and title of certain individuals who are employed by Seller or its Affiliates (each, a “Seller Business Employee”) and indicates by asterisk each such individual who performs less than 70% of his or her duties on behalf of the Business (each, a “Non-Core Employee”). Seller has provided to Buyer, as of three Business Days prior to the Original APA Date, for each Seller Business Employee, the classes of information set forth on Schedule 3.22(b)(i). Seller will (or will cause its applicable Affiliate to) provide to Buyer, 20 days prior to the Closing Date, the Employee List and classes of information set forth on Schedule 3.22(b)(i) for each Seller Business Employee, in each case updated as of three Business Days prior thereto; provided that the addition of any individual to, or the removal of any individual from, the Employee List shall be subject to Buyer’s prior approval, except for (1) the addition of any individual who is hired by Seller or any of its Affiliates in accordance with the terms of Section 5.01(a)(vi)(D) who (A) performs 70% or more of his or her duties on behalf of the Business or (B) has a primary work function that is a core Business function (i.e., not information technology, human resources, finance, accounting, legal, customer service or any other function the primary purpose of which is anything other than a core Business function) or (2) the removal of any individual whose employment with Seller or any of its Affiliates is terminated in accordance with the terms of this Agreement. Notwithstanding the foregoing, Buyer shall not unreasonably withhold, delay or condition its approval of the addition of any individual to the Employee List if the hiring of such individual is reasonably necessary to the conduct of the Business in the ordinary course through the then anticipated Closing Date.

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(c)         Except as set forth on Schedule 3.22(c), (i) neither Seller nor any of its Affiliates nor any JV has engaged in any unfair labor practice that could result in material liability to Buyer or any of its Affiliates, and there are no complaints against Seller or any of its Affiliates or any JV pending before the National Labor Relations Board or any similar state, local or foreign labor agency with respect to any Seller Business Employee or employees of the JVs, (ii) Seller and each of its Affiliates and each JV have, from January 1, 2010 through the Original APA Date, complied in all material respects with all Applicable Laws in any relevant jurisdiction relating to (A) notification of and/or consultation with any labor or trade union, works council, labor organization or other authorized employee representative representing any Seller Business Employees or employees of the JVs and (B) transfer of Seller Business Employees or employees of the JVs pursuant to a business, asset or share transfer, (iii) neither Seller nor any of its Affiliates nor any JV is, nor from January 1, 2010 through the Original APA Date, was, (A) in breach of any material provision of any works council, collective bargaining or other labor agreement applicable to any Seller Business Employees or employees of the JVs or (B) received notice from any Governmental Authority relating to or concerning any investigation of Seller or any of its Affiliates or any JV regarding any labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws relating to any Seller Business Employees or employees of the JVs, and to the knowledge of Seller, no such investigation is in progress or anticipated and (iv) there are no, and from January 1, 2010 through the Original APA Date there were no, pending or, to the Knowledge of Seller, threatened (A) organizing activities with respect to any Seller Business Employees or employees of the JVs, or (B) representation questions, arbitration proceedings, lockouts, strikes, slowdowns or work stoppages by or with respect to any Seller Business Employees or employees of the JVs.

(d)         Except as listed on Schedule 3.22(d), with respect to the Seller Business Employees, Seller and each of its Affiliates and each JV is in compliance with, and at all times from January 1, 2010 has complied in all material respects with, all Applicable Laws relating to employment, including equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and “plant closings” or “mass layoffs” (as those terms are defined in the WARN Act or any comparable state, local or foreign law).

Section 3.23         Employee Benefit Plans. (a) Schedule 3.23(a) lists each material Employee Plan and each material JV Plan. For purposes of the preceding sentence, any consulting, employment, severance, retention, or change-in-control Contract or agreement (other than any such agreement which provides for employment on an at-will basis and which can be terminated at any time upon not more than 30 days’ notice without cost or liability) with any Seller Business Employee shall be deemed material. For each material Retained Plan, Seller has provided to Buyer a current, accurate and complete copy of such plan (or to the extent no such copy exists, an accurate description) and, if applicable, (a) the most recent determination or opinion letter from the Internal Revenue Service, or if the Retained Plan is a prototype plan, the opinion or notification letter which covers the Retained Plan, and (b) any summary plan description or summary of material modification. For each Assumed Plan, for the Seller Pension Plan and for each material JV Plan, Seller has provided to Buyer a current, accurate and complete copy of such plan (or to the extent no such copy exists, an accurate description) and, if applicable, (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter from the Internal Revenue Service, or if the JV Plan or Assumed Plan is a prototype plan, the opinion or notification letter which covers the JV Plan or Assumed Plan; (iii) any summary plan description or summary of material modification; and (iv) for the most recent year for which they are available (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

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(b)         No JV Plan or Employee Plan is subject to Title IV of ERISA, and neither Seller nor any of its Affiliates contributes to a multiemployer plan, as defined in Section 3(37) of ERISA, with respect to any Seller Business Employee.

(c)         Except as set forth on Schedule 3.23(c), as of the date of this Agreement, with respect to the Seller Pension Plan: (i) no material Liability to the PBGC has been incurred and remains unpaid (other than for premiums not yet due); (ii) no notice of intent to terminate the Seller Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating the Seller Pension Plan has been adopted; (iii) no proceedings to terminate the Seller Pension Plan instituted by the PBGC are pending or, to the Knowledge of Seller, threatened; (iv) no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; (v) no Lien arising under ERISA or the Code exists as of the date hereof on the assets of the Seller or any of its ERISA Affiliates; and (vi) there has been no cessation of operations at a facility that has resulted in liability under Section 4062(e) of ERISA within the last six years, and the transactions contemplated by this Agreement will not result in any Liability under Section 4062(e) of ERISA.

(d)         The Seller Pension Plan and each JV Plan or other Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, in the case of the Seller Pension Plan, nothing has occurred that would reasonably be expected to adversely affect such favorable determination.

(e)         The Seller Pension Plan and each JV Plan or Assumed Plan complies, and since January 1, 2010 has been maintained in compliance, in all material respects with its terms and all Applicable Laws, including ERISA and the Code. All contributions required to be made under the terms of the Seller Pension Plan or any Assumed Plan as of the date of this Agreement have been made or, if not yet due, have been accrued for in the Seller’s Financial Information in accordance with GAAP.

(f)         No JV Plan or Employee Plan provides for, and Seller has no obligation to provide any Seller Business Employee with, post-employment or post-retirement medical, dental, disability, hospitalization, life or other health or welfare benefits (other than coverage mandated by Applicable Law, including COBRA).

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(g)         Each JV Plan or Assumed Plan that is subject to or governed by the laws of any jurisdiction other than the United States and that is required to be registered with a Governmental Authority has been registered with the appropriate Governmental Authorities and complies in all material respects with, and since January 1, 2010 has been maintained and operated in all material respects accordance with, its terms and all Applicable Laws.

(h)         With respect to the Seller Business Employees, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, directly or in combination with any other event, result in the payment, acceleration, funding or enhancement of any material compensation or benefit, materially increase the amount payable or trigger any other material obligation under any JV Plan or Employee Plan. The consummation of the transactions contemplated by this Agreement will not accelerate the timing of benefit payments under the Transferred Pension Plan for any Transferred Pension Plan Participant.

(i)         Each Assumed Plan that is a “non-qualified deferred compensation plan” within the meaning of, and subject to, Section 409A of the Code (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance in all material respects with Section 409A of the Code. No Assumed Plan provides for a gross-up, indemnification or other reimbursement of Taxes due under Section 409A of the Code or Section 4999 of the Code.

Section 3.24         Environmental Compliance. (a) Except as set forth on Schedule 3.24:

(i)         with respect to the Business, the Purchased Assets, the JVs and Real Property, (A) no written notice, order, injunction, decree, judgment, request for information, complaint or penalty has been received by Seller or any of its Affiliates or any JV, and (B) there are no judicial, administrative or other actions, investigations, suits or proceedings pending before or, to the knowledge of Seller, threatened by any Governmental Authority, in the case of each of (A) and (B), which allege a material violation of or material liability under any Environmental Law;

(ii)         Seller or a JV has obtained or caused to be obtained all material Permits required under Environmental Law that are necessary for the operation of the Business, the Purchased Assets, the JVs and the Real Property, and all such Permits are in full force and effect, and there are no pending judicial or regulatory proceedings by any Governmental Authority that could reasonably be expected to result in the termination, revocation, or materially adverse modification of any such Permit;

(iii)        none of Seller, any of its Affiliates nor any JV is in material violation of the terms of such Permits or, with respect to the operation of the Business, the Purchased Assets, the JVs or the Real Property, any applicable Environmental Law;

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(iv)        none of Seller, its Affiliates or the JVs have provided any contractual indemnifications relating to liabilities arising under Environmental Laws to any other Person in relation to the Business or the Real Property, except as would not reasonably be expected to result in any material Liability of Seller, its Subsidiaries or the JVs;

(v)        none of the Real Property (or portion thereof) is listed or, to the knowledge of Seller, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act, or any similar governmental list of sites requiring material investigation or cleanup; and

(vi)        to the knowledge of Seller, there have been no Releases of Hazardous Materials at any Real Property except as would not reasonably be expected to result in any material Liability of Seller, its Affiliates or the JVs under Environmental Laws.

(b)         Seller is not a party to or otherwise a successor-in-interest to any party to the Administrative Order on Consent by and among the United States Environmental Protection Agency and GE Specialty Chemicals, Inc., EPA Docket No. RCRA-III-033CA, fully executed as of June 29, 1990, in respect of the Seller’s Morgantown, West Virginia facility.

(c)         Schedule 3.24 lists, as of the Original APA Date, all (i) material Permits required under Environmental Laws for the lawful ownership, leasing and operation of the Business, the Purchased Assets and Real Property, in each case other than with respect to the JVs and (ii) substances imported into the European Union, manufactured, used or produced by any JV or in connection with the Business that are subject to registration requirements under REACH.

(d)         To the knowledge of Seller, Seller has made available to Buyer true, correct and complete copies of (i) all material environmental assessments and material environmental audit reports relating to the Business or the Real Property to the extent such assessments and reports are in the possession or control of Seller, and (ii) all material Permits required under Environmental laws for the lawful ownership, leasing and operations of the Business and the Purchased Assets, in each case other than with respect to the JVs.

(e)         Except as set forth in this Section 3.24, Seller makes no representations or warranties with respect to matters arising under or relating to Environmental Laws or any spill, release, emission, discharge, disposal or recycling of, or exposure to, Hazardous Materials or other environmental matters.

Section 3.25         Tax Matters. (a) (i) All material Tax Returns that are required to be filed with any Taxing Authority on or before the Closing Date by, or with respect to, the Purchased Assets or the Business have been timely filed and all such Tax Returns are true, correct and complete in all material respects and (ii) Seller and its Affiliates have timely paid all material Taxes due and payable by, or with respect to, the Purchased Assets or the Business (whether or not shown on a Tax Return).

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(b)         There is no material Action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the JVs, the Purchased Assets or the Business with respect to any Taxes.

(c)         No claim has been made by a Taxing Authority in a jurisdiction where Seller, its Affiliates or the JVs do not file a Tax Return with respect to the Purchased Assets, the Business or the JVs that Seller, its Affiliates or the JVs should be filing Tax Returns in such jurisdiction with respect to the Purchased Assets, the Business or the JVs.

(d)         None of Seller, its Affiliates and the JVs have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, in each case, with respect to the JVs, the Purchased Assets or the Business and which statute of limitations has not since expired.

(e)         None of the Business Contracts, Business IP Contracts or Assumed Liabilities are, and none of Seller, any of its Affiliates nor the JVs are a party to, any Tax sharing, Tax allocation, Tax indemnity or similar arrangement, pursuant to which Buyer or any of its Affiliates may have any obligations to make material payments (determined on an aggregate basis) after the Closing.

(f)          There are no Tax liabilities of Seller, its Affiliates or the JVs, other than a Tax the liability for which is allocated between Buyer and Seller pursuant to Article 8, that could result in liability to Buyer as a transferee or successor, or otherwise attach to any of the Purchased Assets or JV Shares.

(g)         Each of the JVs is classified as a corporation for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-2(b).

(h)         None of Seller’s Affiliates that are transferring Purchased Assets that are “United States real property interests” (within the meaning of Section 897(c)(1) of the Code) are “foreign persons” (within the meaning of Treasury Regulation Section 1.1445-2(b)(2)).

(i)          All material Tax Returns that are required to be filed with any Taxing Authority on or before the Closing Date by, or with respect to, the JVs have been timely filed and all such Tax Returns are true, correct and complete in all material respects and (ii) all material Taxes due and payable by, or with respect to, the JVs (whether or not shown on a Tax Return) have been timely paid.

(j)          Seller does not have a current plan to sell or otherwise dispose of the shares of Preferred Stock that it will acquire pursuant to this Agreement and Seller does not have a binding obligation to sell or otherwise dispose of such shares of Preferred Stock.

Section 3.18(b)(ii), Section 3.23 and Sections 3.25(e) through (j) contain the only representations and warranties in this Article 3 with respect to Taxes allocated to a period (or portion of a period) that ends after the Closing Date, and a breach of any other representation or warranty set forth in this Article 3 shall not serve as the basis for a claim with respect to such Taxes.

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Section 3.26         FCPA and OFAC Matters. Except as has not and would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Business:

(a)         none of Seller, any of its Subsidiaries, the JVs nor, to the knowledge of Seller, any of their respective agents or representatives has, in the course of its actions for, or on behalf of, the Business or the JVs (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (iii) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”) or other similar laws of other jurisdictions or (iv) violated any provision of the UK Bribery Act or other similar laws of other jurisdictions;

(b)         Seller, its Subsidiaries and the JVs have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA with respect to the Business and the JVs;

(c)         none of Seller, any of its Subsidiaries, the JVs nor, to the knowledge of Seller, any of their respective agents or representatives has, in the course of its actions for, or on behalf of the Business of the JVs, directly or indirectly taken any action in violation of any applicable export control laws, anti-boycott regulations, embargo regulations or other similar applicable United States or foreign laws;

(d)         to the knowledge of Seller, no officer, employee, agent or representative of the Business or the JV is a “specially designated national” or blocked person under United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and

(e)         the Business and the JVs have not engaged in any business with any Person with whom, or in any country in which, it is prohibited for a United States Person to engage under Applicable Law or under applicable United States sanctions administered by OFAC.

Section 3.27         Related Party Transactions. Except as set forth on Schedule 3.27, (a) there are no Business Contracts, Business IP Contracts or other transactions, agreements, arrangements or understandings primarily related to the Business or the JVs between Seller, any of its direct or indirect Subsidiaries or a JV, on the one hand, and (i) any Affiliate of Seller (other than a direct or indirect Subsidiary of Seller) or (ii) any Person who is an officer or director of Seller, a direct or indirect Subsidiary of Seller or a JV (collectively, “Related Persons”), on the other hand and (b) since December 31, 2011 through the Original APA Date, Seller, its direct or indirect Subsidiaries and the JVs have not, directly or indirectly, purchased, leased or otherwise acquired any material property or obtained any material services, or sold, leased or otherwise disposed of any material property or furnished any material services, in the ordinary course of business or otherwise, that is primarily related to the Business or the JVs, from or to any Related Person.

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ARTICLE 4

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 4.01         Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement. Buyer has all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02         Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

Section 4.03         Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the competition, antitrust or premerger notification laws of Germany and the Republic of Korea (iii) the filing of a foreign divestment report as required under the Foreign Investment Promotion Act of the Republic of Korea, (iv) the Permits and (v) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have an effect that is adverse and material to Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.04         Noncontravention. Except as may result from any facts or circumstances relating to Seller or its Affiliates, the execution, delivery and performance by Buyer of the Transaction Documents and the consummation by Seller of the transactions contemplated by the Transaction Documents do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws, or comparable organizational documents, of Buyer, (b) conflict with or violate any Applicable Law or Governmental Order applicable to Buyer or (c) result in any material breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, result in the creation of any Lien (other than a Permitted Lien) on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, Contract, permit, license, franchise or other instrument to which Seller (with respect to the Purchased Assets) is a party or by which any Purchased Asset is bound or affected.

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Section 4.05         Financing. As of the date hereof, Buyer has delivered to Seller a true, complete and correct copy of (i) an equity commitment letter (the “Equity Financing Commitment”) from SK Capital Partners III, L.P. (the “Equity Investor”) to provide the equity financing contemplated therein (the “Equity Financing”) and (ii) executed debt commitment letters (the “Debt Financing Commitment” and together with the Equity Financing Commitment, the “Financing Commitments”), pursuant to which the Financing Sources parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”). As of the Original APA Date with respect to the Equity Financing Commitment and as of the date hereof with respect to the Debt Financing Commitment, the Financing Commitments are in full force and effect and are a legal, valid and binding obligation of Buyer, and, to the knowledge of Buyer, of the other parties thereto. As of the Original APA Date with respect to the Equity Financing Commitment and as of the date hereof with respect to the Debt Financing Commitment, none of the Financing Commitments has been or is expected to be amended or modified in any material respect and as of the Closing, none of the Financing Commitments will have been amended or modified in any material respect, other than as is not prohibited under the terms of this Agreement. As of the Original APA Date with respect to the Equity Financing Commitment and as of the date hereof with respect to the Debt Financing Commitment, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the Original APA Date with respect to the Equity Financing Commitment and as of the date hereof with respect to the Debt Financing Commitment, no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Buyer under the Financing Commitments.

Section 4.06         Litigation. As of the Original APA Date, there were no Actions pending or threatened in writing against Buyer that question the validity of any of this Agreement or the transactions contemplated hereby.

Section 4.07         Purchase for Investment. Buyer is purchasing the JV Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the JV Shares and is capable of bearing the economic risks of such investment.

Section 4.08         Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

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Section 4.09         Inspections; No Other Representations. Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, Seller, the Purchased Assets, the JVs, the Business, the transactions contemplated by this Agreement, the Assumed Liabilities and any other assets, rights or obligations to be transferred hereunder or pursuant hereto. Buyer further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by Seller are the representation, warranties, covenants and agreements made herein and Buyer has not relied upon any other representations or other information made or supplied by or on behalf of Seller, any Affiliate or Representative of Seller or a JV, including any information provided by or through management presentations, data rooms (virtual or otherwise) or other due diligence information and that except in the case of fraud, Buyer will not have any right or remedy arising out of any such representation or other information, and (ii) any claims Buyer may have for breach of a representation or warranty in this Agreement shall be based on the representations and warranties of Seller set forth in Article 3 hereof (as modified by the Schedules hereto), except for claims of fraud.

Section 4.10         Capitalization. (a) Immediately following the Closing, the authorized share capital of Addivant Holdings shall consist of the Common Stock and the Preferred Stock.

(b)         Immediately following the Closing, all of the shares of Preferred Stock shall have been duly authorized and validly issued and shall be fully paid and non-assessable. Except for the Common Stock and the Preferred Stock, there shall be no outstanding (i) shares of capital stock or voting securities of Addivant Holdings, (ii) securities of Addivant Holdings convertible into or exchangeable for shares of capital stock or voting securities of Addivant Holdings or (iii) options or other rights to acquire from Addivant Holdings, or other obligation of Addivant Holdings to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Addivant Holdings (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Addivant Company Securities”). Immediately following the Closing, there shall be no outstanding obligations of Addivant Holdings or any of its Affiliates to repurchase, redeem or otherwise acquire any Addivant Company Securities. Immediately following the Closing, no shares of capital stock shall be held in treasury by Addivant Holdings. Immediately following the Closing, except for the Stockholders’ Agreement, there shall be no voting trusts, stockholder arrangements, proxies or other arrangements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other equity interests in Addivant Holdings that are not reflected in the articles or bylaws of such entity.

Section 4.11         Subsidiaries. At the Closing, Addivant Holdings will not hold any interest in any securities of any other Person, other than Addivant USA and Addivant US Finance LLC.

ARTICLE 5

Covenants of Seller

Seller agrees that:

Section 5.01         Conduct of the Business. (a) From the Original APA Date until the Closing Date, except as disclosed on Schedule 5.01(a), or as expressly contemplated by Section 5.04 and Section 7.17, Seller shall conduct, and cause to be conducted, the Business (excluding the JVs) in the ordinary course (including preparing and filing all Tax Returns consistent with past practices) and shall use its reasonable best efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Business (excluding the JVs). Without limiting the generality of the foregoing, from the Original APA Date until the Closing Date, except as disclosed on Schedule 5.01(a), without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller will not, and will not permit any of its Subsidiaries to, in each case with respect to the Business (excluding the JVs):

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(i)         make any change in any method of accounting or accounting practice or policy used by the Business (excluding the JVs) in the preparation of its financial statements, other than such changes as are required by GAAP or otherwise applying generally to Seller;

(ii)         with respect to the Business (excluding the JVs), acquire any assets other than in the ordinary course of business consistent with past practices or in accordance in all material respects with (x) the Acquired Facilities Capex Budget and (y) the Non-Acquired Facilities Capex Budget;

(iii)        sell, lease, license or otherwise dispose of any assets or property (including the Purchased Assets) other than sales, leases, licenses and other dispositions of assets or property (including the Purchased Assets) in the ordinary course of business consistent with past practice;

(iv)       grant any Lien (other than a Permitted Lien) on any Purchased Asset (whether tangible or intangible);

(v)        except with respect to any renewals or extensions of leases related to the leased Real Property entered into in the ordinary course of business, enter into any Business Contract for the purchase or lease of real property;

(vi)       other than as required by Applicable Law or the terms of an Employee Plan, (A) increase the compensation or benefits payable or to become payable to any Seller Business Employee whose base compensation as of the Original APA Date equals $100,000 or greater (each, a “Key Employee”), (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any Seller Business Employee, other than severance pay for non-Key Employees which could not result in liability to Buyer or its Affiliates, (C) establish, adopt, enter into, amend or terminate (i) any Employee Plan (other than the Seller Pension Plan) with respect to any Seller Business Employee, other than to the extent uniformly applied to substantially all similarly situated employees of Seller and its Affiliates within a particular country (provided that, except as required under Applicable Law, any such changes shall not be taken into account in determining whether Buyer has complied with its obligations under Section 9.01(a) for Key Employees) or (ii) the Seller Pension Plan in a manner that could result in liability to Buyer or its Affiliates other than as contemplated by Section 9.11, or (D) hire any individual who, if employed on the Original APA Date, would be a Seller Business Employee, other than any such individual who (i) is not employed by Seller or any of its Affiliates on the Original APA Date, (ii) if employed by Seller or any of its Affiliates on the Original APA Date, would be a non-Key Employee and (iii) (x) is hired to fill a position that is open as of the Original APA Date or that becomes open after the Original APA Date or (y) if the aggregate number of such hires does not exceed 5% of the number of the Seller Business Employees as of the Original APA Date;

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(vii)       enter into any Business Contract or Business IP Contract which would have been a Material Contract if in effect on the Original APA Date, other than in the ordinary course of business;

(viii)      materially amend, other than in the ordinary course, or waive in any material respect or terminate any Material Contract, other than terminations pursuant to the expiration of the term of any such Material Contract;

(ix)        cancel any debts owed to or claims held by the Business (excluding the JVs), other than in the ordinary course of business in accordance with past practice;

(x)         enter into a new line of business other than as described in the LRP;

(xi)        do any act or omit to do any act, or permit any act or omission to act, which is intended to cause a material breach of any Material Contract;

(xii)       settle or compromise any material claim or Action (whether or not commenced prior to the Original APA Date) related to the Business (excluding the JVs) or the Purchased Assets or Assumed Liabilities;

(xiii)      fail to make (A) the aggregate capital expenditures set forth under the “Q4 Forecast” column in the Acquired Facilities Capex Budget and (B) the aggregate capital expenditures set forth under the “Q4 Forecast” column in the Capex Budget;

(xiv)      make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in connection with actions not prohibited under this Section 5.01 and (ii) expenses advanced to Seller Business Employees in the ordinary course;

(xv)       fail to maintain the effectiveness of material Patents and material Trademarks included in the Business Intellectual Property Rights, including by failing to make any requisite filings, renewals, or payments with applicable patent and trademark offices in applicable jurisdictions;

(xvi)      fail to maintain the effectiveness of material Trade Secrets included in the Business Intellectual Property Rights by failing to take reasonable steps to maintain the confidentiality of such Trade Secrets;

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(xvii)     make, change or revoke any Tax election; file any amended Tax Return; enter into any closing agreement, settle or compromise any Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case, to the extent such action would reasonably be expected to adversely affect the Purchased Assets, the Business (excluding the JVs) or the Buyer and its Affiliates in a taxable period that ends after the Closing Date; or

(xviii)    agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, from Original APA Date through the Closing Date, Seller shall not, and shall cause its Affiliates not to, acquire, remove, relocate, or otherwise transfer any asset of the type included in the definition of Purchased Assets to a Retained Facility other than in the ordinary course of business consistent with past practice; provided, that in no event shall Seller undertake any such transfer or relocation intended to cause any such transferred asset to be an Excluded Asset and the parties agree that any such asset so intentionally transferred shall be a Purchased Asset for all purposes hereunder.

(b)         From the Original APA Date until the Closing Date, except as disclosed on Schedule 5.01(b), Seller shall use its reasonable best efforts to cause the business of the JVs to be conducted in the ordinary course and shall use its reasonable best efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the JVs, including by exercising all applicable rights of Seller and its Subsidiaries under the JV Documents, subject to fiduciary duties under Applicable Law owed by Seller or its Subsidiaries to the other equity holders of the applicable JVs. Without limiting the generality of the foregoing, from the Original APA Date until the Closing Date, except as disclosed on Schedule 5.01(b), without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller will use its reasonable best efforts (including by exercising all applicable rights of Seller and its Subsidiaries under the JV Documents), subject to fiduciary duties under Applicable Law owed to the other equity holders of each JV, (i) to cause such JV not to take any of the actions enumerated in Section 5.01(a) with respect to its business, assets or liabilities (as if the business, assets or liabilities of such JV are the Business, Purchased Assets or Assumed Liabilities described in Section 5.01(a)) and (ii) to cause each JV not to (A) make any amendment or change to its JV Documents or effect any merger, consolidation, reorganization or recapitalization involving any of the foregoing, (B) issue, sell or grant any Equity Interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Equity Interests, or any rights, warrants or options to purchase any Equity Interests or (C) split, combine, subdivide or reclassify any Equity Interest. If Seller determines that its fiduciary duties under Applicable Law owed to the other equity holders of either JV require it to permit such JV to take any of the actions described in the preceding sentence, Seller shall promptly notify Buyer of such determination prior to permitting such JV to take the relevant action. Notwithstanding the foregoing, from the Original APA Date until the Closing Date, except as disclosed on Schedule 5.01(b), without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller will cause each JV not to:

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(i)         incur any Indebtedness (other than borrowings under credit facilities in existence on the Original APA Date and disclosed by Seller to Buyer prior to the Original APA Date), issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances; or

(ii)         (A) redeem, purchase or otherwise acquire any outstanding Equity Interests, or any rights, warrants or options to acquire any Equity Interests; (B) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Equity Interests; or (C) repay, prepay or otherwise discharge any Indebtedness or other amount owed to Seller or an Affiliate of Seller.

(c)         From the Original APA Date until the Closing Date, Seller shall use commercially reasonable efforts to reasonably complete, resolve or otherwise fully address prior to the Closing Date any failure to comply with, or any capital project necessary to maintain compliance with, Environmental Laws in each case to the extent such failure or capital project is listed on Schedule 5.01(c).

Section 5.02         Access to Information. (a) From the Original APA Date until the Closing Date, Seller will, and will cause its Affiliates to, to the extent permitted by Applicable Law (i) give Buyer, its counsel, financial advisors, Financing Sources, auditors and other authorized representatives (it being understood that each of the foregoing shall be treated as a “Representative” of Buyer under the Confidentiality Agreement) reasonable access to the offices, properties, books and records of Seller and its Affiliates relating to the Business or the JVs, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business or the JVs as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller, its Affiliates and the Business to reasonably cooperate with Buyer in its investigation of the Business and the JVs. Any investigation pursuant to this Section shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of Seller, its Affiliates, the JVs and the Business. Notwithstanding the foregoing, Buyer (A) shall not have access to (1) personnel records of Seller, its Affiliates or the Business the disclosure of which is restricted by Applicable Law or (2) would cause Seller or any of its Affiliates to breach a confidentiality obligation and (B) may not under any circumstances conduct or cause to be conducted any sampling or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media at any property related to Seller, its Affiliates, the JVs or the Business, including the Purchased Assets and the Real Property. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits of Seller and its employees) reasonably incurred in connection with the foregoing.

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(b)         On and after the Closing Date, Seller will, and will cause its Affiliates to, to the extent permitted by Applicable Law afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business (including approving the release of accountants work papers or other “audit evidence” to such accounting firms as Buyer may designate); provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller, its Subsidiaries or the Business. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits of Seller and its employees) reasonably incurred in connection with the foregoing.

(c)         Seller shall, and shall cause its Affiliates and Representatives to, keep all information relating to the Business, the JVs, Purchased Assets and Assumed Liabilities confidential, preserve the confidentiality thereof, not use or disclose to any Person such information and instruct its employees who have had access to such information to keep confidential and not to use any such information (i) unless such information is now or is hereafter disclosed, through no act or omission of Seller or its Affiliates and Representatives in breach of this Agreement, in a manner making it available to the general public, (ii) unless such information is required by Applicable Law or legal process to be disclosed, (iii) except to the extent included in any Tax Return required to be filed by Seller or its Affiliates or to the extent reasonably related to the resolution by Seller or its Affiliates of any dispute with any Governmental Authority with respect to such Tax Returns, or (iv) to the extent disclosed in connection with the resolution of any dispute with respect to this Agreement, in each case other than as required by the terms of the Transaction Documents. Buyer shall be entitled to injunctive relief to enforce this Section 5.02(c).

Section 5.03         Notices of Certain Events. Seller shall promptly notify Buyer of:

(a)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)         any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)         any Actions, suits, claims, investigations or proceedings commenced relating to Seller, its Subsidiaries, the Business or the JVs that, if pending on the Original APA Date, would have been required to have been disclosed pursuant to Section 3.12;

(d)         any third parties of which Seller is aware that are infringing, misappropriating or otherwise violating the Business Intellectual Property Rights in any material respect; and

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(e)         any event, change, circumstance or development that has or is reasonably likely to result in a breach by Seller of any representation, warranty, covenant or obligation set forth in this Agreement that would result in a failure of the conditions set forth in Section 10.02(a) to be satisfied as of such time.

Section 5.04         Pedrengo Facility. (a) Schedule 5.04(a) sets forth a true, correct and complete list of the Pedrengo Assets and designation of each such asset as a Waldkraiburg Asset (each such asset so designated, a “Waldkraiburg Asset”), Catenoy Asset (each such asset so designated, a “Catenoy Asset”), KTN Asset (each such asset so designated, a “KTN Asset”), Asia JV Asset (each such asset so designated, an “Asia JV Asset”) or Trafford Park Asset (each such asset so designated, a “Trafford Park Asset”). At its sole cost and expense, Seller shall (i) cause the Waldkraiburg Assets to be delivered and installed in substantially the same operating condition as exists on the Original APA Date to the Business facility at Waldkraiburg, Germany on or prior to March 31, 2013, (ii) cause the Catenoy Assets to be delivered and installed in substantially the same operating condition as exists on the Original APA Date to the Business facility at Catenoy, France on or prior to June 30, 2013, (iii) cause the KTN Assets to be delivered and installed in substantially the same operating condition as exists on the Original APA Date to KATOEN NATIE GRINDING & COMPOUNDING SERVICES NV (De Waghemakerestraat 38, 2060 Antwerpen, Belgium, BTW BE 0428.726.736 RPR Antwerpen) on or prior to March 31, 2013, (iv) use its reasonable best efforts to cause the Asia JV Assets to be delivered to the Asia JV facility at 542-7 Segyo-dong Pyogtaek, Gyunggi-do, Korea within 30 days following Seller’s receipt of Buyer’s written notice requesting such delivery, which notice shall not be given prior to the Closing Date, and (v) cause the Trafford Park Assets to be delivered to the Business facility at Trafford Park on or prior to March 31, 2013.

(b)         In each case with respect to the applicable “Location” set forth on Schedule 5.04(b), from the applicable “Start Date” until the “End Date” specified on Schedule 5.04(b), Seller shall (i) have Inventory and cause to be produced products in quantities as set forth on Schedule 5.04(b) and with quality consistent with respect to such Inventory produced by Seller prior to the Closing Date and (ii) sell all such Inventories and products to Buyer or its designee at prices as set forth on Schedule 5.04(b). The obligations set forth in this Section 5.04(b) shall not in any way terminate or be reduced or otherwise affected by any failure of Seller to comply with the deadlines set forth in Section 5.04(a).

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Section 5.05         Patent and Trademark Assignments. Prior to Closing, Seller shall use reasonable best efforts, at its sole cost and expense, to ensure that Seller is the assignee on record in the relevant government registry or patent and trademark offices for all issued Patents, Patent applications, registered Trademarks and Trademark applications that are included in the Business Intellectual Property Rights and registered in the Major Countries (collectively, the “Major Country Patents and Trademarks”) and correct all material defects in the chain of title register (occurring prior to the Closing Date) in respect of such Major Country Patents and Trademarks in such relevant government registry or patent and trademark offices, including filing with the United States Patent and Trademark Office any applicable documents reasonably necessary to reflect that Seller is the assignee on record in the United States Patent and Trademark Office with respect to the U.S. Patents and U.S. Patent applications and registered and applied for U.S. Trademarks included in the Business Intellectual Property Rights. Following the Closing, with respect to any issued Patents, Patent applications, registered Trademarks and Trademark applications that are included in the Business Intellectual Property Rights, in force and effect outside of the Major Countries, and identified by Buyer (collectively, the “Non-Major Country Patents and Trademarks”), Seller shall reasonably cooperate with Buyer to ensure that Seller is the assignee on record (as predecessor-in-interest to Buyer) in the relevant government registry or patent and trademark offices for such Non-Major Country Patents and Trademarks and correct all material defects in the chain of title register (occurring prior to the Closing Date) in respect of such Non-Major Country Patents and Trademarks in such relevant government registry or patent and trademark offices; provided that Buyer shall reimburse Seller for any out-of-pocket expenses reasonably incurred by Seller or any of its Affiliates in connection with the foregoing.

Section 5.06         Insurance. Buyer acknowledges and agrees that all insurance coverage for the Business under policies of Seller and its Affiliates shall terminate as of the Closing and no claims may be brought thereunder by Buyer from and after the Closing for losses that occur after the Closing. Buyer may bring claims under such policies that are occurrence-based policies for losses that occur prior to the Closing if permitted under such policies, provided that such claims shall be at Buyer’s sole cost and expense (including any applicable retentions or deductibles in connection with such claims) and Seller shall and shall cause its Affiliates to cooperate with Buyer in connection with the exercise of its rights under this Section 5.06. Prior to Closing, Seller shall obtain a certificate of insurance stating that Buyer shall be an “additional insured” under such policy pursuant to the applicable agreement.

Section 5.07         JV Payables. In the event that Seller or any Affiliate of Seller receives payment from GSI JV in respect of the GSIS Receivable, Seller shall cause the amount of such payment to be (i) included in the Purchased Assets if such amount is received prior to the Closing or (ii) remitted to Buyer or its designee within two (2) Business Days of receipt thereof by Seller or such Affiliate if such amount is received on or after the Closing.

Section 5.08         Weston 705. From the Original APA Date through the Closing Date, with respect to the Purchased Asset known as “Weston 705”, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws (including taking all actions contemplated by the Weston 705 Project Plan delivered by Seller to Buyer pursuant to the Original APA) to seek, pursue or obtain, as soon as reasonably practicable, any and all registrations, permits or other approvals on behalf of Buyer or Buyer’s designee that are necessary or prudent for the production, distribution, sale, marketing or use of Weston 705, including such approvals as may be required by the US Food and Drug Administration (FDA) and/or Governmental Authorities in Japan and China. Seller shall bear all out of pocket costs associated with the foregoing, including all costs associated with conducting or ordering scientific studies, developing or analyzing data, and hiring consultants or other third parties. In addition, in connection with its obligations under this Section 5.08, Seller shall (i) promptly notify Buyer of any material communication sent to or received from any Governmental Authority and (ii) notify Buyer at least 10 days in advance of any material meeting between Seller and a Governmental Authority, and Buyer shall have the right, at its sole discretion, to attend and participate in any such meeting.

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Section 5.09         Capital Expenditure Budget. Seller and its Affiliates will, during each month (in a manner reasonably determined and not intended to delay any payment until after the Closing Date), make the aggregate capital expenditures set forth under the “January 31, 2013” column, the “February 28, 2013” column and the “March 31, 2013” column with respect to the corresponding pre-Closing periods for the Capex Budget. In the event the Closing is reasonably anticipated to take place after March 31, 2013, Seller will deliver revised versions of such Capex Budgets, reasonably consistent with the LRP and the Capex Budget, and covering the period following March 31, 2013 through the anticipated Closing Date and will make aggregate capital expenditures in accordance therewith and consistent with the manner described in the immediately preceding sentence. In addition, from the date hereof until the Closing Date, Seller shall use its reasonable best efforts to make such capital expenditures and perform such other actions as are necessary to complete the project plan related to Durazone as set forth on Schedule 5.09 (the “Durazone Project”), it being understood and agreed that any capital expenditures made in connection with the Durazone Project shall not reduce the Seller’s obligations to make the aggregate capital expenditures described in the first two sentences of this Section 5.09.

Section 5.10         Cash Equivalents. Seller agrees that for the twelve (12) months following the Closing Date, it shall not withdraw any funds from the account set forth on Schedule 5.10 in violation of the restrictions applicable to such account, or otherwise take any action reasonably likely to result in an obligation of Buyer to put in place any customs bond or deposit arrangement.

Section 5.11         Trademark and Other Matters. Seller will file trademark applications in the Major Countries with respect to the Addivant Trademarks and use commercially reasonable efforts to prosecute such applications prior to Closing.

ARTICLE 6

Covenants of Buyer

Buyer agrees that:

Section 6.01         Access; Seller Confidentiality. On and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to the properties, books, records, employees and auditors of Buyer and its Affiliates to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer and its Affiliates. Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits of Buyer and its employees) reasonably incurred in connection with the foregoing. Seller will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors, Affiliates and agents to hold, in confidence, unless required to disclose by judicial or administrative process or by other requirements of Applicable Law, all documents and information concerning Buyer, its Affiliates or the Business provided to it pursuant to this Section 6.01.

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Section 6.02         Trademarks; Tradenames. Following the Closing, neither Buyer nor any of its Affiliates shall be entitled to adopt, employ or make any use of Seller’s Marks or any variation or derivative thereof, including anything that is confusingly similar to the foregoing, except as permitted under the License Agreement. As soon as is reasonably practicable and in any event within nine months following the Closing Date, Buyer shall, and shall cause its Affiliates to, remove, destroy or strike over all Seller’s Marks from Buyer’s and its Affiliates’ assets and other materials, except to the extent permitted to use such mark under the License Agreement, including their respective stationary, displays, signs, promotional materials, manuals, forms, websites, email and other materials; provided that Buyer may, within a reasonable time period following the Closing Date (but in no event later than nine months following the Closing Date) exhaust any packaging materials bearing any Seller Marks that are included in Inventory as of the Closing Date. For the avoidance of doubt, and notwithstanding anything in this Section 6.02 to the contrary, in no event shall Buyer or any of its Affiliates at any time expressly, or by implication, do business as, or represent themselves as, Seller or any of Seller’s Affiliates, except as permitted under the License Agreement.

Section 6.03         JV Debt Guarantees. Buyer shall use its commercially reasonable efforts to become the obligor under, and to novate the obligations of Seller and its Affiliates under, each of the JV Debt Guarantees as promptly as practicable following the Closing; provided that the foregoing shall not require Buyer to procure a letter of credit or other security or make any payment to any third party. Notwithstanding the foregoing, Buyer will indemnify Seller in the event it is obligated to pay any amount to any lender pursuant to a JV Debt Guarantee relating to any event or occurrence taking place at the applicable JV after the Closing Date.

Section 6.04         Cash Equivalents. In the event that Buyer or any of its Subsidiaries receives payment within twelve (12) months following the Closing Date with respect to any matter set forth on Schedule 6.04, Buyer shall cause the amount of such cash payment, net of any costs or liabilities related thereto, to be remitted to Seller or its designee within two (2) Business Days of receipt thereof by Buyer or such Subsidiary; provided that Buyer’s obligations pursuant to this Section 6.04 shall in no event require Buyer or any of its Subsidiaries to post any bond or deposit or replace any cash received by Buyer or such Subsidiary with respect to such matter.

Section 6.05         Dividends. During the Transferred Pension Indemnification Period, Addivant Holdings shall not, and Buyer shall cause Addivant Holdings not to, declare, set aside for payment or pay any dividend on any Equity Interests of Addivant Holdings unless Buyer or one of its Affiliates shall have first obtained an opinion from an independent valuation firm of nationally recognized standing to the effect that, after giving effect to such dividend, Addivant Holdings will be solvent.

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ARTICLE 7

Covenants of Buyer and Seller

Buyer and Seller agree that:

Section 7.01         Confidentiality. Buyer and Seller hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference, such that the information obtained by Buyer or its counsel, financial advisors, auditors or other authorized representatives during any investigation conducted pursuant to Section 5.02(a) or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms of the Confidentiality Agreement; provided that the Confidentiality Agreement shall terminate upon the Closing.

Section 7.02         Further Assurances; Consents; Regulatory Undertakings. (a) (i) Subject to the terms and conditions of this Agreement, Buyer and Seller will take, or cause to be taken, all actions and do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by the Transaction Documents, including in connection with obtaining all approvals of Governmental Authorities and any other Persons necessary to consummate the transactions contemplated in this Agreement.

(ii)         Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Business (and, for the avoidance of doubt, subject to fiduciary duties under Applicable Law owed to other equity holders of the applicable JV, use reasonable best efforts to cause the JVs), to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Purchased Assets and the JV Shares. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates, to execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and other such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party. Seller and Buyer acknowledge and agree that certain assets transferred to Buyer at Closing may include certain assets, rights and claims that are not Purchased Assets. If, following the Closing, Buyer or Seller reasonably determines that any such asset was transferred to Buyer, the parties agree to cooperate to transfer back to Seller or its designated Affiliate such asset as promptly as practicable without the payment of consideration. If, following the Closing, Seller or Buyer determines that any Purchased Asset was not transferred to Buyer, the parties agree to cooperate to transfer such asset to Buyer or its designee as promptly as practicable without the payment of any further consideration. If, after the Closing Date, Seller or Buyer identifies any Intellectual Property Right owned by Seller or its Affiliates that as of the Closing Date was Business Intellectual Property Rights, Seller shall promptly transfer such Intellectual Property Right to Buyer for no additional consideration. If, after the Closing Date, Seller or Buyer identifies any Intellectual Property Right that was transferred by Seller which was not Business Intellectual Property Rights as of the Closing Date, Buyer shall promptly transfer such Intellectual Property Right to Seller or its designated Affiliate for no additional consideration.

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(iii)        Each of Seller and Buyer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated by this Agreement.

(iv)        After the Closing, Seller shall, and shall cause its Affiliates to, permit, and hereby authorizes, Buyer to collect, in the name of Seller or its Affiliates, and shall not attempt to collect other than as requested by Buyer, receivables and to endorse with the name of Seller or its Affiliates for deposit in Seller’s account any checks or drafts received in payment thereof. Seller shall, and shall cause its Affiliates to, promptly deliver to Buyer any cash, checks or other property that it may receive after the Closing in respect of any accounts receivables or other asset constituting part of the Purchased Assets.

(v)        Seller and Buyer shall give written notice to the German notary who has notarized the German Real Estate Transfer Agreement once all Closing conditions, except for Section 10.02(k), have been met or duly waived.

(vi)        No later than five Business Days prior to the anticipated Closing Date, Buyer shall notify German Seller and German Buyer in writing of the anticipated Closing Date.

(vii)       Without limiting the foregoing, in the event that the German Real Estate Agreement is not fully valid and enforceable under German law, or that the land registry competent for the registration of the transfer of the German Real Estate materially contests the validity of such agreement, or the registration of the transfer of the German Real Estate to German Buyer is not registered in the relevant land register within three months after the Closing, or the Closing fails or is delayed due to the land registry or any other relevant Person contesting the validity of the German Real Estate Transfer Agreement, the Seller shall cause the German Seller, and the Buyer shall cause the German Buyer, to enter into such documents and execute such instruments without undue delay which are required to give the transactions contemplated under the German Real Estate Transfer Agreement fullest effect, including a re-execution of the German Real Estate Transfer Agreement, if so required.

(b)         In furtherance and not in limitation of the obligations set forth in Section 7.02(a)(i), each of Buyer and Seller shall:

(i)         to the extent necessary, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; and

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(ii)         as promptly as practicable, make (or cause to be made) their respective required filings under any applicable non-U.S. competition, antitrust or premerger notification laws of the jurisdictions identified in Schedule 7.02(b) (“Non-U.S. Antitrust Laws”) and make any other required submissions under the HSR Act or in the jurisdictions identified on Schedule 7.02(b).

Buyer and Seller shall each pay 50% of all filing fees incident to all such filings.

(c)         In furtherance and not in limitation of the foregoing, each of Buyer and Seller agree to:

(i)         promptly notify each other of any communication concerning this Agreement or the transactions contemplated by the Transaction Documents (the “Transactions”) to that party or any of its Affiliates from any Governmental Authority and, to the extent not prohibited by Applicable Laws or such Governmental Authority, permit the other party to review in advance any proposed communication concerning this Agreement or the Transactions to any Governmental Authority and provide a reasonable opportunity for the other party to provide comments and for any such reasonable comments to be accounted for prior to their submission;

(ii)         not participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by Applicable Laws or such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion;

(iii)        furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff, on the other hand, with respect to this Agreement and the Transactions, except any confidential information or business secrets, which information shall be provided to counsel on a counsel-to-counsel basis; and

(iv)        furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities, including any filings necessary or appropriate under the provisions of the HSR Act and applicable Non-U.S. Antitrust Laws.

(d)         Without limiting Section 7.02(a)(i), Seller and Buyer shall each, and shall cause each of their respective Affiliates to, use, and cause their respective Subsidiaries to use reasonable best efforts promptly to:

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(i)         cause the expiration or termination of the applicable waiting period under the HSR Act and to obtain required clearances and approvals under applicable Non-U.S. Antitrust Laws as promptly as reasonably practicable;

(ii)         avoid the entry of any decree, order or judgment that would restrain, prevent or delay the Closing; and

(iii)        take, in the event that any permanent, preliminary or temporary decree, order or judgment is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make the Closing in accordance with the terms of this Agreement unlawful or that would materially restrain, prevent or delay the Closing, reasonable steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened decree, order or judgment so as to permit such consummation.

(e)         Notwithstanding anything in this Agreement to the contrary and subject to the last sentence of this Section 7.02(e), the obligations of Buyer under this Section 7.02 shall include Buyer committing to, as a condition to and in return for obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Authority necessary to consummate the Transactions under the Non-U.S. Antitrust Laws: (i) agreeing to sell, divest or otherwise convey any particular Purchased Asset, Business Intellectual Property Right, JV Shares, portion or part of a Purchased Asset or the Business contemporaneously with or subsequent to the Closing; (ii) agreeing to permit any Purchased Asset, JV Shares or Business Intellectual Property Right to be sold, divested or otherwise conveyed prior to the Closing; and (iii) licensing, holding separate or entering into similar arrangements with respect to the Purchased Assets, JV Shares or Business Intellectual Property Right or conduct of business arrangements to the extent such action is necessary to avoid, prevent, eliminate or remove the issuance or enactment of any order, decree, decision, determination, judgment or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of Transactions by any Governmental Authority. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Buyer be obligated to, and Seller and its Subsidiaries shall not agree with a Governmental Authority without the prior written consent of Buyer, to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any Purchased Assets (whether tangible or intangible), JV Shares or Business Intellectual Property Right or any portion of the Business, if such divestiture or hold separate involves assets that are material to the Business or if such licensing or similar arrangement would materially adversely affect assets that are material to the Business.

(f)         Nothing in this Agreement shall require Seller to take or agree to take any of the actions referred to in clauses (i) through (iii) of Section 7.02(e) with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Other than as provided by Section 7.02(e), nothing in this Agreement shall require Buyer or any of its Affiliates to sell, divest or otherwise convey any of their respective assets, categories, portions or parts of assets or businesses at any time or to license, hold separate or enter into similar arrangements with respect to their respective assets or conduct of business arrangements or to terminate any of their respective existing relationships or contractual rights or obligations as a condition to obtaining any expiration of waiting periods under the HSR Act or consents from Governmental Authorities necessary to consummate the Transactions.

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Section 7.03         Permit Transfers and REACH.

(a)         Without limitation of any provision of this Agreement, Seller and Buyer shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary or desirable under Applicable Law (i) to transfer to Buyer or Buyer’s designee any Permits and all REACH Registrations listed on Schedule 2.02(h) under the heading “Environmental, health and safety permits”; and (ii) to have reissued any Permits to, and to submit new REACH Registrations on behalf of, Buyer or Buyer's designee to the extent such Permits or REACH registrations are both (A) listed on Schedule 2.03(q) under the heading “Environmental, health and safety permits” and (B) required under Environmental Laws for the lawful ownership and operation of the Business and Acquired Facilities. For the avoidance of doubt, the parties shall have no obligation to submit new REACH Registrations pursuant to the foregoing sentence where the Business may comply with REACH after Closing as a downstream user.

(b)         From the date hereof until the Closing Date, Seller will, and will cause its Affiliates to, use reasonable best efforts to maintain, submit or obtain in the ordinary course of business those REACH registrations identified on Schedule 3.24(c)(ii).

Section 7.04         Catenoy Facility Financial Assurances.

(a)         Provided that Seller has complied with its obligations pursuant to Section 7.04(b), Buyer shall, and shall cause Addivant France SAS to, use reasonable best efforts to do, or cause to be done, all things, necessary or desirable to satisfy the financial guarantee obligations applicable to the Business facility located in Catenoy, France required by Governmental Authorities pursuant to (i) Circulaire n°97-103 du 18/07/97 relative aux garanties financières pour les installations figurant sur la liste prévue à l’article 7-1 de la loi du 19 juillet 1976, (ii) Code de l’environnement- Décret n° 2012-633 du 3 mai 2012 relatif à l'obligation de constituer des garanties financières en vue de la mise en sécurité de certaines installations classées pour la protection de l'environnement, and (iii) the arrêté du 31 juillet 2012 relatif aux modalités de constitution de garanties financières prévues aux articles R. 516-1 et suivants du code de l’environnement (the “Catenoy FA Requirements”).

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(b)         In connection with such Catenoy FA Requirements, Seller and Buyer agree as follows:

(i)         Seller shall use reasonable best efforts to obtain, or cause to be obtained, at its cost and expense (including the payment or reimbursement of premiums for the period specified in clause (iv) below), on behalf and in the name of Addivant France SAS, an insurance policy on terms that satisfy the Catenoy FA Requirements (the “Insurance Policy”) and that is reasonably acceptable to both Buyer and Seller; provided that if the Insurance Policy is not available on terms reasonably acceptable to both Buyer and Seller, then Seller shall use reasonable best efforts to obtain, or cause to be obtained, at its cost and expense (including the payment or reimbursement of premiums for the period specified in clause (iv) below), on behalf and in the name of Addivant France SAS, a surety bond on terms that satisfy the Catenoy FA Requirements (the “Surety Bond”) and that is reasonably acceptable to both Buyer and Seller, in each case prior to the Closing and effective as of the date required by the applicable Governmental Authority. If Buyer or any of its Affiliates obtains such Insurance Policy or such Surety Bond, then Seller shall either pay or, upon receipt of evidence that Buyer or its Affiliates have paid the same, reimburse Buyer for the premium costs of such Insurance Policy or Surety Bond. Buyer acknowledges that the Insurance Policy or Surety Bond may be an insurance policy or surety bond in existence prior to Closing that would be transferred to Buyer or one of its Affiliates; provided that such insurance policy or surety bond is reasonably acceptable to Buyer and satisfies the Catenoy FA Requirements.

(ii)         If neither the Insurance Policy nor Surety Bond is available on terms reasonably acceptable to both Buyer and Seller, then to the extent and only in the event that either (A) the Financing Sources allow Buyer or any of its controlled Affiliates to secure a letter of credit or bank guarantee without such letter of credit or bank guarantee reducing the amount available to Buyer to borrow pursuant to the credit facilities provided by such Financing Sources or (B) a lender other than the Financing Sources allows Buyer or any of its controlled Affiliates to secure a letter of credit or bank guarantee without an obligation to post collateral, (x) Buyer shall use reasonable best efforts to obtain a letter of credit or bank guarantee to satisfy the Catenoy FA Requirements and (y) Seller shall use reasonable best efforts to obtain a letter of credit or bank guarantee in an amount not to exceed the financial assurance amount required to satisfy the Catenoy FA Requirements on substantially the same terms providing that, to the extent an applicable Governmental Authority demands a release of proceeds from Buyer’s letter of credit facility or bank guarantee, Seller’s letter of credit facility or bank guarantee shall be obligated to pay to such Financing Source or lender, as applicable, the amount of such proceeds from Seller’s letter of credit or bank guarantee.

(iii)        In the event that an Insurance Policy or Surety Bond has not been obtained and the conditions set forth in Section 7.04(b)(ii) are not satisfied, in each case as of the Closing Date, Buyer may obtain an Insurance Policy, Surety Bond or letter of credit or bank guarantee meeting no more than the minimum requirements necessary to satisfy the Catenoy FA Requirements, and Seller shall either pay or, upon receipt of evidence that Buyer or its Affiliates have paid the same, reimburse Buyer for the premium costs of such Insurance Policy or Surety Bond. The payment obligations of Seller under this Section 7.04(b)(iii) shall not exceed an amount equal to 50% of the financial assurance amount required to satisfy the Catenoy FA Requirements.

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(iv)        Seller shall have no obligations pursuant to this Section 7.04(b) from and after the 2-year anniversary of the Closing Date, nor shall Seller have any obligation pursuant to this Section 7.04(b) (unless otherwise agreed by Seller in writing) to pay or reimburse the premium costs of any Insurance Policy or Surety Bond after the 2-year anniversary of the Closing Date; provided that the obligation to pay or reimburse amounts incurred during such period shall survive until such payments or reimbursements have been made.

(c)         Notwithstanding any other provision herein to the contrary, Buyer Indemnifying Party shall indemnify, defend and hold harmless Seller Indemnified Parties from and against any Damages incurred by the Seller Indemnified Parties arising from or resulting from any draw from, access to or release of any financial guarantee or other arrangement for, on behalf of or supported by either Seller, Buyer or their respective Affiliates pursuant to the Catenoy FA Requirements.

Section 7.05         Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith, delivering all powers of attorney and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.06         Public Announcements. The parties agree to consult with each other before issuing, or allowing any of their respective Affiliates to issue, any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.07         Filings in the Kingdom of Saudi Arabia. Seller shall (and shall ensure that its shareholders, directors and senior officers) render all support, advice and assistance as may be reasonably requested by Buyer in connection with (i) liaising with regulatory authorities in the Kingdom of Saudi Arabia, including the Saudi Arabian General Investment Authority and Saudi Arabian Ministry of Commerce and Industry and (ii) communicating with any third parties whose consent or approval may be required or desirable in order to transfer the GSI JV Shares from Seller to Buyer and for the GSI JV Shares to be held by Buyer. Seller shall reasonably cooperate with Buyer and any governmental or regulatory authority, including the Saudi Arabian General Investment Authority and Saudi Arabian Ministry of Commerce and Industry, and shall provide all necessary information and assistance reasonably required by Buyer in connection with any governmental or regulatory filings promptly upon being requested to do so. As soon as practicable following the Closing, Buyer shall (i) arrange for the publication of the GSI JV Amendment in the Official Gazette (Umm Al Qura) and (ii) submit an application for the registration of the GSI JV Amendment at the Saudi Arabian Ministry of Commerce and Industry and procure that the GSI JV shall amend the details of its commercial registration in the Commercial Register maintained by the Saudi Arabian Ministry of Commerce and Industry to reflect the transfer of the GSI JV Shares to Buyer.

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Section 7.08         WARN Act. Seller shall, as soon as practicable following the Closing, provide Buyer with a schedule setting forth the name and work location of each employee of the Business (excluding the JVs) who terminated employment within the 90 day period prior to the Closing Date. In the event of any “plant closing” or “mass layoff” (as defined by the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law) with respect to the Business that occurs on or after the Closing Date due to any actions taken by Buyer, Buyer shall comply with all of the requirements of the WARN Act and any similar state or local law and shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties under the WARN Act or any similar state or local law arising as a result of the transactions contemplated by this Agreement. Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates with respect to the WARN Act or any similar state or local law arising as a result of any actions taken by Buyer with respect to the Continuing Employees on or after the Closing Date.

Section 7.09         Non-competition; Employee Nonsolicitation. (a) Seller agrees that during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date it will not, and it shall cause its Affiliates not to, directly or indirectly, as a stockholder, investor, member, partner or otherwise, own, manage, operate or engage in the Business as conducted as of the Original APA Date. Notwithstanding the provisions of this Section 7.09(a), nothing in this Agreement shall preclude, prohibit or restrict Seller or its Subsidiaries from (i) holding not more than 5% of the outstanding voting securities or similar equity interests of any Person engaging in any business activity that would otherwise violate the first sentence of this Section 7.09(a) or (ii) engaging in any business activity that would otherwise violate the first sentence of this Section 7.09(a) that is conducted by a business acquired from any Person after the Closing Date, but only if the revenues derived from the activities prohibited by the first sentence of Section 7.09(a) during the 12 months prior to such acquisition constitute less than (A) 10% of the gross revenue of such business or (B) $25 million; provided, that Seller shall not be in violation of this Section 7.09(a) if it acquires such a business with revenues greater than the amounts specified in clause (ii) so long as (x) within 12 months after the purchase or other acquisition of such business it enters into a definitive agreement to divest, and, within nine months of the entry into such definitive agreement, actually divests the relevant portion of such business or securities of the Person conducting such business, or (y) within 12 months after the purchase or other acquisition of such business, the business complies with this Section 7.09(a).

(b)         Until the second anniversary of the Closing Date, each of Seller and Buyer agrees that it will not, and each agrees that it shall cause its Subsidiaries not to, directly or indirectly, target, solicit for employment or employ (including in any consulting capacity) any (i) salaried employee or (ii) other employee whose annual cash compensation exceeds $50,000, in each case, of Seller, Buyer, any of their respective Affiliates or the Business or the JVs, as applicable. The foregoing shall not apply to the employment by Buyer or any of its Subsidiaries of any Seller Business Employee.

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(c)         If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.

Section 7.10         Certain Environmental Matters. Buyer and Seller shall take, or cause to be taken, commercially reasonable actions to cause Buyer to acquire, assume and become subject to as of the Closing Date (or, if not possible by the Closing Date, as promptly thereafter as possible) all obligations, liabilities and requirements of those permits, authorizations and orders set forth on Schedule 7.10 (the “Existing Environmental Orders”) and, subject to Seller’s indemnification obligations pursuant to Section 11.02, to release Seller and its Affiliates as of the Closing Date (or, if not possible by the Closing Date, as promptly thereafter as possible) from all such obligations, liabilities or requirements thereunder. On and after the Closing and subject to Section 2.05(d), Buyer shall satisfy, perform and undertake all liabilities, obligations or requirements relating to such Existing Environmental Orders; provided that Buyer’s satisfaction, performance and undertaking thereof shall be subject to indemnification in accordance with Section 11.02 and the limitations applicable thereto.

Section 7.11         Refunds and Remittances. If Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand, after the Closing Date receives any funds properly belonging to the other party or its Affiliates, the receiving party will promptly so advise such other party and will promptly deliver such funds to an account or accounts designated in writing by such other party.

Section 7.12         Trade Accounts Payable. (a) Schedule 7.12 (the “Trade Accounts Payable Schedule”) sets forth the LTM Average Trade Accounts Payable for each of the U.S. Dollar-Denominated Portion of the Business, the U.S. Portion of the Business and the Euro-Denominated Portion of the Business; provided that the LTM Average Trade Accounts Payable for the U.S. Dollar-Denominated Portion of the Business and the U.S. Portion of the Business are aggregated for purposes of Schedule 7.12. Notwithstanding anything to the contrary in this Agreement, from the Original APA Date, Seller will pay or cause to be paid all Trade Accounts Payable outstanding prior to and through the Closing Date in the ordinary course of business and when due in accordance with their terms.

(b)         Buyer shall pay to Seller, on the date that is fifteen (15) days after the Closing Date, 50% of (i) the LTM Average Trade Accounts Payable for the U.S. Dollar-Denominated Portion of the Business, (ii) the LTM Average Trade Accounts Payable for the U.S. Portion of the Business and (iii) the LTM Average Trade Accounts Payable for the Euro-Denominated Portion of the Business, in each case as set forth on the Trade Accounts Payable Schedule.

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(c)         Within thirty-five (35) days of the Closing Date, Buyer shall pay to Seller the remainder of (i) the LTM Average Trade Accounts Payable for the U.S. Dollar-Denominated Portion of the Business, (ii) the LTM Average Trade Accounts Payable for the U.S. Portion of the Business and (iii) the LTM Average Trade Accounts Payable for the Euro-Denominated Portion of the Business, in each case as set forth on the Trade Accounts Payable Schedule; provided that Buyer shall not be obligated to pay an amount equal to the sum of (x) the Trade Accounts Payable outstanding as of the Closing that have not been paid within 30 days of the Closing Date and (y) the amount of the Trade Accounts Payable that Seller or any of its Affiliates is disputing in good faith; provided that Buyer shall promptly pay Seller any amount not paid pursuant to the preceding sentence following delivery to Buyer of documentary evidence reasonably satisfactory to Buyer evidencing that such Trade Accounts Payable has been paid. In advance of the payment date pursuant to this Section 7.12(c), Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the Trade Accounts Payable outstanding as of the Closing Date that have been paid.

(d)         Any payment by Buyer pursuant to Section 7.12(b) or Section 7.12(c) with respect to the U.S. Dollar-Denominated Portion of the Business or the U.S. Portion of the Business shall be made in U.S. Dollars and any payment with respect to the Euro-Denominated Portion of the Business shall be made in Euros.

(e)         Seller will provide Buyer and its representatives access to all books and records reasonably requested to permit Buyer to verify that the Trade Accounts Payable Schedule was prepared in accordance with the Calculation Principles. No later than 90 days after the Closing Date, Buyer may deliver a notice to Seller disagreeing with any calculation set forth in the Trade Accounts Payable Schedule and setting forth Buyer’s grounds for such disagreement.

(f)         If a notice of disagreement shall be delivered pursuant to Section 7.12(e), Buyer and Seller shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts. If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller), promptly to review this Agreement and the disputed items or amounts contained in the Trade Accounts Payable Schedule. In making such determination, such independent accounting firm shall consider only those items or amounts in the Trade Accounts Payable Schedule or Buyer’s notice of disagreement delivered pursuant to Section 7.12(e). Such independent accounting firm shall deliver to Buyer and Seller, as promptly as practicable, but in no event later than 30 days after its engagement, a report setting forth such determination. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne proportionately by Buyer and Seller in relation to the difference between the calculation of LTM Average Trade Accounts Payable as determined by such accounting firm and the Trade Accounts Payable Schedule, on the one hand, and the calculation delivered by Buyer pursuant to Section 7.12(e), on the other hand.

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(g)         Buyer and Seller agree that they will, and agree to cause their respective Subsidiaries and independent accountants to, cooperate and assist in the conduct of the audits and reviews of any of the foregoing, including making available books, records, work papers and personnel.

(h)         In the event that the LTM Average Trade Accounts Payable as finally determined pursuant to Section 7.12(f) is less than the amount thereof set forth on the Trade Accounts Payable Schedule, Seller shall pay to Buyer, within two Business Days of such final determination, the amount of such difference. In the event that the LTM Average Trade Accounts Payable as finally determined pursuant to Section 7.12(f) is greater than the amount thereof set forth on the Trade Accounts Payable Schedule, Buyer shall pay to Seller, within two Business Days of such final determination, the amount of such difference.

Section 7.13         Financing. (a) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Financing and the Debt Financing Commitments, (ii) negotiate and enter into definitive financing agreements with respect to the Debt Financing and Debt Financing Commitments on terms and conditions (including any “flex” provisions) described in the Debt Financing Commitments so that such agreements are in effect no later than the Closing, (iii) cause its Representatives to cooperate in the preparation of all documents (including offering memoranda, private placement memoranda, prospectuses and road show presentations, if any) and the making of all filings in connection with the Financing and the other transactions contemplated by the Financing Commitments, and in executing and delivering all documents and instruments related to the Financing Commitments, (iv) satisfy on a timely basis all conditions in the Financing Commitments and comply with its obligations thereunder (in each case, that are in its control) and (v) subject to the satisfaction or waiver of the conditions set forth in the Debt Financing Commitments, otherwise take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or advisable to consummate the Debt Financing at or prior to the Closing. Buyer shall keep Seller fully informed of material developments in respect of the financing process relating thereto. Notwithstanding anything to the contrary herein, the commercially reasonable efforts of Buyer with respect to the Debt Financing shall not include any obligation to institute any Action against a Financing Source providing Debt Financing. From the date hereof to the Closing, Buyer shall not agree to, or permit, any amendment or modification of, or waiver under, the Financing Commitments or other final documentation relating to the Debt Financing in a manner that would (x) materially delay or prevent the Closing in any respect or (y) (A) reduce the aggregate amount of the Debt Financing Commitments (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fees) unless the Equity Financing is increased by a corresponding amount, (B) impose new or additional material conditions, or otherwise amend, modify or expand any conditions in a material manner, to the receipt of the Debt Financing, (C) reasonably be expected to make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (D) adversely impacts the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements with respect thereto, the ability of Buyer to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby, without the prior written consent of Seller (which consent may not be unreasonably withheld, conditioned or delayed).

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(b)         Prior to the Closing, Seller shall use its reasonable best efforts to provide, and shall cause its Affiliates and Representatives to use reasonable best efforts to provide, all reasonable cooperation requested by Buyer in connection with the arrangement of the Debt Financing, including using its reasonable best efforts to (i) furnish the Financing Sources providing the Debt Financing (as promptly as reasonably practicable) with financial and other pertinent information regarding the Business and the JVs required pursuant to the Financing Commitments; (ii) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for the Financing Sources), drafting sessions, road shows, rating agency presentations and due diligence sessions; (iii) furnish Buyer for distribution to the Financing Sources providing the Debt Financing as promptly as practicable with pertinent information as is customary in connection with the Financing regarding the Business’ and the JVs’ assets and operations and any security required therefor; (iv) assist Buyer and the Financing Sources providing the Debt Financing in the preparation of a customary offering document and bank information memoranda and lender presentations for any of the Financing, and materials for rating agency presentations; (v) take all corporate actions, subject to the consummation of the Closing, reasonably requested by Buyer to permit the consummation of the Financing and to permit the proceeds thereof to be made available to Buyer; (vi) cause the appropriate authorized Representatives of Seller or the Business or the JVs to execute and deliver any pledge and security documents, definitive financing documents or other certificates or documents as may be reasonably requested by Buyer or otherwise facilitate the pledging of Collateral (as defined in the Financing Commitments) for delivery at the consummation of the Financing at or prior to the Closing; (vii) cause the appropriate authorized Representatives of Seller to execute and deliver any credit agreements or indentures or other definitive financing documents on terms satisfactory to Buyer at and as of the Closing; (viii) provide, if requested by Buyer, authorization letters (including with respect to absence of material non-public information in any public-side version of documents distributed to prospective lenders) to the Financing Sources providing the Debt Financing authorizing the distribution of information to prospective lenders; (ix) cooperate reasonably with the Financing Sources providing the Debt Financing’s due diligence, to the extent customary and reasonable; (x) cooperate reasonably with the Financing Sources providing the Debt Financing to obtain accountant’s comfort letters, legal opinions and, at Buyer’s sole cost and expense, surveys, title insurance, landlord, warehouseman and bailee lien and access agreements, deposit and investment control agreements, in each case as reasonably requested by Buyer and customary for financings similar to the Debt Financing; (xi) at least five days prior to the Closing, provide all documentation and other information about the Business or the JVs as is reasonably requested in writing by Buyer which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT; (xii) negotiate in good faith a subordination arrangement with respect to the Notes on substantially the terms of the agreements attached to the Notes (with any immaterial modifications to such terms as are reasonably satisfactory to the Seller and the Financing Sources providing the Debt Financing); and (xiii) providing (A) documents reasonably requested by Buyer or its Financing Sources relating to the repayment of the existing Indebtedness of the Business or the JVs and the release of related Liens (except Permitted Liens), including customary payoff letters; and (B) an executed certificate of the Person who will be President or Controller of the Business or the JVs immediately following the Closing with respect to solvency matters substantially in the form attached to the Debt Financing Commitment.

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Notwithstanding anything herein to the contrary, (w) nothing in this Section 7.13 shall require such cooperation to the extent it would require Seller to waive or amend any terms of this Agreement, (x) nothing in this Section 7.13 shall require such cooperation from Seller or its Affiliates to the extent it would unreasonably interfere with the ongoing operations of Seller, the Business, the JVs or their respective Affiliates, (y) nothing in this Section 7.13 shall allow any sampling or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media and (z) no liability or obligation of Seller, the JVs or any of their respective Affiliates, or any of their respective Representatives, under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing. Buyer Indemnifying Party shall indemnify and hold harmless Seller, the JVs, their respective Affiliates and their respective directors, officers, employees and Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, Seller, the JVs or their respective Affiliates. Any information provided by Seller in connection with seeking the Financing shall be prepared in good faith.

The Buyer shall reimburse Seller for all of the documented reasonable out of pocket costs and expenses incurred by Seller, the JVs or their respective Affiliates in connection with this Section 7.13 on or prior to the Closing or promptly following the Closing or the termination of this Agreement.

(c)         If, notwithstanding the use of commercially reasonable efforts by Buyer to satisfy its obligations under Section 7.13(a), any of the Debt Financing or the Debt Financing Commitments (or any definitive financing agreement relating thereto) expires or is terminated prior to the Closing, in whole or in part, for any reason, Buyer shall (i) promptly notify Seller of such expiration or termination and the reasons therefor and (ii) promptly arrange for alternative financing on terms and conditions no less favorable to Buyer (taking into account any “market flex” provisions), in the aggregate, than those set forth in the Debt Financing Commitments, (the “Required Financing Alternative”) from other sources to replace the financing contemplated by such expired or terminated commitments or agreements, which Required Financing Alternative shall be in an amount sufficient to pay for the consummation of the transactions contemplated by this Agreement.

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(d)         Notwithstanding anything to the contrary contained in Section 7.13(a), at any time Buyer may replace the Debt Financing with alternative financing arrangements which (i) provide Buyer with sufficient funds to consummate the transactions contemplated by this Agreement prior to or concurrent with the Closing and (ii) do not prevent or materially impair or delay the Closing (together with the Required Financing Alternative, the “Financing Alternative”). In the event Buyer replaces the Debt Financing with any Financing Alternative, the terms of Section 7.13(a) shall no longer apply with respect to the Financing, but shall thereafter apply with respect to the Financing Alternative.

Section 7.14         Closing MRO Adjustments. (a) As promptly as practicable, but in no event later than 90 days, after the Closing Date, Seller will cause to be prepared and delivered to Buyer a schedule setting forth Seller’s calculation of Closing MRO for the U.S. Portion of the Business and for the Euro-Denominated Portion of the Business (the “Closing MRO Schedule”) and documentation reasonably sufficient to support such calculation.

(b)         If Buyer disagrees with the Closing MRO Schedule, Buyer may, within 30 days after delivery thereof, deliver a notice to Seller disagreeing with such schedule and setting forth Seller’s revisions thereto. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing MRO Schedule.

(c)         If a notice of disagreement shall be delivered pursuant to Section 7.14(b), Buyer and Seller shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the disputed items or amounts contained in the Closing MRO Schedule; provided that the amount of Closing MROs shall not be greater than the amount thereof shown in the Closing MRO Schedule delivered pursuant to Section 7.14(a) nor less than the amount thereof shown in Buyer’s notice of disagreement delivered pursuant to Section 7.14(b). If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller), promptly to review this Agreement and the disputed items or amounts contained in the Closing MRO Schedule. In making such determination, such independent accounting firm shall consider only those items or amounts in the Closing MRO Schedule or Buyer’s notice of disagreement delivered pursuant to Section 7.14(b). Such independent accounting firm shall deliver to Buyer and Seller, as promptly as practicable, but in no event later than 30 days after its engagement, a report setting forth such determination. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne proportionately by Buyer and Seller in relation to the difference between the calculation of Closing MRO as determined by such accounting firm and the calculation thereof delivered by Seller pursuant to Section 7.14(a) and Buyer pursuant to Section 7.14(b). In making the determination set forth in the immediately preceding sentence, the Euro-Denominated Portion of each instance of Closing MRO shall be converted into U.S. dollars at the prevailing spot exchange rate at the close of business on the Business Day immediately preceding the date on which such report is delivered.

(d)         Buyer and Seller agree that they will, and agree to cause their respective Subsidiaries and independent accountants to, cooperate and assist in the preparation of the Closing MRO Schedule and the calculation of Closing MRO and in the conduct of the audits and reviews of any of the foregoing, including the making available of books, records, work papers and personnel.

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(e)         To the extent that Final Closing MRO for the U.S. Portion of the Business is less than $1,301,481, Seller shall promptly pay to Addivant Holdings an amount equal to the difference between $1,545,509 and Final Closing MRO for the U.S. Portion of the Business. To the extent that Final Closing MRO for the U.S. Portion of the Business is greater than $1,952,221, Addivant Holdings shall promptly pay to Seller an amount equal to the difference between Final Closing MRO for the U.S. Portion of the Business and $1,708,194. To the extent that Final Closing MRO for the Euro-Denominated Portion of the Business is less than €2,604,620, Seller shall promptly pay to Buyer an amount equal to the difference between €3,092,987 and Final Closing MRO for the Euro-Denominated Portion of the Business. To the extent that Final Closing MRO for the Euro-Denominated Portion of the Business is greater than €3,906,931, Buyer shall promptly pay to Seller an amount equal to the difference between Final Closing MRO for the Euro-Denominated Portion of the Business and €3,418,564. Any payment with respect to the U.S. Portion of the Business shall be made in U.S. dollars and with respect to the Euro-Denominated Portion of the Business shall be made in Euros. “Final Closing MRO” means Closing MRO as shown in Seller’s calculation delivered pursuant to Section 7.14(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 7.14(b); or if such a notice of disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 7.14(c) or in the absence of such agreement, as shown in the independent accounting firm’s calculation delivered pursuant to Section 7.14(c); provided that in no event shall Final Closing MRO be greater than Seller’s calculation of Closing MRO delivered pursuant to Section 7.14(a) or less than Buyer’s calculation of Closing MRO delivered pursuant to Section 7.14(b).

Section 7.15         French Transfer Requirements. (a) Promptly, and in any event within fifteen calendar days following the Closing, Buyer shall cause the French Assignment and Assumption Agreement to be filed and/or registered with the relevant French tax authorities and registers for publication and tax purposes. In the event there are objecting creditors pursuant to Article L.141-14 et seq. of the French Commercial code, the corresponding liabilities will be discharged promptly by (i) Buyer, if the claim is validly made and relates directly to a French Liability or (ii) Seller, in all other cases of creditors’ objections; provided that the foregoing shall in no way reduce any obligation of Buyer to make any payment pursuant to Section 7.12 hereunder. In the event that Buyer or Seller receives any notice of objection from any such creditor, it will promptly deliver notice of such claim to the other Party. Buyer and Seller each hereby undertakes to take, or cause to be taken, any and all actions necessary or advisable in order to have any such objections for which it is respectively responsible withdrawn as promptly as practicable.

(b)         Seller shall complete all registrations and filings of all notices required to be registered and/or filed with the relevant Governmental Authorities in order to obtain the waiver of any preemptive rights of any Person which may exist with respect to the French Real Estate and to discharge any Liens on the French Real Estate (other than Permitted Liens).

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Section 7.16         Certain Saudi Tax Matters. Buyer and Seller hereby agree that, prior to the Closing, Seller, and following the Closing, Buyer shall use its commercially reasonable efforts to cause GSI JV to minimize any Taxes described in Section 2.05(a)(iii), including for the avoidance of doubt the filing of any letters or Tax returns with any Governmental Authority that would be expected to result in minimization or elimination of such Tax. For the avoidance of doubt, Buyer and Seller shall each be obligated to take the actions described in this Section 7.16 solely to the extent Buyer or Seller, as applicable, is entitled to do so at that time under the relevant organizational documents of GSI JV.

Section 7.17         IT Applications. Seller shall provide and implement stand-alone IT Applications in accordance with Schedule 7.17. Buyer shall take the actions set forth on Schedule 7.17 in accordance with the terms thereof.

ARTICLE 8

Tax Matters

Section 8.01         Tax Cooperation; Allocation of Taxes. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the calculation of the 358(h)(1) Liabilities and the filing of all Tax Returns (including providing all the cost and other basis information that is reasonably required for Addivant Holdings to prepare the statement that is required by Treasury Regulation Section 1.351-3(b)), the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax with respect to the Purchased Assets or the Business. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. On or after the end of such period, each party shall use commercially reasonable efforts to provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records, provided the foregoing shall not apply with respect to Taxes that arise in a period that begins after the Closing Date. Seller and Buyer shall cooperate reasonably with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

(b)         (i) All real property Taxes, personal property Taxes, similar ad valorem Taxes, and any other Taxes levied on a per diem basis, with respect to the Purchased Assets, the Business or the JV Shares for a taxable period which includes (but does not end on) the Closing Date (other than Transfer Taxes) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”), and all other Taxes with respect to the Purchased Assets, the Business or the JV Shares for a taxable period which includes (but does not end on) the Closing Date, other than Taxes described in clause (i) of this Section 8.01(b) and Transfer Taxes, shall be allocated to the Pre-Closing Tax Period based on the amount of Taxes that would be paid if such taxable period ended on the close of business on the Closing Date. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

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(c)         Except with respect to the Taxes described in Section 8.01(e) and Section 8.01(f), all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees incurred in connection with the acquisition of the JV Shares and the Purchased Assets, but excluding any of the foregoing that are based upon or measured by income or gain, (collectively, “Transfer Taxes”) and any refunds thereof shall be shared equally by Buyer and Seller. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d)         Except with respect to the Taxes described in Section 8.01(e) and Section 8.01(f), Taxes described in Sections 8.01(b) and (c) shall be timely paid, and all applicable filings, reports and returns shall be prepared and filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.01(b) or (c), as the case may be. Upon payment of any such Tax described in Section 8.01(b) or (c), the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.01(b) or (c), as the case may be together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the rate set forth in Section 2.11(b) for each day until paid. In the event that the parties agree that additional Transfer Taxes are required to be paid as a result of a post-Closing adjustment to the Purchase Price, the party that originally filed the Tax Return with respect to such Transfer Tax shall prepare and file any required additional Tax Return and pay the additional Transfer Taxes and the other party, upon presentation of such Tax Return or documentation evidencing the performance of such formalities and the payment of the additional Transfer Taxes, will reimburse 50% of such Taxes within ten (10) days after receipt of such evidence. In the event that the parties agree that a refund of Transfer Taxes is reasonably likely to be available, the party that originally filed the Tax Return with respect to such Transfer Tax shall prepare and file the Tax Return on which to claim such refund of Transfer Taxes and provide 50% of the refund to the other party.

(e)         German Tax Matters

(i)         It is the common understanding of the parties to this Agreement, the German Asset Sale Agreement, the German Assignment and Assumption Agreement and the German Real Estate Transfer Agreement that the transfers and assignments of assets and liabilities by German Seller to German Buyer as contemplated in this Agreement, the German Asset Sale Agreement, the German Assignment and Assumption Agreement and the German Real Estate Transfer Agreement constitute a sale of business (Geschäftsveräußerung im Ganzen) within the meaning of sec. 1 para. 1a of the German Value Added Tax Act (Umsatzsteuergesetz) and are not subject to German VAT. Therefore, the parties agree that the Purchase Price as allocated pursuant to Section 2.07 to the assets and liabilities transferred and assigned by German Seller are exclusive of any VAT. German Seller and German Buyer shall use all reasonable endeavors to secure such treatment. German Seller and German Buyer both confirm that they are taxable persons (Unternehmer) in the meaning of sec. 2 para. 1 German VAT Act (Umsatzsteuergesetz). German Buyer, moreover, confirms that it intends to continue the transferred business of German Seller in the same manner.

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(ii)         In the event that, contrary to such understanding, the competent tax office of German Seller takes the position that such transfers and assignments are completely or partly subject to VAT, the parties to this Agreement, the German Asset Sale Agreement, the German Assignment and Assumption Agreement and the German Real Estate Transfer Agreement agree that the Purchase Price as allocated pursuant to Section 2.07 to the assets and liabilities transferred and assigned by German Seller does not include German VAT. German Buyer shall pay the statutory German VAT to German Seller in addition to the Purchase Price. German Buyer may choose to pay such German VAT by assigning to German Seller its input VAT claim before the due date of German Seller’s respective VAT liability in accordance with sec. 46 German Tax Act (Abgabenordnung). In such case, German Seller and German Buyer shall cooperate in order to arrange for the discharge of German Seller’s VAT liability by setting it off against German Buyer’s claim for the refund of input VAT. German Seller shall apply for a stay of payment for offset purposes in relation to its obligation to pay the respective VAT as well as a waiver of the respective interest. If and to the extent that the consent of either the tax office responsible for German Seller or the tax office responsible for German Buyer to the offset of German Seller’s VAT liability against German Buyer’s claim for the refund of input VAT or to the interest-free stay of payment of German Seller’s VAT liability is not granted, German Seller shall give written notice to German Buyer in respect of the fact that no consent was obtained so far.

(iii)        German Buyer shall procure any payment/assignment under this Section 8.01(e) within five (5) Business Days following receipt of a valid invoice properly reflecting such German VAT issued by German Seller. Notwithstanding anything in this Agreement to the contrary, the parties to this Agreement, the German Asset Sale Agreement, the German Assignment and Assumption Agreement and the German Real Estate Transfer Agreement agree that any assessed German VAT shall be borne solely by German Buyer. German Buyer and Seller shall fully co-operate to achieve this assignment and German Buyer shall, in particular, sign and file the necessary assignment notice with the competent tax office.

(iv)        Notwithstanding anything in this Agreement to the contrary, German Seller and German Buyer will each bear 50% of the aggregate amount of any interest assessed by the competent tax authorities against German Seller on any VAT for the transfers and assignments of assets and liabilities by German Seller to German Buyer as contemplated in this Agreement, the Assignment and Assumption Agreement and the German Real Estate Transfer Agreement. German Buyer shall pay 50% of the interest assessed against German Seller within five (5) Business Days following receipt of a notification of such interest assessment from German Seller.

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Notwithstanding anything in this Agreement to the contrary, the parties agree that if contrary to the confirmation of German Buyer in this Agreement, German Buyer does not qualify as a taxable person (Unternehmer) within the meaning of sec. 2 para. 1 German VAT Act (Umsatzsteuergesetz) for VAT purposes and/or does not continue the transferred business of German Seller in the same manner and as a result, the competent tax authorities assess VAT and interest against German Seller, such interest shall be borne solely by German Buyer.

(f)          It is the common understanding of the parties to this Agreement that the transfer of the French Assets and French Liabilities as contemplated in this Agreement shall be exempt from VAT pursuant to Article 257 bis of the French General Tax Code (Code général des impôts). In order to be entitled to such exemption, (i) Buyer (or its Affiliate buying the French Assets and assuming the French Liabilities) and the appropriate French Subsidiaries of Seller both confirm that they are taxable persons for VAT purposes on the Closing Date, (ii) Buyer (or its Affiliate buying the French Assets and assuming the French Liabilities) confirms that it intends to continue the transferred business of the appropriate Subsidiaries of Seller in the same manner and (iii) the appropriate Subsidiaries of Seller and Buyer (or its Affiliate buying the French Assets and assuming the French Liabilities) undertake to mention the aggregate value of the transfer (excluding taxes) in their VAT declaration in the box “other non-taxable operations”, such declaration pertaining to the period of the transfer. In the event that, contrary to such understanding, the competent tax office of the appropriate Subsidiaries of Seller takes the position that the relief provided by Article 257 bis of the French General Tax Code is not applicable and VAT is chargeable in respect of the transfer of the French Assets by the appropriate Subsidiaries of Seller, the appropriate Subsidiaries of Seller shall provide an invoice properly reflecting such VAT in addition to the French Going Concern Purchase Price and any post-Closing adjustment to the French Going Concern Purchase Price to Buyer (or its Affiliate buying the French Assets and assuming the French Liabilities). Buyer (or its Affiliate buying the French Assets and assuming the French liabilities) shall pay the amount of VAT due in addition to the French Going Concern Purchase Price and any post-Closing adjustment to the French Going Concern Purchase Price with respect to the transfer of the Purchased Assets within five (5) business days following receipt of such valid invoice but in no case earlier than the French VAT becomes payable, provided, however, that any interest or penalties relating thereto shall be borne equally by the relevant appropriate Subsidiaries of Seller and Buyer. In this respect, Buyer (or its Affiliate buying the French Assets and assuming the French liabilities) shall pay 50% of the interest and penalties assessed against the relevant appropriate Subsidiaries of Seller within five (5) Business Days following receipt of a notification of such assessment from the relevant appropriate Subsidiaries of Seller. Nevertheless, the parties agree that if contrary to the confirmation of Buyer (or its Affiliate buying the French Assets and assuming the French Liabilities), the latter does not qualify as a taxable person for VAT purposes and/or does not continue the transferred business of the appropriate French Subsidiaries of Seller in the same manner and as a result, the competent tax authorities assess VAT as well as interest and penalties against the appropriate French Subsidiaries of Seller, such interest and penalties shall be borne solely by Buyer (or its Affiliate buying the French Assets and assuming the French Liabilities).

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In the event that, as a result of the relief provided for by Article 257 bis of the French General Tax Code being not applicable to the transfer of the French Assets and of the French Real Estate, the appropriate French Subsidiaries of Seller are required to repay to the French tax authorities an amount of input VAT in application of Article 207, III of Appendix II to the French General Tax Code, Buyer shall cause its Affiliate buying the French Real Estate to reimburse the appropriate French Subsidiaries of Seller the amount of such input VAT as and when such Affiliate effectively recovers from the French tax authorities the amount of VAT the right of deduction of which will have been transferred to it as a result of the transfer of the French Real Estate, provided however that the amount that such Affiliate will pay to the appropriate French subsidiaries of Seller will, in any case, not exceed the amount of input VAT repaid by the latter to the French tax authorities. For this purpose, Seller shall cause its appropriate French Subsidiaries to provide the Affiliate of Buyer buying the French Real Estate the certificate provided for by Article 207, III-3 of the Appendix II to the French General Tax Code mentioning the amount of VAT the Affiliate of Buyer is entitled to recover as a result of the transfer of the French Real Estate.

Section 8.02         French Tax Matters . Seller shall cause its appropriate Subsidiaries to prepare and file within the requisite period any declaration with the relevant Governmental Authority that is required by Applicable Law in connection with the transfer of the French Assets and French Liabilities (including, as the case may be, to comply with the provisions of article 201 of the French General Tax Code (Code général des impôts)). The appropriate French Subsidiaries being part of a tax consolidated group, Seller shall cause them to seek from the French tax authorities the grant of an extension of payment of the income tax due in connection with the transfer of the French Assets and French Liabilities in application of article 201, 3 of the French General Tax Code in order to declare the relevant income and gains within three months of the closing of the relevant fiscal year and to provide Buyer (or its Affiliate buying the French Assets and assuming the French Liabilities) with a copy of such grant of extension within five (5) days of its receipt. Should such an extension not be obtained, Seller shall cause (i) its appropriate French Subsidiaries to prepare and file the income tax return referred to under article 201, 3 of the French General Tax Code within the delay prescribed by such article and (ii) the relevant company of the tax consolidated group to pay the relevant tax within the same deadline.

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Section 8.03         U.S. Tax Treatment. Addivant Holdings has adopted a plan under Section 351 of the Code pursuant to which for U.S. federal income tax purposes (a) Seller will transfer the U.S. Contributed Assets and U.S. Assumed Liabilities to Addivant Holdings or its wholly owned subsidiary Addivant USA (which is treated as a disregarded entity for U.S. federal income tax purposes) in exchange for the U.S. Purchase Price (including the Preferred Stock), (b) Buyer will acquire shares of common stock of Addivant Holdings and (c) Buyer and Seller will “control” Addivant Holdings (within the meaning of Section 368(c) of the Code) immediately after the transactions contemplated by this Agreement. Buyer, Addivant Holdings, Seller and each of their Affiliates each agree to treat the transfer of the U.S. Contributed Assets and U.S. Assumed Liabilities to Addivant Holdings or Addivant USA, with respect to any “liability” (within the meaning of Section 358(h)(3) of the Code) that is assumed by Addivant Holdings or Addivant USA pursuant to this Agreement (including any U.S. Assumed Liability) and that is not associated with the “trade or business” (within the meaning of Section 358(h)(2)(A) of the Code) that is transferred to Addivant Holdings or Addivant USA pursuant to this Agreement (the “358(h)(1) Liabilities”), as an exchange subject to Section 358(h)(1) of the Code, and Seller agrees to reduce its tax basis in the Preferred Stock by the amount of any 358(h)(1) Liabilities in accordance with Section 358(h)(1) of the Code. No later than 30 days after the date hereof, Seller shall, after good faith consultation with Buyer, deliver to Buyer a proposed calculation of the 358(h)(1) Liabilities (the “358(h)(1) Schedule”). If within 30 days after the delivery of the 358(h)(1) Schedule, Buyer notifies Seller in writing that Buyer objects to the calculation set forth in the 358(h)(1) Schedule, Seller and Buyer shall use commercially reasonable efforts to resolve such dispute within 30 days after the Closing Date. In the event that Seller and Buyer are unable to resolve such dispute within 30 days after the Closing Date, the Auditor shall be appointed to resolve such dispute, and the 358(h)(1) Schedule shall be based on such determination. The cost of the Auditor shall be paid one-half by Seller and one-half by Buyer. To the extent that Seller’s “aggregate adjusted bases” in the U.S. Contributed Assets exceeds the “fair market value” of the U.S. Contributed Assets immediately after the transactions contemplated by this Agreement (each within the meaning of Section 362(e)(2)(A)(ii) of the Code), Seller and Addivant Holdings each agree to make a joint election pursuant to Section 362(e)(2)(C) of the Code to apply the limitation in Section 362(e)(2)(A) of the Code to Seller’s tax basis in the Preferred Stock. Buyer, Addivant Holdings, Seller and each of their Affiliates agree to file all U.S. federal, state and local income Tax Returns consistent with this Section 8.03.

Section 8.04         Survival. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in Article 8 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof) and the provisions in this Article 8 shall only be effective after the Closing.

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ARTICLE 9
Employee Benefits

Section 9.01         Employee Matters. (a) Effective as of the Closing Date, Buyer shall (or shall cause one of its Affiliates to), as the case may be, (x) employ each Seller Business Employee whose employment continues with Buyer or any of its Affiliates by operation of Applicable Law on terms and conditions that comply in all material respects with Applicable Law, or (y) not later than seven days prior to the Closing Date, make an offer of employment to each Seller Business Employee whose employment does not continue with Buyer or any of its Affiliates by operation of Applicable Law (other than any such employee who is then on long-term disability, unless under Applicable Law such offer is required to be made to such employee at such time), in each case, such offer to be contingent on, and effective as of, the Closing. If a Seller Business Employee to whom Buyer did not offer employment under the foregoing clause (y) solely due to such employee’s being on long-term disability returns to active service with Seller or one of its Affiliates within six months following the Closing Date (or such later date as is required by Applicable Law), Buyer shall (or shall cause one of its Affiliates to) make an offer of employment to such Seller Business Employee not later than the later of seven days prior to the date that such employee is scheduled to return to active service with Seller or one of its Affiliates or seven days following the date Seller notifies Buyer of such scheduled return to active service, provided that Seller shall notify Buyer as soon as practicable prior to such scheduled return to active service (such scheduled return date, the “Leave Return Date”). To the extent permitted under Applicable Law, such offers of employment shall provide that any Seller Business Employee who does not expressly reject such offer in writing shall be deemed to accept such offer as of the Closing Date or the Leave Return Date, as the case may be. Seller and Buyer shall (or shall cause one of their respective Affiliates to) provide to the Seller Business Employees all information required under Applicable Law in connection with any offers of employment or transfers of employment by operation of Applicable Law contemplated by this Section 9.01(a). Any offer of employment required to be made by Buyer (or one of its Affiliates) pursuant to this Section 9.01(a) shall be on terms that are in compliance in all material respects with this Section 9.01(a) and Applicable Law. Buyer shall provide Seller with a reasonable advance opportunity to review the forms of employment offers which Buyer makes under this Section 9.01(a) and shall consider in good faith any comments of Seller to such forms. Each Seller Business Employee (1) who accepts (or is deemed to accept) such offer of employment with Buyer or one of its Affiliates (and, where required by Applicable Law, executes all documents necessary to effectuate such transfer of employment) and commences such employment with Buyer or one of its Affiliates or (2) whose employment continues with Buyer or any of its Affiliates by operation of Applicable Law and who does not object to such continuation of employment in accordance with Applicable Law is referred to herein as a “Continuing Employee”. For a period of 12 months following the Closing Date, Buyer shall, and shall cause its Affiliates to, provide to each Continuing Employee who remains employed by Buyer or one of its Affiliates (i) a base salary or wage rate that is not less than that provided to such Continuing Employee immediately prior to the Closing, (ii) severance benefits that are no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date and (iii) other compensation and benefits that are substantially comparable in the aggregate to those provided by Seller and its Affiliates to such Continuing Employee immediately prior to the Closing Date (excluding equity or equity-based compensation, deferred compensation, retiree health or welfare benefits and participation in a defined benefit pension plan). Except as prohibited by Applicable Law (it being understood that Buyer shall have no liability to Seller or its Affiliates hereunder for Damages incurred as a result of Buyer’s failure to perform its obligations under this Section 9.01(a) due to Seller’s failure or refusal to provide Buyer with all information reasonably necessary to permit Buyer to perform such obligations), Seller shall provide Buyer with all information reasonably necessary to permit Buyer to perform its obligations under this Section 9.01(a), including such information as may be reasonably requested by Buyer following the Closing, and Seller’s agreement to provide such information shall survive the Closing for so long as Buyer remains obligated to perform under this Article 9. Except as otherwise provided in this Agreement, Buyer shall, and shall cause its Affiliates to, cause any employee benefit plans, arrangements or policies (including, without limitation, any plan, arrangement or policy required by or maintained pursuant to any Applicable Law) in which any of the Continuing Employees participate following the Closing Date (collectively, the “Buyer Plans”) to recognize the service of each Continuing Employee for purposes of vesting, eligibility and benefit entitlement to the same extent such service was recognized by an Employee Plan as of immediately prior to the Closing (other than (i) for purposes of benefit accrual under any defined benefit pension plan or retiree health or welfare benefit plan, except to the extent that such benefit accrual is required to be recognized under Applicable Law, or (ii) to the extent such service credit would result in a duplication of benefits).

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(b)          Buyer shall cause each Buyer Plan that is a health care plan to waive pre-existing condition limitations to the extent waived or not applicable under the analogous Employee Plan, and Buyer shall use commercially reasonable efforts to cause the Continuing Employees to be given credit under the applicable Buyer Plan for amounts paid prior to the Closing Date during the Buyer Plan year in which the Closing Date occurs under an analogous Employee Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums under such Buyer Plan.

Section 9.02         Assumed and Retained Plans; Retained and Assumed Employment Liabilities. Effective as of the Closing, Buyer shall (or shall cause one of its Affiliates to) adopt the Transferred Pension Plan and the Assumed Plans. Buyer (or its Affiliate) shall assume all liabilities and obligations of Seller and its Affiliates under (i) the Assumed Plans relating to Continuing Employees and any Seller Business Employee to whom Buyer is obligated under this Agreement to make an offer of employment who (a) does not receive such offer or (b) rejects such offer from Buyer or one of its Affiliates that is not a Compliant Offer and (ii) the Transferred Pension Plan. Seller shall (or shall cause one of its Affiliates to) adopt the Retained Plans and retain all liabilities and obligations of Seller and its Affiliates under the Retained Plans. Notwithstanding anything in this Agreement to the contrary, including Section 11.02(c), Seller shall indemnify Buyer for all Damages arising from the Retained Employment Liabilities, which shall include reimbursing Buyer for any payments which Buyer is required to make under Applicable Law in respect of the Retained Employment Liabilities, and Buyer shall indemnify Seller for all Damages arising from the Assumed Employment Liabilities, which shall include reimbursing Seller for any payments which Seller is required to make under Applicable Law in respect of the Assumed Employment Liabilities. Each of Buyer and Seller shall provide the other with written notice of any amounts for which reimbursement or indemnification is requested under the immediately preceding sentence, and, in the case of a reimbursement request for payments made by Buyer in respect of the Retained Employment Liabilities or by Seller in respect of the Assumed Employment Liabilities, with such evidence to substantiate Buyer’s or Seller’s (as applicable) payment of such amounts as Buyer or Seller (as applicable) may reasonably request. Seller or one of its Affiliates shall pay to Buyer, and Buyer or one of its Affiliates shall pay to Seller, as applicable, any amount reimbursable under this Section 9.02 within 30 days of the later of Buyer’s or Seller’s (as applicable) receipt of such notice or substantiating evidence, if applicable. For the avoidance of doubt, Seller’s and Buyer’s respective indemnification obligations under this Section 9.02 shall not be subject to the De Minimis Amount, Basket Amount or Cap under Article 11. Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to indemnify Buyer for all Damages in respect of the Retained Employment Liabilities, including Seller’s obligation to reimburse Buyer for any payments Buyer makes in respect thereof, and Buyer’s obligation to indemnify Seller for all Damages in respect of the Assumed Employment Liabilities, including Buyer’s obligation to reimburse Seller for any payments Seller makes in respect thereof, shall survive the expiration of this Agreement indefinitely.

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Section 9.03         Certain Severance Payments. Buyer or one of its Affiliates shall reimburse Seller for 100% of any severance or similar termination payments or benefits actually paid or provided by Seller or any of its Affiliates in accordance with Applicable Law or the terms of an applicable Employee Plan to any Seller Business Employee (other than a Non-Core Employee) to whom Buyer is required to make an offer of employment pursuant to Section 9.01(a) and fails to make an offer of employment which complies in all material respects with the terms and conditions described in this Article 9 and Applicable Law (a “Compliant Offer”) if (i) such Seller Business Employee (x) does not receive such offer or (y) rejects such offer and (ii) Seller or one of its Affiliates provides notice of the termination of employment of such Seller Business Employee with Seller and its Affiliates not later than 30 days following the last to occur of (A) the Closing Date, (B) the Leave Return Date, if applicable, or (C) if applicable, the expiration of the period that such Seller Business Employee provides services to Buyer pursuant to the Transition Services Agreement. Buyer or one of its Affiliates shall reimburse Seller for 50% of any severance or similar termination payments or benefits actually paid or provided by Seller or any of its Affiliates in accordance with Applicable Law or the terms of an applicable Employee Plan to any Seller Business Employee (other than a Non-Core Employee) to whom Buyer is required to make an offer of employment pursuant to Section 9.01(a) and makes a Compliant Offer if (y) such Seller Business Employee rejects such Compliant Offer and (z) Seller or one of its Affiliates provides notice of termination of the employment of such Seller Business Employee with Seller and its Affiliates not later than 30 days following the last to occur of (A) the Closing Date, (B) the Leave Return Date, if applicable, or (C) if applicable, the expiration of the period that such Seller Business Employee provides services to Buyer pursuant to the Transition Services Agreement. Notwithstanding anything in this Section 9.03 to the contrary, in no event shall Buyer be obligated under this Section 9.03 to reimburse Seller for any severance or similar termination payments or benefits made by Seller or its Affiliates to a Seller Business Employee to the extent that the amount of such payments or benefits exceeds the amount of the payments or benefits to which such Seller Business Employee would have been entitled under the terms of the applicable Employee Plan in the form (or, if such plan is unwritten, consistent with the description) provided to Buyer as of the Original APA Date. Seller shall provide Buyer with written notice of the amount for which reimbursement is requested under this Section 9.03, and with such other evidence to substantiate Seller’s payment of such amount as Buyer may reasonably require, within 30 days following the date of termination of the applicable Seller Business Employee. Buyer or one of its Affiliates shall pay to Seller the amount reimbursable under this Section 9.03 within 30 days of the later of Buyer’s receipt of such notice or substantiating evidence, if applicable. For the avoidance of doubt, Buyer’s reimbursement obligations under the preceding sentence shall not be subject to the De Minimis Amount, Basket Amount or Cap under Article 11.

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Section 9.04         Employment Taxes. Seller will follow the “standard procedure for predecessors and successors” set forth in Section 4 of Revenue Procedure 2004 53, 2004 34 IRB 320 with respect to Continuing Employees providing services in the United States and shall promptly provide Buyer with such information regarding employment taxes paid for the calendar year in which the Closing Date occurs with respect to the Continuing Employees as Buyer may reasonably request.

Section 9.05         Employee Bonus Amounts. With respect to each Continuing Employee (each, a “Bonus Eligible Employee”) who is eligible to earn cash incentive compensation or commissions (each, a “Bonus”) in accordance with the terms of the applicable Employee Plan (i) to the extent not paid prior to the Closing Date, Seller shall pay to such Continuing Employee the Bonus earned for the year prior to the year in which the Closing Date occurs at the same time as Bonuses are ordinarily paid under the applicable Employee Plan to similarly situated employees of Seller or its Affiliates as if such Continuing Employee had remained employed by Seller or its Affiliate on the date of payment and (ii) for the calendar year in which the Closing Date occurs (the “Bonus Year”), Seller shall pay to such employee, as soon as practicable following the Closing Date, an amount in cash (subject to applicable withholding) equal to the product of (A) the amount of the Bonus that Seller determines such employee would have earned for the Bonus Year had such employee remained employed with Seller or one of its Affiliates through the last day of the Bonus Year, based on the achievement of the applicable performance criteria for the calendar quarters of the Bonus Year that are completed prior to the Closing Date, which criteria Seller may adjust to reflect such factors that Seller determines are appropriate, times (B) a fraction, the numerator of which is the number of calendar days from the first day of the Bonus Year through the day prior to the Closing Date, and the denominator of which is the number of calendar days in the Bonus Year (such amount, the “Pro Rata Bonus”). As soon as reasonably practicable following determination of the Pro Rata Bonus, Seller shall provide to Buyer a schedule setting forth the Pro Rata Bonus paid or to be paid by Seller to each Continuing Employee. Seller shall make all determinations and adjustments with respect to the Bonuses reasonably and in good faith.

Section 9.06         Labor Agreements. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, Seller shall, and shall cause its Affiliates to, comply with all Applicable Laws and the terms of any Business Contract relating to any labor or trade union, works council, labor organization or other authorized employee representative representing any Seller Business Employee, including all notification and/or consultation requirements. Buyer shall cooperate with Seller in good faith in connection with any works council consultations or approvals that are required or that Seller and Buyer reasonably agree in good faith are advisable in connection with the transactions contemplated by this Agreement. Buyer agrees to recognize Local No. 1-08 of the United Steel Paper and Forestry Rubber Manufacturing Energy Allied Industrial and Service Workers International Union (the “USW”) as the collective bargaining agent of the employees at the Business facility located in Morgantown, West Virginia, as provided in the collective bargaining agreement between Seller and the USW dated October 2, 2011. Upon the Closing, Buyer agrees to (or to cause its applicable Affiliate to) assume such collective bargaining agreement and the obligations of Seller and its Affiliates thereunder with respect to Continuing Employees that arise on or after the Closing Date; it being understood that Buyer shall not assume any Retained Employment Liabilities under such agreement.

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Section 9.07         Employee Communications. From the date hereof through the Closing Date, (i) Seller shall provide Buyer with reasonable access during normal business hours and on at least 24 hours’ notice to, and shall facilitate meetings with, Seller Business Employees who may become Continuing Employees for purposes of making announcements concerning and preparing for the consummation of the transactions contemplated by this Agreement, it being understood that Seller shall be entitled to attend any such meeting, (ii) Seller and Buyer shall cooperate in good faith regarding any broadly distributed communication to Seller Business Employees relating to employment, benefits and compensation with Buyer and its Affiliates following the Closing, which communication shall be reasonably acceptable to both Seller and Buyer and (iii) Seller shall use, and has used, since the Original APA Date, reasonable efforts to cause its and its Affiliates’ officers, management-level employees and directors not to influence or seek to influence, or offer any Seller Business Employee any employment or service position with any Person which would reasonably be expected to influence, any Seller Business Employee to reject a Compliant Offer.

Section 9.08         Accrued Vacation; Payroll. As soon as practicable following the Closing Date (or Leave Return Date, if applicable), Seller shall pay to each Continuing Employee all due and unpaid payroll, banked overtime and accrued vacation or paid time off attributable to such Continuing Employee’s employment or other service with Seller prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, if Seller and Buyer agree (which agreement neither party shall unreasonably withhold) that it is necessary or advisable that Buyer or one of its Affiliates make a payment to a Continuing Employee that Seller or one of its Affiliates is otherwise required to make under this Section 9.08, then, as soon as reasonably practicable following such agreement, Buyer or one if its Affiliates shall make such payment to such Continuing Employee. Upon Seller’s request, Buyer shall provide Seller with evidence reasonably required to substantiate that Buyer has made such payment to the applicable Continuing Employee. Seller shall reimburse Buyer the amount of such payment not later than 30 days following the later of Seller’s receipt of such notice or substantiating evidence, if applicable.

Section 9.09         No Third Party Beneficiaries. Without limiting the generality of the last sentence of Section 13.08, nothing in this Article 9, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (iii) shall alter or limit the ability of Buyer or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. Nothing in this Article 9 shall create any obligation on the part of Buyer or its Affiliates, as applicable, to continue to employ any Continuing Employee for any period following the Closing Date.

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Section 9.10         German Employee Notification. (a) In Germany, German Seller shall undertake all steps reasonably necessary to effect the transfer of its Seller Business Employees (other than its managing director) in accordance with Section 4 of the German Asset Sale Agreement (Exhibit G) (the “German Seller Business Employees”) to German Buyer by operation of Applicable Law. Prior to the Closing, German Seller shall inform each German Seller Business Employee in an information letter (§ 613a-Schreiben) compliant with Applicable Law about (i) the transfer to German Buyer, (ii) the time or the envisaged time of the transfer, (iii) the reason for the transfer, (iv) the legal, economic and social consequences of the transfer, (v) the measures contemplated with respect to the German Seller Business Employees, and (vi) the right to object to the transfer within one month after the receipt of the notification, in each case, in sufficient time to ensure the one month’s objection period has expired prior to Closing. To the extent Buyer or any of its Affiliates has not already done so prior to the execution and delivery of this Agreement, they shall furnish Seller and, to the extent required German Buyer, with sufficient and accurate information as reasonably required by Seller and German Buyer to fulfill German Seller’s information obligations towards the German Seller Business Employees, and vice versa. German Seller shall forward without undue delay to Buyer, and German Buyer or Buyer shall forward without undue delay to Seller, copies of any notices of objection received from any of the German Seller Business Employees. Seller and Buyer or their respective Affiliates shall coordinate and agree the content of the information letters in good faith and without undue delay prior to rendering them to the German Seller Business Employees. Buyer shall use reasonable efforts to cause its and its Affiliates’ officers, management-level employees and directors not to influence or seek to influence, or offer any German Seller Business Employee any employment or service position with any Person which would reasonably be expected to influence, any German Seller Business Employee to object to his or her transfer to German Buyer; provided that Buyer’s communicating with a German Seller Business Employee about his or her continued employment in a manner that complies in all material respects with this Article 9 and Applicable law to a German Seller Business Employee shall not, by itself, constitute a violation of this obligation.

(b)          German Buyer shall make an offer of employment to the managing director of German Seller in accordance with Section 9.01(a).

Section 9.11         Transferred U.S. Pension Plan. (a) Seller has provided to Buyer a complete and accurate list that sets forth the information relating to the Chemtura Corporation Retirement Plan (the “Seller Pension Plan”) that is specified in Schedule 9.11(a) (each participant in the Seller Pension Plan described in clause (i) or (ii) of Schedule 9.11(a), together with each such participant’s beneficiary or alternate payee with an accrued benefit which remains payable in whole or in part under the Seller Pension Plan, a “Transferred Pension Plan Participant”). Within fifteen (15) Business Days after the date hereof, Seller will provide Buyer with the information set forth on Schedule 9.11(a) updated as of the date hereof and including the identity of any participant specified in Schedule 9.11(a) if such participant or such participant’s alternate payee or beneficiary is in current pay status.

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(b)          Seller shall establish or maintain, effective not later than the Closing Date, a tax-qualified defined benefit pension plan (the “Transferred Pension Plan”) which will be a spin-off from the Seller Pension Plan in a form reasonably acceptable to Buyer for the benefit of the Transferred Pension Plan Participants. Following the Closing Date, Seller shall reasonably cooperate with Buyer to permit Buyer to take all such action reasonably necessary to qualify the Transferred Pension Plan under Section 401(a) of the Code. Seller shall file a Form 5310-A with the Internal Revenue Service (the “IRS”) not later than thirty (30) days prior to the Transfer Date, and shall timely make any other submission or filing with the PBGC, the IRS and DOL required under Applicable Law to be made on or prior to the Transfer Date, with respect to the transactions contemplated by this Section 9.11.

(c)          Seller shall cause the Seller Pension Plan to spin-off and transfer the assets and benefit liabilities applicable to the Transferred Pension Plan Participants to the Transferred Pension Plan in a spin-off and transfer under Section 414(l) of the Code as provided in this Section 9.11. Within five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer its good faith estimate of (i) the Accrued Liability as of the Transfer Date of each Transferred Pension Plan Participant in the Seller Pension Plan (such aggregate amount, the “Pension Transfer Liability”), and (ii) the amount of assets as of the Transfer Date corresponding to such amount, determined in accordance with Treasury Regulation Section 1.414(l)-1 (the “Pension Transfer Amount”). Effective as of the Transfer Date, and subject to the transfer from the Seller Pension Plan described in Section 9.11(d), the Transferred Pension Plan shall assume all benefit liabilities of the Seller Pension Plan as of the Transfer Date with respect to the Transferred Pension Plan Participants under the Seller Pension Plan.

(d)          Following delivery of the estimated Pension Transfer Liability and Pension Transfer Amount pursuant to Section 9.11(c), but not later than the Closing Date, Seller shall cause the trust that is a part of the Seller Pension Plan to make a transfer (the date of such transfer, the “Transfer Date”) to a separate trust that is a part of the Transferred Pension Plan in an amount equal to 95% of the estimated Pension Transfer Amount (such transferred amount, the “Initial Pension Transfer Amount”). Such transfer shall be made in cash or cash equivalents from the Seller Pension Plan. From the Transfer Date through the Closing, the Initial Pension Transfer Amount will be invested in an interest-bearing money market account through SEI, an existing investment manager for the Seller Pension Plan (such account, the “Money Market Account”), unless the Parties agree otherwise.

(e)          Within ninety (90) days after the Transfer Date, Seller shall cause the trust that is a part of the Seller Pension Plan to make a second transfer to the trust that is a part of the Transferred Pension Plan in an amount equal to the Pension True-Up Amount, if any, as adjusted in accordance with the penultimate sentence of this Section 9.11(e) for the period from the Transfer Date until the date of such second transfer. Such transfer shall be made in cash or cash equivalents from the Seller Pension Plan. The “Pension True-Up Amount” shall be equal to the excess (if any) of the Pension Transfer Amount (as finally determined in accordance with Section 9.11(f)), over the Initial Pension Transfer Amount. If the Initial Pension Transfer Amount exceeds the Pension Transfer Amount (as finally determined in accordance with Section 9.11(f)), then, as soon as reasonably practicable following such determination, a transfer shall be made from the trust that is a part of the Transferred Pension Plan to the trust that is a part of the Seller Pension Plan equal to such excess amount, as adjusted in accordance with the next sentence. Any such amount shall be adjusted for earnings (or losses) realized by the Seller Pension Plan or the Transferred Pension Plan, as applicable, as a whole for the period from the Transfer Date until the date of such transfer. Any transfer under this Section 9.11(e) shall be made in cash or cash equivalents from the Seller Pension Plan or the Transferred Pension Plan, as applicable.

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(f)          The Transferred Pension Plan PBO, the Pension Transfer Liability and the Pension Transfer Amount shall be finally determined as set forth in this Section 9.11(f). Such amounts shall initially be determined by Seller’s actuary and Seller shall deliver to Buyer a report of Seller’s actuary setting forth such determinations not later than ten (10) Business Days following the Closing Date together with all information reasonably necessary to review Seller’s actuary’s determination of the Transferred Pension Plan PBO, the Pension Transfer Liability or the Pension Transfer Amount in all material respects. During the ten (10) Business Day period following the delivery of such report and such other data and other information as Buyer may reasonably request in order to review the determination of the Transferred Pension Plan PBO, the Pension Transfer Liability and the Pension Transfer Amount made by Seller’s actuary, Buyer may assert a different amount for the Transferred Pension Plan PBO, the Pension Transfer Liability and/or the Pension Transfer Amount. In the event that Buyer fails to assert any such different amount during such period, Buyer shall be deemed to have accepted the determinations of the Transferred Pension Plan PBO, the Pension Transfer Liability and the Pension Transfer Amount of Seller’s actuary. In the event Buyer shall make such an assertion, Buyer shall deliver to Seller with such assertion not later than ten (10) Business Days following such assertion Buyer’s actuary’s determination of the Transferred Pension Plan PBO, the Pension Transfer Liability or the Pension Transfer Amount together with all information reasonably necessary to review Buyer’s actuary’s determination of the Transferred Pension Plan PBO, the Pension Transfer Liability and/or the Pension Transfer Amount in all material respects. If there is a dispute between Seller’s actuary and Buyer’s actuary as to whether a correction to the Transferred Pension Plan PBO, the Pension Transfer Liability or the Pension Transfer Amount is warranted, and the dispute remains unresolved for fifteen (15) days, the respective chief financial officers of Seller and Buyer shall endeavor to resolve the dispute. If the dispute remains unresolved for thirty (30) days, Seller and Buyer shall select and appoint a third actuary who is mutually satisfactory to both Seller and Buyer. The determination of the third actuary shall be rendered within thirty (30) days and shall be binding and conclusive on Seller and Buyer as to any dispute for which the third actuary was appointed; provided, however, that if such third actuary’s determination of the amount of the Transferred Pension Plan PBO, the Pension Transfer Liability or the Pension Transfer Amount, as applicable, (i) exceeds such amount as determined by both Seller’s actuary and Buyer’s actuary, the greater of such amount as determined by Seller’s actuary or Buyer’s actuary shall be binding and conclusive on Seller and Buyer or (ii) is less than such amount as determined by both Seller’s actuary and Buyer’s actuary, the lesser of such amount as determined by Seller’s actuary or Buyer’s actuary shall be binding and conclusive on Seller and Buyer. The cost of such third actuary shall be divided equally between the Seller and Buyer, and Seller and Buyer each shall be responsible for the cost of its own actuary. The transfers contemplated in this Section 9.11 shall be determined in accordance with Section 414(l) of the Code and the related Treasury Regulations.

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(g)          Seller shall, and shall cause its Affiliates to, establish and, until the Closing, maintain the Transferred Pension Plan in compliance with the requirements for tax qualification under ERISA and the Code and the related Treasury Regulations, and shall cause the transfers contemplated in this Section 9.11 to be effectuated in accordance with Section 414(l) of the Code and the related Treasury Regulations. Seller shall provide Buyer with drafts of the Transferred Pension Plan prior to adoption thereof and the Form 5310-A to be filed with the IRS, as contemplated by this Section 9.11. Seller shall not adopt the Transferred Pension Plan or file such Form 5310-A prior to receiving approval from the Buyer of the Transferred Pension Plan, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 9.12         Net Transferred Pension Liability. If the excess of the Transferred Pension Plan PBO (as finally determined under Section 9.11(f)) over the balance of the Money Market Account (or the value of the assets held by the Transferred Pension Plan, determined in the same manner as used to determine the Pension Transfer Amount, including Treasury Regulation Section 1.414(l)-1, to the extent such assets are not then invested in the Money Market Account) as of the close of business on the Business Day immediately preceding the Closing Date (such excess, the “Net Transferred Pension Liability”) is finally determined to be:

(a)          less than $80,000,000 (the “Anticipated Net Transferred Pension Liability”) and greater than or equal to $68,000,000, then Addivant USA shall issue to Seller, as soon as reasonably practicable following final determination of the Net Transferred Pension Liability, a promissory note in the form attached as Exhibit L hereto (the “Initial Pension Note”) in a principal amount equal to the excess of the Anticipated Net Transferred Pension Liability over the Net Transferred Pension Liability, provided that in no event shall the Initial Pension Note be issued in a principal amount that exceeds $12,000,000;

(b)          less than $68,000,000, then Addivant USA shall issue to Seller as soon as reasonably practicable following final determination of the Net Transferred Pension Liability, (A) the Initial Pension Note in a principal amount equal to $12,000,000 and (B) an additional promissory note in the form attached as Exhibit L hereto (the “Additional Pension Note”) in a principal amount equal to the amount by which $68,000,000 exceeds the Net Transferred Pension Liability;

(c)          greater than the Anticipated Net Transferred Pension Liability and less than or equal to $80,823,311, then, as soon as reasonably practicable following final determination of the Net Transferred Pension Liability, Seller shall transfer to Addivant Holdings a portion of the Seller Note issued at Closing representing in the aggregate the right to receive payment of a principal amount equal to the excess of the Net Transferred Pension Liability over the Anticipated Net Transferred Pension Liability, up to a maximum of $823,311 and the interest payable on such principal amount in accordance with the terms of the Seller Note; and

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(d)          greater than $80,823,311, Seller shall transfer to Addivant Holdings the Seller Note issued at Closing and shall pay an amount in cash to Addivant Holdings equal to the difference between such Net Transferred Pension Liability and $80,823,311.

Section 9.13         Transferred Pension Plan Indemnities. (a) Notwithstanding anything in this Agreement to the contrary, including Section 11.02(c):

(i)          Addivant Holdings and Addivant USA (together, the “Addivant Indemnitors”) shall, jointly and severally, indemnify Seller and its Affiliates for (x) any amounts or payments that Seller or its Affiliates are required by the U.S. Department of Labor (the “DOL”), the PBGC, the IRS or any court of competent jurisdiction or otherwise arising under ERISA or the Code to (A) contribute to the Transferred Pension Plan following the Closing, whether directly or as the result of any called guaranty or draw against any other security Seller or its Affiliates is required by the DOL, the PBGC or the IRS to put in place in connection with the transactions contemplated by this Agreement, and any additional Damages directly related thereto or (B) pay (including, without limitation, by reason of Section 4069 of ERISA) following the Closing with respect to the Transferred Pension Plan and any additional Damages directly related thereto, except to the extent Seller is otherwise required under Section 9.13(a)(ii) to indemnify Buyer or Addivant USA for such amounts and any additional Damages directly related thereto, and (y) 50% of any excise taxes, penalties or other Liabilities actually imposed upon Seller or its Affiliates as a result of any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or breach of fiduciary duty resulting from the transactions contemplated by Section 9.11; provided, that the Addivant Indemnitors’ total indemnification obligations under this Section 9.13(a)(i) shall not exceed $40,000,000 and shall be reduced by all amounts contributed by Addivant USA or any of its Affiliates to the Transferred Pension Plan up to $22,000,000.

(ii)         Seller shall indemnify Addivant USA and its Affiliates for (A) any Liabilities arising from, and any additional Damages directly related to, the Seller Pension Plan unrelated to the transactions contemplated by Section 9.11, (B) Seller’s or its Affiliate’s breach of Section 9.11 and any additional Damages directly related thereto and (C) 50% of any excise taxes, penalties or other Liabilities actually imposed upon Addivant USA or its Affiliates as a result of any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or breach of fiduciary duty resulting from the transactions contemplated by Section 9.11; provided, that Seller’s total indemnification obligations under this Section 9.13(a)(ii) shall not exceed $40,000,000.

(b)          The indemnification obligations under Section 9.13(a) shall apply to any claim or the commencement of any Action by any third party in respect of which indemnity may be sought under Section 9.13(a) that is asserted or brought on or prior to the sixth anniversary of the Closing Date and for which the party seeking indemnification provides notice to the other party not later than thirty (30) days following the sixth anniversary of the Closing Date (the period for which such indemnification obligations apply, the “Transferred Pension Indemnification Period”). The third-party claim procedures set forth in Section 11.03 and the direct claim procedures set forth in Section 11.04 shall each apply mutatis mutandis to any claims for indemnification under Section 9.13(a). For the avoidance of doubt, Seller’s and the Addivant Indemnitors’ respective indemnification obligations under Section 9.13(a) shall not be subject to the De Minimis Amount, Basket Amount or Cap under Article 11.

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(c)          Each Party shall participate in, and cooperate with each other Party with respect to, all discussions with the PBGC, the DOL or the IRS or any other Governmental Authority regarding the Transferred Pension Plan or the transactions contemplated by Section 9.11. The Parties agree to use consistent, agreed upon assumptions for purposes of Section 436 of the Code if required to do so by the IRS. The approval of each party shall be required prior to the entry into any settlement or similar arrangement that triggers any indemnification obligation under this Section 9.13, with such approval not to be unreasonably withheld, conditioned or delayed.

(d)          Anything to the contrary in this Agreement notwithstanding, the Parties hereby agree that, following the Closing, excluding any claims for fraud, the sole and exclusive remedy of a Party for any Damages that such Party may suffer as a result of or in connection with the transactions contemplated by Section 9.11 and the Transferred Pension Plan shall be the indemnification rights set forth in Section 9.13(a) above.

(e)          Buyer hereby guarantees the indemnification obligations of the Addivant Indemnitors to Seller and its Affiliates set forth in Section 9.13(a)(i) (subject to the limitations set forth therein) in the event an Addivant Indemnitor fails to perform any such obligation.

ARTICLE 10
Conditions to Closing

Section 10.01         Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)          Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)          No provision of any material Applicable Law shall prohibit the consummation of the Closing.

(c)          The required approvals of the antitrust and competition authorities set forth on Schedule 7.02 shall have been obtained or any applicable waiting period thereunder shall have expired of been terminated.

(d)          There shall be no Governmental Order in existence that prohibits the sale of the Purchased Assets or the other transactions contemplated by this Agreement.

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(e)          Seller shall have obtained the consents, permits and approvals of the Saudi Arabian Ministry of Commerce and Industry and the Saudi Arabian General Investment Authority necessary to transfer the GSI JV Shares from Seller to Buyer and for the GSI JV Shares to be held by Buyer.

(f)          The Net Transferred Pension Liability, as estimated immediately prior to the Closing Date by Seller’s actuary (which estimate shall be reasonably acceptable to Buyer’s actuary) shall be greater than or equal to $60,000,000.

Section 10.02         Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)          Each of (i) the Fundamental Representations (other than the representations and warranties contained in Sections 3.25(e) to 3.25(i)) and the representations set forth in Section 3.10(a) shall be true and correct in all respects as of the Closing Date as if made on or as of the Closing Date (other than representations and warranties that are made as a specific date, which representations shall be true and correct as of such date); (ii) the other representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein except for the use of “material” in Section 3.11(a)(xi), the first instance of “material” in Section 3.11(a)(xii), the second instance of “material” in the first sentence of Section 3.14(a), the first instance of “material” in Section 3.20, and each instance of “material” in Section 3.23(a)) as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of another date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, have not or would not reasonably be expected to have a Material Adverse Effect; (iii) the covenants contained in this Agreement required to be complied with by Seller on or before the Closing shall have been complied with in all material respects; and (iv) Buyer shall have received a certificate signed by an officer of Seller to the foregoing effect.

(b)          From the Original APA Date to the Closing, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(c)          Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller to execute, deliver and perform this Agreement in form and substance reasonably satisfactory to Buyer.

(d)          Seller shall have delivered to Buyer a certification, signed under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that Seller, and each of its Affiliates who are transferring Purchased Assets that are attributable to the U.S. Portion of the Business, is not a “foreign person” as defined in Section 1445 of the Code.

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(e)          Seller shall have delivered to Buyer a certification dated as of the Closing Date, that Seller is not in default (as defined in the relevant credit facility) under any credit facility pursuant to which any of the Purchased Assets have been pledged as collateral.

(f)          All Licenses set forth on Schedule 10.02(f) shall have been transferred to (or, if not transferrable, reissued in the name of) Buyer or Buyer’s designee.

(g)          Seller shall have executed and delivered, or caused to be executed and delivered by the applicable Seller Affiliate, to Buyer all of the Transaction Documents other than the German Assignment and Assumption Agreement.

(h)          Seller shall have provided and implemented the IT Applications satisfying the requirements set forth on Schedule 7.17.

(i)          Seller shall have delivered to Buyer, in form and substance reasonably acceptable to Buyer, originals of duly executed, notarized resignation letters from the three existing directors of Asia JV appointed by Seller and a statutory auditor of Asia JV appointed by Seller.

(j)          Seller shall have delivered to Buyer the original copy of the filing of foreign divestment (change of foreign investor) report accepted by a designated foreign exchange under the Foreign Investment Promotion Act of Korea.

(k)          German Seller and German Buyer shall have concluded each of the German Real Estate Transfer Agreement and the German Asset Sale Agreement in front of a German notary and all conditions for the maturity and the purchase price listed in the German Real Estate Transfer Agreement, except for the condition set forth in Section 3.3.5 of the German Real Estate Transfer Agreement, shall have been met or duly waived.

(l)          Each of the closing deliverables set forth in Section 2.08(c) to be delivered by Seller to Buyer shall have been delivered.

(m)          French Seller and French Buyer shall have concluded the French Real Estate Transfer Agreement in front of the notary appointed by the parties and the registration or filing of all notices required to be registered and/or filed with the relevant Governmental Authorities and the waiver or expiration of all preemptive rights of any Person which may exist with respect to the French Real Estate shall have been duly satisfied and waived (or expired) and all Liens on the French Real Estate (other than Permitted Liens) shall have been discharged.

(n)          Seller shall have obtained the approval of the Saudi Industrial Development Fund (“SIDF”) in connection with that certain Loan Agreement No. (1628), dated May 6, 2008, between GSI JV and SIDF, to the transfer of the GSI JV Shares to Buyer.

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Section 10.03         Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)          (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

(b)          Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer to execute, deliver and perform this Agreement in form and substance reasonably satisfactory to Seller.

(c)          Buyer shall have executed and delivered, or caused to be executed and delivered by the applicable Buyer Affiliate, to Seller all of the Transaction Documents other than the German Assignment and Assumption Agreement.

ARTICLE 11
Survival; Indemnification

Section 11.01         Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the 18-month anniversary of the Closing Date; provided that the Fundamental Representations (other than the representations and warranties contained in Section 3.15(a)) shall survive until 60 days after the applicable statute of limitations period. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith to be performed prior to the Closing shall survive the Closing until the 18-month anniversary of the Closing Date and those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing until the date by which such covenant or agreement is required to be performed. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02         Indemnification. (a) Effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates, stockholders, members, partners, managers, officers, directors, employees, representatives, successors or assigns (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred by the Buyer Indemnified Parties arising out of or related to:

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(i)          any misrepresentation or breach of any representation or warranty, excluding any representation or warranty set forth in Section 3.25(a) through (d), made in this Agreement or any certificate delivered pursuant hereto (each such misrepresentation and breach of warranty a “Warranty Breach”); provided, however, that for purposes of determining a Warranty Breach or the amount of Damages suffered by any Buyer Indemnified Party or any of its Affiliates, no effect shall be given to any reference to “materiality,” “Material Adverse Effect,” or words of similar import except for the use of “material” in Section 3.11(a)(xi), the first instance of “material” in Section 3.11(a)(xii), the second instance of “material” in the first sentence of Section 3.14(a), the first instance of “material” in Section 3.20 and each instance of “material” in Section 3.23(a);

(ii)         any breach or failure by Seller to perform any of its covenants or obligations contained in this Agreement;

(iii)        subject to Section 11.06, any Environmental Liabilities existing or occurring on or prior to the Closing Date other than to the extent arising in connection with or relating to those matters disclosed on Schedule 3.24 (subject to the exceptions set forth in such Schedule) (“Unknown Pre-Closing Environmental Liabilities”); or

(iv)        any Excluded Liability;

provided that with respect to indemnification by Seller for Warranty Breaches pursuant to Section 11.02(a)(i) or for Unknown Pre-Closing Environmental Liabilities pursuant to Section 11.02(a)(iii), (A) Seller shall not be liable for any individual Warranty Breach or series of related Warranty Breaches or Unknown Pre-Closing Environmental Liabilities unless the amount of Damages with respect to such Warranty Breaches or Unknown Pre-Closing Environmental Liabilities exceeds $100,000 (the “De Minimis Amount”), and if such Damages do not exceed the De Minimis Amount, such Damages shall not be applied to or considered for purposes of calculating the Basket Amount, (B) Seller shall not be liable unless the aggregate amount of Damages with respect to all Warranty Breaches and Unknown Pre-Closing Environmental Liabilities exceeds $2 million (the “Basket Amount”) and then only to the extent such aggregate amount exceeds the Basket Amount and (C) Seller’s maximum liability for all such Warranty Breaches and Unknown Pre-Closing Environmental Liabilities shall not in the aggregate exceed $30 million (the “Cap”); provided further that the calculation of the Basket Amount in (B) above shall include the full amount of such Damages with respect to all Warranty Breaches, series of related Warranty Breaches and Unknown Pre-Closing Environmental Liabilities to the extent such Damages for each such Warranty Breach, series of related Warranty Breaches or Unknown Pre-Closing Environmental Liability exceed the De Minimis Amount. Notwithstanding the foregoing, none of the De Minimis Amount, Basket Amount or Cap shall apply to a Warranty Breach under a Fundamental Representation of Seller or in respect of Damages arising from fraud on the part of Seller. For the avoidance of doubt, Buyer shall not be entitled to indemnification pursuant to this Section 11.02(a) in respect of any Damages to the extent such Damage was taken into account in determining adjustments to the Purchase Price pursuant to Section 2.09 or Section 2.11.

(b)          Effective at and after the Closing, Buyer Indemnifying Party hereby indemnifies Seller and its Affiliates, managers, officers, directors, employees, representatives, successors or assigns (the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred by the Seller Indemnified Parties arising out of or related to:

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(i)          any Warranty Breach; provided, however, that for purposes of determining a Warranty Breach suffered by any Seller Indemnified Party, no effect shall be given to any reference to “materiality” or words of similar import;

(ii)         any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement; or

(iii)        any Assumed Liability;

provided that with respect to indemnification by Buyer Indemnifying Party for Warranty Breaches pursuant to 11.02(a)(i), (A) Buyer Indemnifying Party shall not be liable for any individual Warranty Breach or series of related Warranty Breaches unless the amount of Damages with respect to such Warranty Breaches exceeds the De Minimis Amount, and if such Damages do not exceed the De Minimis Amount, such Damages shall not be applied to or considered for purposes of calculating the Basket Amount, (B) Buyer Indemnifying Party shall not be liable unless the aggregate amount of Damages with respect to all Warranty Breaches exceeds the Basket Amount and then only to the extent such aggregate amount exceeds the Basket Amount and (C) Buyer Indemnifying Party’s maximum liability for all such Warranty Breaches shall not exceed the Cap; provided further that the calculation of the Basket Amount in (B) above shall include the full amount of such Damages with respect to all Warranty Breaches and series of related Warranty Breaches to the extent such Damages for each such Warranty Breach or series of related Warranty Breaches exceed the De Minimis Amount. Notwithstanding the foregoing, none of the De Minimis Amount, Basket Amount or Cap shall apply to a Warranty Breach under a Fundamental Representation of Buyer or in respect of Damages arising from fraud on the part of Buyer.

(c)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall the aggregate amount of a party’s liability for Damages under this Agreement for any breaches of representations, warranties, covenants or agreements (including, for the avoidance of doubt, any Warranty Breaches under Fundamental Representations) exceed the aggregate Purchase Price; provided that Seller’s liability to Buyer for the Retained Employment Liabilities and Buyer’s liability to Seller for the Assumed Employment Liabilities shall not be considered for the purposes of this Section 11.02(c).

Section 11.03         Third Party Claim Procedures. (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with such additional information with respect to such Third Party Claim as the Indemnifying Party may reasonably request.

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(b)          The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)          If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party may enter into any settlement of such Third Party Claim, if (A) the settlement releases the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim, (B) the settlement does not involve any relief other than money damages which will be paid by the Indemnifying Party, and (C) the Indemnifying Party pays in full any amounts required to be paid in connection with such settlement, and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be paid by the Indemnified Party. Except as set forth in the prior sentence, the Indemnifying Party may not settle any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned). Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(d)          Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 11.04         Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

Section 11.05         Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of the costs of recovery) and (ii) calculated on an After-Tax Basis. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

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(b)          The Indemnifying Party shall not be liable under Section 11.02 for any punitive, incidental, consequential, special or indirect Damages, other than any such Damages that are asserted or claimed by a third party.

(c)          Each Indemnified Party shall use commercially reasonable efforts to mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement, including, to the extent reasonable at the time, taking into account all relevant factors including the relationship between such Indemnified Party and any such third party, using commercially reasonable efforts to seek recovery under indemnity provisions of contracts between such Indemnified Party and such third party covering such Damages. In the event an Indemnified Party fails to use commercially reasonable efforts to mitigate in accordance with the immediately preceding sentence, then notwithstanding anything else to the contrary contained herein the Indemnifying Party shall not be liable under Section 11.02 for Damages that would have been avoided if the Indemnified Part had used such efforts.

(d)          Each Indemnified Party shall use commercially reasonable efforts to seek recovery under all insurance policies covering any Damages to the same extent as if such Damages were not subject to indemnification hereunder.

Section 11.06         Environmental Matters. (a) With respect to indemnification by Seller for Unknown Pre-Closing Environmental Liabilities pursuant to any provision of Section 11.02(a), Seller’s liability for Damages arising out of any claim for indemnification for such Unknown Pre-Closing Environmental Liabilities shall be limited as follows:

(i)          with respect to any such claim that is received by Seller on or prior to the first anniversary of the Closing Date, 100% of any indemnified Damages arising out of such Unknown Pre-Closing Environmental Liability;

(ii)         with respect to any such claim that is received by Seller after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 90% of any indemnified Damages arising out of such Unknown Pre-Closing Environmental Liability;

(iii)        with respect to any such claim that is received by Seller after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 80% of any indemnified Damages arising out of such Unknown Pre-Closing Environmental Liability;

(iv)        with respect to any such claim that is received by Seller after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, 60% of any indemnified Damages arising out of such Unknown Pre-Closing Environmental Liability;

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(v)         with respect to any such claim that is received by Seller after the fourth anniversary of the Closing Date but on or prior to the fifth anniversary of the Closing Date, 40% of any indemnified Damages arising out of such Unknown Pre-Closing Environmental Liability;

(vi)        with respect to any such claim that is received by Seller after the fifth anniversary of the Closing Date but on or prior to the sixth anniversary of the Closing Date, 20% of any indemnified Damages arising out of such Unknown Pre-Closing Environmental Liability;

(vii)       with respect to any such claim that is received by Seller at any time after the sixth anniversary of the Closing Date, 0% of any indemnified Damages arising out of such Unknown Pre-Closing Environmental Liability.

(b)          Notwithstanding anything to the contrary in this Article 11, with respect to any claim for indemnification hereunder for any Environmental Liability, Unknown Pre-Closing Environmental Liability, Retained Environmental Liability or Warranty Breach of Section 3.24 (Environmental Compliance) or any other claim for indemnification hereunder relating in any way to any Environmental Law or any spill, release, emission, discharge, disposal or recycling of, or exposure to, any Hazardous Material (collectively, “Environmental Matters”), Buyer and Seller agree as follows:

(i)          The costs of any Remedial Action, which costs are otherwise subject to indemnification hereunder, shall be indemnified only to the extent such costs are incurred to meet, in a reasonably cost-effective manner, the minimum requirements of any applicable Environmental Law or the legally enforceable demands of any applicable Governmental Authority, using, where permissible, risk based standards, engineering or institutional controls or deed or other restrictions so long as such standards, controls or restrictions do not materially limit those industrial activities being performed on the applicable property as of Closing.

(ii)         Further to the limitations set forth in Section 11.06(b)(i), the Indemnifying Party shall have no liability under this Agreement for any Damages to the extent arising out of any sampling or investigation of the soil, soil gas, surface water or groundwater to the extent performed by or on behalf of the Indemnified Party or any of its Affiliates, or by any Governmental Authority or third-party at the request or encouragement of the Indemnified Party or any of its Affiliates, other than to the extent any such sampling or investigation (A) is required under Applicable Law or by any applicable Governmental Authority; (B) is reasonably determined in good faith to be necessary in connection with any construction, renovation, modification, expansion or reconstruction of any facility on or after Closing where such construction, renovation, modification, expansion or reconstruction requires access to, or disturbance of, soil, soil gas, surface water or groundwater; (C) subject to Section 11.06(a)(vi) below, is reasonably determined in good faith to be necessary in connection with the shutdown or closure of any asset, facility or real property at or after Closing; or (D) would be considered necessary by a reasonably prudent Person without regard to any indemnification provisions set forth in this Agreement and is approved in advance by Seller in writing (such approval not to be unreasonably withheld, conditioned, delayed or denied).

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(iii)        As between Buyer and Seller, Buyer shall have the obligation to control such Environmental Matter, including the disclosure, investigation, negotiation, performance, remediation, monitoring, settlement and resolution of such matter; provided that with respect to any Retained Environmental Liability that does not require access to the Acquired Facilities or Real Property to address, Seller shall have such obligation to control. With respect to any Environmental Matter, Buyer shall, and shall cause its Affiliates to, (A) keep Seller reasonably informed; and (B) provide Seller with reasonable access to properties and facilities and reasonably promptly provide Seller with copies of all communications relating to such matter received from or delivered to any Person.

(iv)        No Indemnifying Party shall have liability under this Agreement for any Damages to the extent such Damages are the result of or caused by acts of or on behalf of the Indemnified Party or its Affiliates or any of its or their respective agents, contractors, subcontractors, representatives or employees.

(v)         Notwithstanding anything else herein to the contrary and other than with respect to the Retained Environmental Liabilities, Seller shall have no liability under this Agreement for any Damages relating to any Environmental Matters to the extent arising from or relating to the coming into force of, or the change in, any requirement or obligation set forth in any Environmental Law or permit required by Environmental Law, including any new or modified standard or requirement for Remedial Action, on or after Closing.

(vi)        Seller shall have no liability under this Agreement for any Damages to the extent such Damages arise in connection with any shutdown or closure of any asset, facility or real property on or after Closing.

(c)          Except as specifically set forth in this Agreement, Buyer (on behalf of itself and its Affiliates) waives any rights and claims, whether in law or in equity, for contribution or other rights of recovery pursuant to Environmental Law (whether now or hereinafter in effect) that Buyer or its Affiliates may have against Seller and any of its Affiliates and relate to the Business, the JVs, the Purchased Assets or the transactions contemplated hereby.

(d)          With respect to the GE Environmental Indemnity, from and after the Closing Buyer and Seller agree as follows:

(i)          Upon written notice from Buyer identifying a claim to enforce GE’s remediation obligations under Section 5B of the GE Agreement or that is reasonably expected to result in monetary damages that are subject to indemnification under the GE Environmental Indemnity, in either case in excess of $50,000 (“GE Claim”), Seller shall use reasonable best efforts to enforce its rights under the GE Environmental Indemnity to pursue such GE Claim, in accordance with the terms thereof; provided, that Buyer shall (A) reimburse Seller for all of Seller’s reasonable out-of-pocket third-party costs and expenses (including reasonable attorney and consultant fees and expenses) incurred by Seller in enforcing its rights, at Buyer’s direction, under the GE Environmental Indemnity for such GE Claim; (B) comply with, or cause to be complied with, in all material respects the covenants and obligations of Chemtura Corporation set forth in the GE Agreement; and (C) promptly provide Seller with written notice of any condition or matter that may give rise to a claim by Seller pursuant to the GE Environmental Indemnity. Seller shall promptly provide Buyer with any and all Damages collected pursuant to this Section 11.06(d)(i) by Seller from GE under the GE Environmental Indemnity.

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(ii)         Except as set forth in Section 11.06(d)(i), Seller’s obligations to Buyer with respect to the GE Environmental Indemnity pursuant to this Article 11 shall be limited to the payment of monetary damages (including costs and expenses) collected by Seller from GE pursuant to the GE Environmental Indemnity.

(iii)        Seller’s obligations pursuant to Section 11.06(d)(i) shall survive unless and until GE’s obligations pursuant to the GE Environmental Indemnity terminate or expire under the GE Agreement; provided that if Seller obtains GE’s written consent to assign the GE Environmental Indemnity to Buyer and thereafter assigns the GE Environmental Indemnity to Buyer (the scope and terms of such assignment subject to the reasonable consent of Buyer), Seller shall have no further obligations to any Buyer Indemnified Party in respect of the GE Environmental Indemnity and Buyer’s sole recourse shall be against GE with respect to Damages covered by the GE Environmental Indemnity. Seller shall use commercially reasonable efforts to obtain the written consent of GE described in the immediately preceding sentence; provided that (i) such consent shall be on terms mutually acceptable to Seller and Buyer; and (ii) nothing herein shall impose upon Seller any obligation to incur out-of-pocket expenses in connection with obtaining such consent unless Buyer agrees to advance such expenses to Seller.

Section 11.07         Exclusivity. Anything to the contrary in this Agreement notwithstanding, except as specified in Section 9.13, Seller and Buyer hereby agree that, subject to Section 13.13, following the Closing, excluding any claims for fraud or claims for reimbursement pursuant to Section 9.02, the sole and exclusive remedy of a party (including any Indemnified Party) for any Damages (including for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement (other than the matters covered by Section 2.11)) that each party may suffer as a result of or in connection with the transactions contemplated by this Agreement shall be the indemnification rights set forth in this Article 11; provided that the foregoing shall not limit any rights or remedies pursuant to any other Transaction Document. Notwithstanding the foregoing, after the Closing any party may seek specific performance of covenants that by their terms are to be performed after Closing.

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Section 11.08         Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price to the extent permitted under Applicable Law.

Section 11.09         No Setoff. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation (including, for the avoidance of doubt, the Notes) against payments to either Buyer or Seller or their respective Affiliates under this Agreement or the other Transaction Documents.

ARTICLE 12
Termination

Section 12.01         Grounds for Termination. This Agreement may be terminated:

(a)          at any time prior to the Closing by mutual written agreement of Seller and Buyer;

(b)          by either Seller or Buyer if the Closing shall not have been consummated on or before the six-month anniversary of the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(c)          by either Seller or Buyer any time prior to the Closing if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)          by Seller any time prior to the Closing if Buyer or Addivant Holdings shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) the End Date and (y) the 30th day following notice thereof from Seller; provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 12.01(d), if, at the time of such termination, Buyer would have the right to terminate this Agreement pursuant to Section 12.01(e) but for the proviso thereof;

(e)          by Buyer any time prior to the Closing if Seller shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) the End Date and (y) the 30th day following notice thereof from the Buyer; provided that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 12.01(e), if, at the time of such termination, Seller would have the right to terminate this Agreement pursuant to Section 12.01(d) but for the proviso thereof;

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(f)          by Seller any time prior to the Closing if (i) Buyer or Addivant Holdings shall have failed to consummate the Closing on the date on which the Closing is to occur pursuant to Section 2.08(a), (ii) all conditions set forth in Article 10 have been satisfied or waived (other than those conditions that, by their nature, cannot be satisfied until the Closing, but which conditions would be satisfied if the Closing were the date of such termination) on or prior to the date of such termination, (iii) Seller has provided written notice to Buyer that it is ready, willing and able to consummate the Closing and (iv) Buyer or Addivant Holdings fails to consummate the Closing within three Business Days after the later of the date the Closing was to take place pursuant to Section 2.08(a) and the date of delivery of written notice of such failure to Buyer; or

The party desiring to terminate this Agreement pursuant to Section 12.01(b) through (f) shall give notice of such termination to the other party.

Section 12.02         Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, this Agreement shall terminate and become void and have no further effect and there shall be no liability of any party to this Agreement except as set forth in Section 13.03(b); provided, that if such termination shall result from the willful (i) failure of Seller to fulfill a condition to the performance of the obligations of Buyer or (ii) breach by Seller of any of its representations, warranties, covenants or agreements contained herein, Seller shall be fully liable for any and all Damages incurred or suffered by Buyer as a result of such failure or breach. Notwithstanding the foregoing, the provisions of Sections 7.01, 13.01, 13.03, 13.05, 13.06 and 13.07 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
Miscellaneous

Section 13.01         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer or Addivant Holdings, to:

SK Blue Holdings, Ltd.
c/o SK Capital Partners III, L.P.
400 Park Avenue
New York, NY 10022
Attention: Barry Siadat; Jack Norris
Facsimile No.: (212) 867-4525

with a copy to:

Latham & Watkins LLP
Attn: Nicholas P. Luongo
555 11th Street, NW
Washington, DC 20007
Facsimile No.: 202.637.2201

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if to Seller, to:

Chemtura Corporation
199 Benson Road
Middlebury, CT 06762
Attention: General Counsel
Facsimile No.: (203) 573-3118

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William H. Aaronson
Facsimile No.: (212) 701-5800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02         Amendments and Waivers. . (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. The obligations of the Buyer and Seller under Section 7.13 (Financing), the second sentence of Section 13.02 (Amendments and Waivers), Section 13.03 (Expenses), Section 13.05 (Governing Law), Section 13.06 (Jurisdiction), Section 13.07 (WAIVER OF JURY TRIAL) and Section 13.14 (Non-Recourse) shall not be terminated or modified in such a manner as to adversely affect the rights of any Financing Sources providing the Debt Financing unless (x) such termination or modification is required by Applicable Law or (y) the affected Financing Sources providing the Debt Financing shall have consented in writing to such termination or modification.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 11.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03         Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

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(b)          If this Agreement is terminated by Seller pursuant to (i) Section 12.01(d) as a result of willful breach of this Agreement by Buyer or (ii) Section 12.01(f), then Buyer shall pay to Seller in immediately available funds $12 million (the “Reverse Termination Fee”) within two Business Days after such termination (it being understood that in no event shall Buyer be required to pay the Reverse Termination Fee more than once). Notwithstanding anything to the contrary in this Agreement, but subject to Section 13.03(c), Seller’s receipt of the Reverse Termination Fee from Buyer pursuant to this Section 13.03(b) and the right to specific performance of this Agreement provided for, and subject to the limitations set forth in, Section 13.13 shall be the exclusive remedies of Seller against Buyer and any of its former, current or future stockholders, managers, members, directors, partners, officers, Affiliates and agents or any Affiliates of any of the foregoing for any loss, cost, liability or expense relating to or arising out of this Agreement or the transactions contemplated hereby, including any breach or default under this Agreement by Buyer or any failure to consummate the transactions contemplated hereby, and upon termination of this Agreement and payment of such amount following termination of this Agreement, none of Buyer, the Financing Sources or any of their respective former, current or future stockholders, managers, members, directors, partners, officers, Affiliates and agents or any Affiliates of any of the foregoing shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. It is understood and agreed that the Reverse Termination Fee is liquidated damages and not a penalty and payment of the Reverse Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.

(c)          Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing Commitments, the Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 13.01 (or in the Debt Financing Commitment, as applicable) shall be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action, (vi) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law, (vii) that any claim, controversy or dispute arising in connection with any Financing Commitment or any Financing or the performance of services thereunder or related thereto shall be governed by, and construed in accordance with, the laws of the State of New York and (viii) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements, including, without limitation, Section 13.14.

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(d)          The parties acknowledges that the agreements contained in this Section 13.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement. Accordingly, if Buyer fails to promptly pay any amount due pursuant to this Section 13.03, it shall also pay any costs and expenses incurred by Seller in connection with a legal action to enforce this Agreement that results in a judgment against such party for such amount, together with interest on the amount of any unpaid fee, cost or expense from and including the date such fee, cost or expense was required to be paid to but excluding the date of payment at a rate per annum equal to the Prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during such period. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(e)          Notwithstanding anything to the contrary in this Agreement, Seller agrees that, upon any termination of this Agreement under circumstances where the Reverse Termination Fee is payable by Buyer pursuant to this Section and such Reverse Termination Fee is paid in full, Seller shall be precluded from any other remedy against Buyer or the Financing Sources, at law or in equity or otherwise, and Seller shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect or punitive damages, against Buyer or any of Buyer’s Affiliates or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives or the Financing Sources in connection with this Agreement or the transactions contemplated hereby.

Section 13.04         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that (i) prior to the Closing, Buyer may assign its rights under this Agreement to one or more Affiliates or designees of Buyer, and (ii) Buyer may grant a security interest under UCC Article 9 in or otherwise assign its rights to this Agreement to any Financing Source providing Debt Financing or any other party providing debt financing to Buyer or its Subsidiaries. For the avoidance of doubt, the provisions of this Agreement applicable to the Buyer Indemnifying Party shall survive any sale, merger, divestiture or other disposition of the Business or a JV by the Buyer.

Section 13.05         Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.06         Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

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Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 13.07         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE FINANCING COMMITMENTS).

Section 13.08         Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided in Section 13.03(c), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns and except that (i) the Financing Sources providing Debt Financing and their Affiliates and Representatives are beneficiaries of the provisions of Section 7.13 (Financing), the second sentence of Section 13.02 (Amendments and Waivers), Section 13.03 (Expenses), Section 13.05 (Governing Law), Section 13.06 (Jurisdiction) and Section 13.07 (WAIVER OF JURY TRIAL), (ii) the persons identified in Section 13.14 are beneficiaries of Section 13.14 (Non-Recourse), and (iii) the Seller Indemnified Parties and Buyer Indemnified Parties are beneficiaries of Article 11.

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Section 13.09         Entire Agreement. This Agreement, the Confidentiality Agreement and the French Offer Letter constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.10         Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 13.11         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12         Disclosure Schedules. Seller has set forth information on the Disclosure Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material; provided, however, that clauses (i) and (ii) above do not apply to those sections of the Disclosure Schedules which specifically identify the Purchased Assets and the Assumed Liabilities.

Section 13.13         Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, subject to the limitations set forth in this Section 13.13, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding any provision hereof to the contrary, it is explicitly agreed that Seller shall not be entitled to seek or obtain any injunction, specific performance or other equitable relief requiring Buyer to fund the Purchase Price or to consummate the Closing under this Agreement or cause the Equity Financing to be funded, except that Buyer and Seller may seek specific performance of Buyer’s obligation to cause the Equity Financing to be funded to fund the Purchase Price and of Buyer’s obligation to consummate the Closing if and only in the event that (i) all conditions set forth in Section 10.01 and Section 10.02 have been satisfied in full (other than those conditions that by their nature are to be satisfied or waived at the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (or, if the Financing Alternative is being used in accordance with Section 7.13(c), pursuant to the commitments with respect thereto) has been funded or will be funded (or, if such Debt Financing has been funded into escrow, such funds have been or will be released from escrow) at the Closing if the Equity Financing is funded at the Closing, and (iii) Seller has irrevocably confirmed that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing pursuant to Article 2 will occur.

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Section 13.14         Non-Recourse. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or Financing Sources of Buyer or Seller or any of the Affiliates of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Buyer or Seller under this Agreement.

Section 13.15         Priority. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall control.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CHEMTURA CORPORATION

By:
Name:
Title:

SK BLUE HOLDINGS, LTD.

By:
Name:
Title:

ADDIVANT USA HOLDINGS CORP.

By:
Name:
Title:

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT1

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of ________ __, 20__, between Chemtura Corporation, a Delaware Corporation (“Seller”), and SK Blue Holdings, Ltd., a Cayman Limited Company (“Buyer”).

WITNESSETH:

WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Amended and Restated Asset Purchase Agreement dated January 25, 2013 between Buyer and Seller (the “Asset Purchase Agreement”; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller with respect to the Purchased Assets and the Business;

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

1.            (a) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any Purchased Asset if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

(b)          Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities except to the extent liabilities thereunder constitute Excluded Liabilities.

2.          This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

3.          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

1 This form to be used for each jurisdiction in which assets are to be transferred with variations as customary in each such jurisdiction.

A-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CHEMTURA CORPORATION

By:
Name:
Title:

SK BLUE HOLDINGS, LTD.

By:
Name:
Title:

A-2